As filed with the Securities and Exchange Commission on October 29, 2025

Filed pursuant to Rule 252(d)

File No. 024-12657

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING STATEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SEC IS QUALIFIED. THIS PRELIMINARY OFFERING STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING STATEMENT BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING STATEMENT OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING STATEMENT WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR, pre-qualification amendment no. 1

SUBJECT TO COMPLETION

IMMERSED INC.

106 E. 6th St. STE 900-202
Austin, Texas 78701
512-649-5589
https://immersed.com

Up to 1,587,301 Shares of Common Stock to be issued and sold by the Company in the Primary Offering

Up to 302,343 Shares of Common Stock to be sold by Selling Stockholders in the Secondary Offering

Consisting of up to 1,889,644 Shares of Common Stock to be sold for Cash Consideration and up to 317,460 to be issued as Bonus Shares

This pre-qualification offering circular amendment no. 1 (this “Offering Circular”) amends the Form 1-A offering statement of Immersed Inc., a Delaware corporation (the “Company,” “Immersed,” “we,” “us” or “our”), dated September 4, 2025, related to (i) the primary offering for the issuance and sale of up to 1,587,301 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) by us for cash consideration of up to $21,000,000 (the “Primary Offering”), and (ii) the secondary offering for sale of up to 302,343 Shares by the Selling Stockholders (as defined under “Plan of Distribution—Selling Stockholders” on page 39) for cash consideration of up to $4,000,000 (the “Secondary Offering”), consisting of a maximum of up to 1,889,644 Shares to be offered by us and the Selling Stockholders at a range of $10.58 to $13.23 per share (subject to adjustment for forward stock split) issuable or resold, as applicable, in exchange for cash consideration (plus a 3.0% Transaction Fee (as defined below) in connection with the Primary Offering and Secondary Offering), and a maximum of 317,460 Shares to be issued to eligible investors as “Bonus Shares” for no additional cash consideration to us, pursuant to Regulation A, Tier 2, under the Securities Act of 1933, as amended (the “Securities Act” and the “Offering”). The Company will not receive any of the proceeds from the sale of Shares being sold by the Selling Stockholders.

This Offering is being conducted on a “best efforts” basis, and we and the Selling Stockholders intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. This Offering will terminate on the earlier of (i)          , 2027, (ii) the date on which the Primary Offering Maximum Amount (as defined below) is sold, or (iii) when the Board of Directors of the Company, at its sole discretion, elects to terminate the Offering (in each such case, the “Termination Date”).

The minimum investment amount from an investor is $992.25 or 75 shares, plus a 3.0% investor transaction fee; however, we expressly reserve the right to waive this minimum in the sole discretion of our management. See “Description of Capital Stock” beginning on page 74 for a discussion of certain items required by Item 14 of Part II of Form 1-A.

We will hold closings at any time at the Company’s discretion upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Primary Offering Maximum Amount (as defined below), then we may hold one or more additional closings for additional sales of Shares, until the earlier of (i) the sale of the Primary Offering Maximum Amount (as defined below) or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period, and no funds will be returned once an investor’s subscription agreement has been accepted by us. Subscriptions for Shares are irrevocable, and the purchase price is non-refundable, unless the Company rejects a subscription, as expressly stated in this Offering Circular. All proceeds received by us from subscribers in this Offering will be available for use by us upon our acceptance of subscriptions for the Shares. We expect to commence the sale of Shares immediately following the qualification of this Offering Circular.

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 6 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Number of Shares		Price to Public (2)	Broker-Dealer Discounts and Commissions (3)	Proceeds to Issuer Before Expenses (4)	Proceeds to Selling Stockholders(7)
Per Share of Common Stock	1,889,644	(1)	$13.23	$0.60	$12.63	$13.63
Bonus Shares	317,460
Transaction Fee (5)			$0.40	$0.02	$0.38	$0.38
Per Share plus Transaction Fee			$13.63	$0.62	$13.01	$13.63
Total Maximum with Transaction Fee (6)			$25,749,990	$1,632,250	$19,997,742	$4,119,998
Total Maximum Including Value of Bonus Shares and Transaction Fee (6)			$29,949,986	$1,632,250	$24,197,738	$4,119,998

(1)	Represents up to 1,587,301 Shares of Common Stock to be issued and sold by the Company in the Primary Offering and up to 302,343 Shares of Common Stock to be sold by Selling Stockholders in the Secondary Offering.

(2)	Reflects a public offering price using the upper limit of the range of $13.23 per Share, plus the $0.40 Transaction Fee (as defined below). In connection with the Primary Offering, the Company is offering up to 1,587,301 Shares directly to investors for up to a maximum of approximately $21,629,992, plus up to 317,460 additional Shares to be issued as Bonus Shares to eligible investors for no additional consideration (and no Transaction Fee shall be applied to the Bonus Shares). In connection with the Secondary Offering, the Selling Stockholders are offering up to 302,343 Shares directly to investors for up to a maximum of approximately $4,119,998. The Offering price range does not reflect a planned 20-for-1 forward stock split whereby we intend to issue 20 new shares for each existing share, subject to stockholder approval. For more information see “Description of Capital Stock.” For the purposes of Rule 251(a)(2), the Company is using an implied value of up to approximately $4,199,996 for the Bonus Shares. The Transaction Fee is not applicable with respect to Bonus Shares. See “Plan of Distribution” for more details.

(3)	The minimum investment amount for each subscription is $992.25 or 75 shares, which must be rounded up to the nearest whole number, plus a 3.0% Transaction Fee (as defined below). The Offering may be made, in management’s discretion, directly to investors by the management of the Company on a “best efforts” basis. We reserve the right to offer the Shares through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”). The Company has engaged DealMaker Securities LLC, a FINRA/SIPC registered broker-dealer (“Broker”) and its affiliates, to perform broker-dealer administrative and compliance related functions in connection with this Offering. The Broker does not purchase any securities from the Company or from the Selling Stockholders with a view to sell those for the Company or the Selling Stockholders as part of the distribution of the security. The Company has agreed to pay Broker and its affiliates a one-time payment of $67,500, and monthly payments of $13,000 for up to three months for accountable expenses (total of $39,000), which are subject to refund, if expenses are not incurred. Once the offering commences, monthly payments of $13,000 will be paid for service fees up to a maximum of $117,000, plus a budget of supplemental marketing fees of $250,000, which may be used at the Company’s discretion on a case-by-case basis, and a 4.5% commission (x) on the aggregate amount raised by the Company in connection with the Primary Offering and on the aggregate amount sold by the Selling Stockholders in connection with the Secondary Offering, and (y) on the Transaction Fee. Neither the Broker nor its affiliates will receive compensation on the issuance of the Bonus Shares. In case this Offering is fully subscribed, the maximum amount the Company would pay to the Broker is approximately $1,632,250. See “Plan of Distribution” for more details.

(4)	The amounts shown in the “Proceeds to Issuer Before Expenses” column include a deduction of 4.5% for commissions payable to Broker on all the Shares being offered in connection with the Primary Offering and the Secondary Offering, including on the Transaction Fee, and other Broker and affiliate compensation. The amount shown is before deducting other organization and Offering costs to be borne by the Company, including accounting, legal, printing, due diligence, software, marketing, selling and other costs incurred in the Offering of the Shares. The Company agreed to bear the costs and expenses on behalf of the Selling Stockholders in connection with the Secondary Offering. See “Use of Proceeds” and “Plan of Distribution.”

(5)	In connection with this Offering, investors will be required to pay a transaction fee equal to 3.0% of the subscription price per Share (the “Transaction Fee”) to the Company at the time of the subscription to help offset estimated transaction costs of 2% for payment processing of the investors subscription proceeds (not reflected in the table above). The Broker and its affiliates will also receive compensation of 4.5% of the Transaction Fee up to approximately $33,750 (assuming all Shares are sold in connection with the Primary Offering and the Secondary Offering), which is included in the maximum compensation described in footnote (2) above. The remainder proceeds from the Transaction Fee of up to approximately $716,250 will be allocated to the Company to offset the transactions costs of this Offering. Transaction Fee applies to the Primary Offering and the Secondary Offering, but the Transaction Fee does not apply to the Bonus Shares eligible investors may receive in this Offering. See “Plan of Distribution” for more details.

(6)

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 2 offerings. The Shares are only being issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment. While the Company will not receive any additional consideration for the Bonus Shares issued as part of this Offering or the Shares sold by the Selling Stockholders in connection with the Secondary Offering, pursuant to Rule 251(a) the total value of the Offering, as reflected here and in Part I of the Offering Statement of which this Offering Circular is part, is approximately $29,949,986 composed of approximately $19,997,742 in actual proceeds to the Company from investors, approximately $1,632,250,000 for the maximum amount the Company would have to pay to the Broker in case of a fully subscribed Offering (which includes the investor Transaction Fee), the value of the Bonus Shares of approximately $4,199,996, and approximately $4,119,998 in gross proceeds to the Selling Stockholders in connection with the Secondary Offering. This full amount of approximately $29,949,986 is the total amount the Company is offering towards its annual $75 million offering cap under Rule 251(a)(2).

(7)	The Selling Stockholders are offering up to 302,343 Shares directly to investors for up to a maximum of approximately $4,119,998 (including the Transaction Fee). However, the aggregate amount of approximately up to $113,951, which is derived from the Transaction Fee, will be allocated to the Company at the time of the subscription to help offset transaction costs, while the amount of approximately up to $6,047 will be allocated to the Broker as part of Broker’s commission of 4.5%, as described above. The Company will bear the Broker’s commission of 4.5% and the other costs and expenses incurred by the Selling Stockholders in connection with the Secondary Offering. Therefore, the Selling Stockholders will receive up to $4,000,000, on a pro rata basis, assuming all of their Shares offered in the Secondary Offering are sold. The amounts shown in the “Proceeds to Selling Stockholders” column does not include a deduction of 4.5% for commissions payable to Broker on the Shares being offered in connection with the Secondary Offering through Dealmaker’s platform and on the Transaction Fee applicable to those Shares. See “Plan of Distribution—Selling Stockholders” for more information.

Bonus Shares are available to investors based on the criteria discussed below under “Plan of Distribution.” Investors will pay full price for their securities, and if eligible, may receive Bonus Shares equal to an amount that is up to 20% of the number of shares purchased. Bonus Shares based on the amount of investment will be based on a single transaction and are not cumulative of multiple purchases. Those investors not eligible for ANY BONUS SHARES OR the maximum value of Bonus Shares will experience SIGNIFICANT dilution compared to investors receiving 20% Bonus Shares AND WILL RESULT IN INVESTORS PAYING DIFFERENT AMOUNTS FOR THEIR SHARES DEPENDENT ON HOW MANY BONUS SHARES THEY RECEIVE.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A+. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

IF THE INVESTOR LIVES OUTSIDE OF THE U.S., IT IS THE INVESTOR’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any Shares in any state or other jurisdiction in which such sale is prohibited.

The Company is following the “Offering Circular” format of disclosure under Regulation A+.

The date of this Offering Circular is October 29, 2025.

i

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC using a continuous offering process pursuant to Rule 251(d)(3)(i)(F) under the Securities Act. Periodically, we may provide an offering circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports that we will file periodically with the SEC. The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “Immersed,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Immersed Inc., a Delaware corporation.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this Offering Circular may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These risk factors include, among other things:

•	Our history of losses and expectation to incur significant expenses and continuing losses at least for the near term;

•	Our limited operating history on which to judge our business plan, technology, and management;

•	Our market opportunity;

•	Our ability to properly manage our costs;

•	Our Visor, Visor Plus and Curator, including the timing for development, manufacturing and initial deliveries of such products and the anticipated revenues and other benefits;

•	The price of our securities has been determined by our management and such price may be deemed arbitrary;

•	Our limited resources compared to competitors;

•	Our business strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	Our ability to grow market share in our existing markets or any new markets we may enter through sales and marketing investments or otherwise;

•	Our ability to raise capital and the availability of future financing;

•	Our ability to compete and succeed in a highly competitive and rapidly evolving industry; and

•	Our ability to maintain key personnel to support our business development and activities.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

iii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Shares. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Our mission is to become a leading provider of AR/VR productivity solutions that is building artificial intelligence (“AI”) productivity solutions to digitally transform the working environment to enhance worker and company efficiency. Founded in 2017 and headquartered in Austin, Texas, Immersed has developed spatial computing software optimized for enterprise, that allows users to work full-time with their team in virtual AR/VR offices. Immersed is also developing purpose-built spatial computing hardware called “Visor” that is 70% lighter weight and 70% less expensive than other 4K-per-eye headsets, which Immersed intends to bring to mass production with a major AR/VR manufacturing company, and an AI assistant named “Curator” that is optimized for enterprise office productivity using multi-modal large language models (LLMs) that is expected to considerably increase worker productivity. With our innovative spatial computing software and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce and equip employees with the skills and capabilities needed for the jobs of the future. Immersed has a limited operating history and has not generated a profit.

Immersed’s workplace productivity application is one of the most widely used AR/VR enterprise solutions, uniquely connecting any AR/VR headset to any computer operating system and providing up to five virtual monitors. Compatible with hardware from major companies like Meta, Microsoft, Apple, HTC, ByteDance, and SteamVR, the application enables users to work independently or collaborate by sharing screens and whiteboards, regardless of location. Additionally, its integrated AI assistant, Curator, is designed to index and analyze virtual interactions while preserving privacy, allowing users to recall information via natural language prompts and ultimately boosting productivity and cost savings. Built on the Unity game engine and OpenXR standards—and enhanced by Microsoft’s Mixed Reality Toolkit 3 and Qualcomm’s Snapdragon Spaces SDK—Immersed delivers a seamless, hardware-agnostic virtual experience now available across all major AR/VR app stores. Our technologies and services offerings are described in greater detail in “Description of Business” below together with a detailed description of our entire business.

Our principal place of business and mailing address is Immersed Inc., 106 E. 6th St. STE 900-202, Austin, Texas 78701, and our telephone number is 512-649-5589. Our website is https://immersed.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Summary Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the “Risk Factors” section before making an investment decision. Some of the key risks include:

•	We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

•	We may need to raise additional funds and these funds may not be available when needed.

•	We have experienced rapid growth and expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.

•	We have a history of losses and expect to incur significant expenses and continuing losses at least for the near term.

•	Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.

•	We currently face competition from a number of companies and expect to face significant competition in the future as the market for spatial computing develops. If we do not compete effectively, our business, financial condition, and results of operations could be harmed.

•	As a provider of a virtual reality software solution for hybrid and remote work, we face potential risks associated with the post-pandemic return to office. The shift back to traditional office environments could impact the demand for our AR/ VR collaboration application and remote work solutions.

•	Our success may be reliant on the development and integration of the Immersed Visor, which could introduce additional risks and challenges to the business. The following considerations address the potential risks associated with developing and incorporating essential hardware.

•	We will rely on a limited number of suppliers and manufacturers for the Immersed Visor, and availability of supplied hardware may be affected by factors such as tariffs or supply disruptions caused by the COVID-19 pandemic and general economic conditions. We may not be able to obtain sufficient components or completed Visors to meet our needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill orders in a timely manner or increase our costs of production.

•	Some of our facilities are located in areas susceptible to wildfires and other severe weather events. An earthquake, wildfire or other natural disaster or resource shortage, including public safety power shut-offs that have occurred and will continue to occur in Texas or other states, could disrupt and harm our operations.

•	If we fail to retain current subscribers or add new subscribers, our business would be seriously harmed.

•	Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches and interruption in service, which would harm our business.

•	Immersed has identified a significant deficiency in its design and implement of internal controls to formalize roles and review responsibilities.

•	We are dependent on the success of our customers in the enterprise market. Adverse events relating to our customers could have a negative impact on our business.

•	We intend to provide service-level agreement commitments related to our platform. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or other credits, which would lower our revenue and harm our business, financial condition and results of operations.

•	If we fail to offer high-quality support, our ability to retain and attract customers could suffer.

•	Acquisitions, strategic investments, partnerships, and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition and results of operations.

•	We are exposed to collection and credit risks, which could impact our operating results.

•	Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

•	Our future growth and success is dependent upon the continuing rapid adoption of spatial computing.

•	The spatial computing market is characterized by rapid technological change, which requires us to continue to develop new services, products and service and product innovations. Any delays in such development could adversely affect market adoption of our products and services and could adversely affect our business and financial results.

•	Developing and launching an AI assistant product presents unique challenges and risks that could adversely impact the business and operations of the Post-Combination Company. The unsuccessful development, deployment, and adoption of an AI assistant could adversely affect our business, financial condition and results of operations.

•	If we fail to timely release updates and new features to our platform and adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or changing customer needs, requirements, or preferences, our platform may become less competitive.

•	Our business may be adversely affected if we are unable to protect our spatial computing technology and intellectual property from unauthorized use by third parties.

•	Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customers or retention, any of which could seriously harm our business.

REGULATION A+

We are offering our Shares pursuant to rules of the SEC mandated under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer and sell up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semiannual, and current event reports with the SEC.

Bonus Shares

As mentioned above, certain investors in this offering are eligible to receive Bonus Shares of Common Stock for no additional consideration. The amount of Bonus Shares investors in this Offering are eligible to receive and the criteria for receiving such Bonus Shares is described under “Plan of Distribution—Bonus Shares for Certain Investors (Up to 20%)” below. Our current noteholders, including holders of convertible promissory notes issued by us, will not be deemed “investors” eligible for Bonus Shares unless and solely to the extent they make a new cash investment in this Offering after qualification by the SEC. No Bonus Shares will be issued in respect of any conversion, exchange, or cancellation of outstanding indebtedness, including the conversion of any notes issued by us, whether before or after qualification of this Offering by the SEC.

THE OFFERING

Issuer	Immersed Inc., a Delaware corporation.

Securities Offered by the Company	A maximum of 1,587,301 Shares at an offering price of $13.23 per Share, plus up to 317,460 additional shares of Common Stock eligible to be issued as Bonus Shares for no additional consideration.

Securities Offered by Selling Stockholders	A maximum of 302,343 Shares at an offering price of $13.23 for up to $4,000,000 to be received by the Selling Stockholders.

Securities Outstanding before the Offering (as of the date of this Offering Circular):

Common Stock (1)	5,821,712 shares of Common Stock (subject to adjustment for a planned 20-for-1 forward stock split).

Securities Outstanding after the Offering(2):

Common Stock (1)	7,726,473 shares of Common Stock (subject to adjustment for a planned 20-for-1 forward stock split).

Price per Share Range	$10.58 to $13.23 (final price to be fixed prior to qualification), plus the $0.40 Transaction Fee, which is based on the upper limit of the price range (prior to adjustment for forward stock split pricing).

Transaction Fee per Share	$0.40 per Share.

Primary Offering Maximum Amount	Approximately $21,629,992 (including the investor Transaction Fee of 3.0% to offset our Offering costs assuming the Primary Offering Maximum Amount is raised).

Secondary Offering Maximum Amount(3)	Approximately $4,119,998 (including the investor Transaction Fee of 3.0%, which will be allocated to the Company to offset the Offering costs assuming the Secondary Offering Maximum Amount is sold).

Use of Proceeds	If the Primary Offering Maximum Amount is sold, our net proceeds (after our estimated offering expenses, broker-dealer discounts and commissions of approximately $2,369,629) are expected to be approximately $19,380,360 (including the Transaction Fee applied on the Selling Stockholders’ Shares, assuming the total Selling Stockholders’ Shares are sold in connection with the Secondary Offering, which will be allocated to the Company to offset the Offering costs). We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, product development, salaries and compensation, general corporate purposes, offering expenses, and such other purposes described in the “Use of Proceeds” section of this Offering Circular. We will not receive any of the proceeds from the sale of Shares being sold by the Selling Stockholders in connection with the Secondary Offering.

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” starting on page 6.

(1)	As of June 30, 2025, 11,984,141 options to purchase shares of Common Stock have been issued pursuant to stock option award agreements under the 2017 Stock Option Plan, with exercise prices ranging from $0.02 per share to $3.70 per share, and 1,492,595 shares of Common Stock remain available for future grants under the 2017 Stock Option Plan.

(2)

Considering the maximum amount of Shares in connection with the Primary Offering is issued and sold by us and all Bonus Shares are issued, and considering the maximum amount of Shares in connection with the Secondary Offering is sold by the Selling Stockholders.

(3)	The Selling Stockholders will receive up to $4,000,000, on a pro rata basis, assuming the Secondary Offering Maximum Amount is sold.

Increase our Authorized Capital Stock

The number of shares of Common Stock currently authorized under our Certificate of Incorporation is not sufficient to cover the total number of shares of Common Stock we are offering pursuant to this Offering. Prior to the qualification of this Offering by the SEC, we intend to file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of our Common Stock to a number sufficient to cover the shares offered hereby and to provide us with additional authorized but unissued shares for future corporate purposes. The financial and share-related information presented in this Offering Circular does not currently assume the filing and effectiveness of such amended and restated certificate of incorporation. There can be no assurance that such amendment will be effected as currently anticipated.

Forward Stock Split

In connection with this Offering and subject to stockholder approval, we intend to effect a forward stock split of our Common Stock at a ratio of 20-for-1 prior to qualification of this Offering. The purpose of the forward stock split is to proportionally increase the number of shares of our Common Stock outstanding and adjust the per-share price of the Shares offered so that the public offering price falls within the anticipated price range of $0.50 to $1.00 per share. The forward stock split ratio of 20-for-1 may be adjusted by the Board in its discretion as it deems necessary to achieve the desired price range.

The number of Shares and price range included in this Offering Circular does not currently assume that the forward stock split has been effected. The forward stock split has not yet occurred and will be implemented following stockholder approval and immediately prior to the qualification of this Offering and effectiveness of the related amended and restated certificate of incorporation. Upon approval of the forward stock split, we intend to file an amendment to this Offering Circular with the SEC to reflect the stock split, including updated disclosures regarding the number of Shares offered, price range, and revisions to our financial statements and related financial information. The actual ratio and timing of the forward stock split will be determined by our board of directors in its sole discretion and remain subject to change. There can be no assurance that the forward stock split will occur as currently contemplated or that it will achieve the intended price range for the Offering.

RISK FACTORS

You should carefully consider the risks described below in addition to all other information included in this Offering Circular before making an investment decision. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, results of operations and financial condition.

This Offering Circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offering Circular. You should read “Cautionary Statement Regarding Forward-Looking Statements” for more information.

Risks Related to the Business

We may need to raise additional funds and these funds may not be available when needed.

We may need to raise additional funds in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, or by obtaining credit from financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or other loan transactions, we could face significant interest payments, covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than would be desirable. In such a case, we may be required to relinquish rights to some of our technologies or product candidate or agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs, the commercialization of any product candidate, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition, and results of operations.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily with the issuance of equity securities, debt and cash generated from sales from our platform, including consumer subscriptions and order deposits. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds to respond to business challenges, including the need to develop new solutions, products, services or enhance our existing solutions, products or services, enhance our operating infrastructure, expand globally and acquire complementary businesses and technologies. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt, equity, or other securities. As a result, our stockholders bear the risk of future issuances of debt, equity, or other securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue to support our business growth, respond to business challenges, expand our operations or otherwise capitalize on our business opportunities due to lack of sufficient capital. Even if we are able to raise such capital, we cannot assure you that it will enable us to achieve better operating results or grow our business.

We have experienced rapid growth and expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.

We have experienced rapid growth in recent periods. For example, the number of our team has grown from one employee as of January 4, 2017, to 27 team members as of the date of this Offering Circular, and we expect to continue to experience rapid growth over the near term. The growth and expansion of our business has placed and continues to place a significant strain on our management, operations, financial infrastructure and corporate culture.

In the event of further growth, our information technology systems and internal controls over financial reporting and procedures may not be adequate to support our operations and may introduce opportunities for data security incidents that may interrupt business operations or permit bad actors to obtain unauthorized access to business information or misappropriate funds.

To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing or enhancing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results.

We have a history of losses and expect to incur significant expenses and continuing losses at least for the near term.

For the six months ended June 30, 2025, we incurred a net loss of approximately $1,876,218, and as of June 30, 2025 we had an accumulated deficit of approximately $33,250,609. We incurred a net loss of approximately $14,269,329 and $5,307,684 for the years ended December 31, 2024 and 2023, respectively, and, as of December 31, 2024, had an accumulated deficit of approximately $31,374,391. We believe we will continue to incur operating and net losses each quarter at least for the near term. Even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Though Immersed’s leadership team desires to reach profitability as soon as possible and maintain it, our potential profitability is particularly dependent upon the continued adoption of spatial computing and the use of our platform by commercial and individual consumers, which may not occur at the levels we currently anticipate or at all.

We have historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before this Offering, we have cash to fund our forecasted operating expenses, working capital requirements and capital expenditures through April 2026. Therefore, we do not have adequate liquidity to meet our forecasted obligations for a period of one year from the date of this Offering. We have historically raised capital through several financing arrangements, including the issuance of convertible promissory notes pursuant to Regulation D, public crowdfunding campaigns, agreements with merchant cash advance providers, and loan agreements. These financing arrangements have been entered into at different times and on varying terms, and some of them remain outstanding. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt and Financing Arrangements.” Our plan is to raise additional capital through the issuance and sale of the Shares in connection with this Offering. If we are unable to raise additional capital through this Offering, we will decrease spending levels for labor, and sales and marketing programs, and we will also reduce discretionary spending, including reducing our direct and indirect labor, reducing sales and marketing costs and focusing our available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity to fund our operations for at least one year from the date of the issuance of these financial statements. We cannot assure you that such measures would be sufficient to enable us to fund our operations for one year from the date of this Offering if we are unable to raise sufficient funds in connection with this Offering.

We are subject to liquidity risk.

Liquidity risk arises through the excess of financial obligations due over available financial assets at any point in time. Our objective in managing liquidity risk will be to maintain sufficient readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. As we do not currently have revenue and are not expected to have revenue in the foreseeable future, we will be reliant upon debt and equity financing to mitigate liquidity risk. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable, and it is not currently known precisely when we will require external financing in future periods. There is no guarantee that external financing will be available on commercially reasonable terms, or at all, and our inability to finance future development and acquisitions would have a material and adverse effect on us and our business and prospects.

We may not be able to continue as a “going concern.”

The Company sustained recurring losses and negative cash flows from operations for the six months ended June 30, 2025, and for the years ended December 31, 2024 and 2023. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on various factors, such as our ability to continue to raise additional debt or equity financing, including through this Offering, and to increase revenue through our sales efforts. We cannot assure you that the consummation of this Offering will eliminate any doubts about our ability to continue as a going concern. We cannot provide any assurance that we will be able to raise sufficient additional capital to meet the needs of our business. If we are unable to continue as a going concern, we may be forced to sell our assets, seek bankruptcy relief or otherwise restructure our balance sheet or liquidate, and you could lose all or a substantial portion of your investment.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at a similar rate, if at all.

This Offering Circular includes estimates of the addressable market for our products. The estimates of market opportunity and forecasts of market growth we have made and may make may prove to be inaccurate. Market opportunity estimates and growth forecasts, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.

Estimates of market opportunity in industries are uncertain, given the earlier stage of adoption of solutions for AR/VR in the markets. Our estimates of the addressable market opportunities depend on a variety of factors, including the number of potential users of our platform across various industries. We cannot be sure that such industries will adopt AR/VR generally, or our solutions specifically, to any particular extent or at any particular rate.

Our expectations regarding potential future market addressable opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities depend, among other things, on the extent to which we are able to develop new products and features that expand the applicability of our software platform. In addition, our expectations regarding future market opportunities represented by augmented reality and virtual reality applications are subject to uncertainties relating from the fact that such applications are at relatively early stages of development and may not grow at the rates we expect. The extent to which engineers, technicians or other potential users of our platform in industries outside higher education are representative of other future market opportunities will depend on those industries having use cases that can be served by AR/VR content. Our ability to address those opportunities will depend on our developing products that are responsive to those use cases.

We cannot assure you that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our solutions at all or generate any particular level of revenue for us. In addition, any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our platform and those of our competitors.

Even if the market in which we compete meets the size estimates and growth we forecast, our business could fail to achieve a substantial share of this market or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth we have made and may make should not be taken as indicative of our future growth.

We currently face competition from a number of companies and expect to face significant competition in the future as the market for spatial computing develops. If we do not compete effectively, our business, financial condition, and results of operations could be harmed.

The spatial computing market is relatively new and competition is still developing. The markets in which we operate are highly competitive. A significant number of companies have developed or are developing AR/VR solutions that currently, or in the future may, compete with some or all of our offerings and we also compete with competitors offering traditional, offline methods of workplace interaction and productivity. As we look to market and sell our platform to potential customers with existing solutions, we must convince their internal stakeholders that our platform is superior and/or more cost-effective to their current solutions.

With respect to our software platform, we primarily compete against Meta Workrooms, EngageXR, Virbela, etc., in the spatial computing industry. Outside of the enterprise industry, we also compete with other development platforms that offer virtual screens like Virtual Desktop, BigScreen, and Apple Vision Pro.

With respect to our Immersed Visor, we compete in a fragmented ecosystem composed of select divisions of large, well-established companies as well as privately held companies. The large companies in our ecosystem may play multiple roles given the breadth of their business. Examples of these large companies are Apple, Meta, Google, HTC, Bytedance and Microsoft. Most of these companies are or could be seen as our competition.

With the introduction of new technologies and market entrants, we expect that the competitive environment will remain intense or become even more intense in the future. Some of our actual and potential competitors have been acquired by other larger companies and have made or may make acquisitions, or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they offered individually or achieve greater economies of scale than us.

Our competitors vary in size and in the breadth and scope of the solutions offered. Some of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and greater financial and operational resources than we do. Further, other potential competitors not currently offering competing products or services may expand their offerings to compete with our platform or enter the market through acquisitions, partnerships or strategic relationships. In addition, our current and potential competitors may have or establish cooperative relationships among themselves or with our customers or other third parties that may further enhance their resources and offerings in our addressable market. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or new entrant could introduce new technology that is perceived to be easier to use or otherwise favorable to ours, which could reduce demand for our software platform or Immersed Visor.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, which could result in the failure of our platform to continue to achieve or maintain market acceptance, which would harm our business, results of operations and financial condition.

Our business, like many others, is susceptible to the potential risks and uncertainties associated with general economic downturns, including those resulting from future pandemics. These economic downturns could significantly impact our operations, financial performance, and overall business.

The impact of a future pandemic, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, could create significant volatility in the global and domestic economy and lead to reduced economic activity.

The following are potential risks associated with a general economic downturn resulting from a future pandemic:

•	Reduced Customer Spending: Economic downturns often lead to reduced consumer and business spending, resulting in decreased demand for our VR collaboration application and services. Organizations may cut back on non-essential expenses, including technology investments, negatively impacting our revenue.

•	Delayed Decision-Making: During economic uncertainty, businesses may postpone or delay making purchasing decisions, leading to longer sales cycles and potential revenue decline.

•	Reduced Funding and Investments: Economic downturns can lead to reduced venture capital funding, fewer investments in technology companies, and lower valuations, limiting our ability to raise necessary capital for growth and expansion.

•	Disrupted Supply Chains: Economic downturns may disrupt supply chains, affecting the availability of necessary hardware components, equipment, and resources required for our platform’s functionality.

•	Impact on Advertising and Marketing: Organizations may cut back on advertising and marketing budgets during economic downturns, making it challenging to attract new users and customers to our platform.

•	Subscription Cancellations: Economic pressures may lead businesses and individuals to cancel or downgrade their subscriptions, reducing our recurring revenue and impacting overall financial stability.

These potential risks associated with an economic downturn resulting from a future pandemic could significantly impact our operations, financial performance, and overall business.

As a provider of a virtual reality software solution for hybrid and remote work, we face potential risks associated with the post-pandemic return to office. The shift back to traditional office environments could impact the demand for our AR/ VR collaboration application and remote work solutions.

The following are potential risks associated with the return to the office:

•	Reduced Demand for Remote Work Solutions: Organizations may transition back to in-office work arrangements, leading to decreased demand for remote-only work tools and virtual collaboration solutions.

•	Disrupted Business Model: A widespread return to office environments could challenge our business model, which focuses on providing virtual collaboration tools for hybrid and remote work scenarios.

•	Loss of Users: Users who adopted our platform primarily for remote work purposes may no longer require our solution once they return to office settings, leading to a potential loss of users and subscribers.

•	Competition from Traditional Tools: Organizations may revert to using traditional communication and collaboration tools commonly used in office settings, reducing the perceived need for virtual reality solutions.

•	Adaptation to New Market Dynamics: We may need to adapt our product offering to cater to a changing market dynamic where remote work coexists with office-based work, which could require additional development efforts and resources.

These potential risks associated with post-pandemic return to work could significantly impact our operations, financial performance, and overall business.

Our success may be reliant on the development and integration of the Immersed Visor, which could introduce additional risks and challenges to the business. The following considerations address the potential risks associated with developing and incorporating essential hardware.

While we are in advanced discussions with various potential partners to help to develop and manufacture the Immersed Visor, no formal agreement/partnership has been struck yet. There is a risk that the plans for the Immersed Visor do not come to fruition since developing new hardware components involves intricate engineering, design, manufacturing, and testing processes. Technical challenges, unforeseen complexities, or delays in the development timeline could impact product launch schedules, leading to missed opportunities and revenue targets. Additionally, integrating new hardware seamlessly into our existing software platforms may be complex. Compatibility issues, interoperability challenges, or disruptions during integration could lead to customer frustration and hinder the successful deployment of the integrated solution. Developing and manufacturing hardware often involves significant upfront costs. Cost overruns due to unexpected expenses in research, development, production, or supply chain management could strain financial resources and negatively impact profitability.

The success of new hardware components depends on their adoption by customers. Poor market reception, reluctance to adopt new technology, or the emergence of competing solutions could impact the demand for the hardware product. Scaling up production to meet demand can be challenging. Scaling too quickly may lead to production issues, while scaling too slowly may result in missed market opportunities. The hardware development process may span multiple years, during which technology evolves rapidly. There is a risk that the developed hardware may become obsolete before or shortly after its launch, affecting its competitiveness and appeal.

Hardware development and manufacturing processes can have environmental implications. Failing to consider sustainable practices and address environmental concerns could lead to reputational damage and regulatory challenges. Offering warranties and providing reliable customer support for hardware products is essential. Inadequate warranty coverage or inefficient customer support could lead to dissatisfied customers and decreased brand loyalty. If the Immersed Visor is not manufactured and sold or is sold but received poorly, this could significantly impact our operations, financial performance, and overall business.

We will rely on a limited number of suppliers and manufacturers for the Visor, and availability of supplied hardware may be affected by factors such as tariffs or supply disruptions and general economic conditions. We may not be able to obtain sufficient components or completed Visors to meet our needs, or obtain such materials on favorable terms or at all, which could impair our ability to fulfill orders in a timely manner or increase our costs of production.

We will rely on a limited number of manufacturers and suppliers of components for the Visor, including in some cases only a single supplier. This reliance on a limited number of suppliers and manufacturers increases our risks, since we do not currently have proven reliable alternative or replacement manufacturers beyond these key parties. In the event of interruption, we may not be able to increase capacity from other sources or develop alternate or secondary sources, and if such sources become available, they may result in material additional costs and substantial delays.

Further, our suppliers are subject to government restrictions. Such restrictions may have a material adverse effect on our suppliers’ ability to manufacture and supply such components in a timely manner. Such disruptions could adversely affect our business if it is not able to meet customer demands. In addition, some of our suppliers and manufacturers are located in China. Our access to suppliers in China may be limited or impaired as a result of tariffs or other government restrictions in response to geopolitical factors. The company must ensure that its own-brand hardware products comply with industry standards, safety regulations, and other legal requirements.

The company is dependent on its ability to secure favorable terms and pricing, and to maintain positive a relationship with its third-party manufacturers. Disagreements, contractual disputes, or changes in terms could impact the company’s profitability and operational efficiency.

If we face supply constraints for any of the reasons described above, it may not be possible to obtain or increase supplies on acceptable terms, which may undermine our ability to satisfy customer demands in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build and supply necessary hardware components in sufficient volume.

Identifying suitable suppliers can be an extensive process that requires us to become satisfied with our suppliers’ quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers would have an adverse effect on our business, financial condition and operating results.

As a company planning to sell and distribute our own-brand hardware manufactured by a third party, we face specific risks associated with the manufacturing, quality control, branding, and customer experience of these products that could harm our business, financial condition or result of operations.

By planning to rely on third-party manufacturers to produce the Immersed Visor, our success relies on the manufacturing capabilities, quality, and reliability of third-party manufacturers. Any disruption in the manufacturing process, quality issues, or failure to meet production deadlines could lead to supply shortages, delays, and potential revenue loss. We introduce risks that could impact our product availability. Ensuring consistent quality and performance of the manufactured hardware requires stringent quality control measures. Failure to maintain quality standards can lead to product defects, customer dissatisfaction, and potential legal claims.

In addition, the quality and reliability of our products directly impact our brand reputation. Poor- quality products or product defects could tarnish our brand image and erode customer trust. The company may face risks related to intellectual property infringement or counterfeiting of its own-brand hardware by third parties. Legal disputes, reputational damage, and lost sales could result from such activities.

Inconsistent product quality, functionality, or customer support can lead to a negative customer experience, reduced customer satisfaction, and potential loss of repeat business.

Our products must comply with relevant regulations and standards to ensure they are safe and legal for consumers to use. Non-compliance could result in fines, recalls, or legal actions. Any one of the risks associated with selling and distributing our own-brand hardware manufactured by a third party could harm our business, financial condition or result of operations.

Some of our facilities are located in areas susceptible to wildfires and other severe weather events. An earthquake, wildfire or other natural disaster or resource shortage, including public safety power shut-offs that have occurred and will continue to occur in Texas or other states, could disrupt and harm our operations.

Our headquarters and largest facility is located in Austin, Texas. The occurrence of a natural disaster such as an earthquake, drought, flood, fire, localized extended outages of critical utilities or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities, or cause us to incur significant costs, any of which could harm our business, financial condition, and results of operations. Any insurance we maintain against such risks may not be adequate to cover losses in any particular case.

If we fail to retain current subscribers or add new subscribers, our business would be seriously harmed.

We had over 1.3 million free and paid subscribers as of December 31, 2024. Our future revenue growth will depend in significant part on our ability to retain our existing customers and increase the number of our subscribers. Spatial data is an emerging market, and businesses and consumers may not adopt the use of spatial computing or our platform on a widespread basis or on the timelines we anticipate. It is possible that our paid subscriber growth rate could decline over time if we achieve higher market penetration rates. If current and potential subscribers do not perceive our platform and products as useful, we may not be able to attract new subscribers or retain existing subscribers.

There are many factors that could negatively affect subscriber retention and growth, including if:

•	our competitors develop superior offerings or attempt to mimic our products, which could harm our subscriber engagement and growth;

•	we fail to introduce new products and services or those we introduce are poorly received;

•	we are unable to continue to develop products that work with a variety of mobile operating systems, networks, smartphones and computers;

•	there are changes in subscriber sentiment about the quality or usefulness of our existing products;

•	there are concerns about the privacy implications, safety, or security of our platform or products;

•	there are changes in our platform or products that are mandated by legislation, regulatory authorities or litigation, including settlements or consent decrees that adversely affect the subscriber’s experience;

•	technical or other problems frustrate subscribers’ experiences with our platform or products, particularly if those problems prevent us from delivering our products in a fast and reliable manner; or

•	we fail to provide adequate service to subscribers.

Decreases to our subscriber retention or growth could seriously harm our business and results of operation.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches and interruption in service, which would harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Any successful attempts by cyber attackers to disrupt our services or systems could result in mandated user notifications, litigation, government investigations, significant fines and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business and results of operations.

Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to avoid attacks that arise through computer systems of our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract subscribers.

We have not previously experienced, but may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when subscribers attempt to access them, they may seek other services, which could reduce demand for our solutions from target subscribers.

In the event of a disaster or catastrophe, we would seek to recover a local version of our code base and push it back up to another repository. It may be difficult or impossible to perform these steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.

While we to date have not made material acquisitions, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our existing business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results.

Acquisitions could also result in significant cash expenditures, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of acquired businesses. To date, we have no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations.

Our products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm our reputation and our business.

Our products and services are highly technical and complex. Our platform and any products we may introduce in the future may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products and services, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of rapidly updating our products and some errors in our products may be discovered only after a product has been shipped and used by customers. Any errors, bugs or vulnerabilities discovered in our code after release could damage our reputation, drive away customers, lower revenue, and expose us to damages claims, any of which could seriously harm our business.

We could also face claims for product liability, tort, or breach of warranty. In addition, our contracts with subscribers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

Our platform facilitates user interactions within a virtual environment, creating opportunities for collaboration, communication, and networking. While we strive to foster a positive and inclusive community, there are inherent risks associated with user behavior, including potential harassment, abuse, or inappropriate conduct.

As such, we acknowledge the following risks related to user interaction:

•	Harassment and Inappropriate Conduct: Users may engage in harassment, cyberbullying, or other forms of inappropriate behavior while interacting within the virtual environment. Such actions can lead to negative experiences, emotional distress, and harm to affected users. Instances of harassment could tarnish our reputation and discourage user adoption, leading to potential financial and operational consequences.

•	Privacy Violations: Within a virtual environment, users may inadvertently or intentionally share sensitive personal information or violate others’ privacy rights. Failure to address privacy concerns adequately could lead to legal and regulatory issues, impacting our business operations.

•	User Compliance: Despite implementing guidelines and community standards, some users may disregard our policies on appropriate behavior, leading to continued misconduct. This non-compliance could lead to a hostile virtual environment and potential consequences for our platform’s reputation and user retention.

•	Content Moderation Challenges: As our platform enables user-generated content, we may face difficulties in effectively moderating and reviewing all interactions for potential violations. Inadequate content moderation may expose users to harmful behavior, negatively impacting our platform’s user experience and brand perception.

We have identified a significant deficiency in our design and implementation of internal controls to formalize roles and review responsibilities. If unable to remediate this significant deficiency or if management identifies additional deficiencies in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report its financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

In connection with the preparation of our financial statements as of and for the years ended December 31, 2024 and 2023, we identified the below significant deficiency. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies in internal control, such that there is a reasonable possibility that a material misstatement of the Company's financial statements will not be prevented, or detected and corrected, on a timely basis.  We did not identify any deficiencies in internal control that we consider to be material weaknesses. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. We consider the following deficiency in internal control to be a significant deficiency:

•	We did not design and implement controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties considerations.

Additionally, this significant deficiency could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected. Ineffective design and implementation controls to formalize roles and review responsibilities could expose us to an increased risk of financial reporting fraud and the misappropriation of assets.

Our failure to implement and maintain effective internal controls to formalize roles and review responsibilities could result in errors in our financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our Common Stock. Failure could also subject us to potential regulatory investigations and civil or criminal sanctions.

We intend to implement measures to remediate this significant deficiency, including designing and implementing controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties. The primary costs associated with such measures are corresponding recruiting and additional salary and consulting costs, which are difficult to estimate at this time but which may be significant. These additional resources and procedures are intended to enable us to formalize our internal control procedures and documentation and to establish more robust processes to support our internal control over financial reporting, including clearly defined roles and responsibilities and appropriate segregation of duties.

The significant deficiency will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. We currently expect that our remediation plan will be implemented upon the closing of this Offering, following which we will continue to test such controls over time. We cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts. Our efforts may not remediate this significant deficiency in our design and implementation of internal controls to formalize roles and review responsibilities, or additional deficiencies may be identified in the future.

We will incur additional expenses and administrative costs upon the consummation of this Offering, which could have an adverse effect on our business, financial condition and results of operations.

Upon the consummation of this Offering, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Operating system platform providers or application stores may change terms of service, policies or technical requirements to require us or our customers to change data collection and privacy practices, business models, operations, practices, advertising activities or application content, which could adversely impact our business.

We and our customers are subject to the standard policies and terms of service of the operating system platforms on which we create, run and monetize applications and content, as well as policies and terms of service of the various application stores that make applications and content available to end users. These policies and terms of service govern the promotion, distribution, content, technical requirements, and operation generally of applications and content on such platforms and stores. Each of these platforms and stores has broad discretion to change and interpret its terms of service and policies with respect to us, our customers and other creators, and those changes may be unfavorable to us or our customers’ use of our platform. An operating system platform or application store may also change its fee structure, add fees associated with access to and use of its platform, alter how customers are able to advertise on their platform, change how the personal or other information of its users is made available to application developers on their platform, limit the use of personal information for advertising purposes or restrict how end users can share information on their platform or across other platforms.

In particular, operating system platform providers or application stores such as Apple or Google may change their technical requirements or policies in a manner that adversely impacts the way in which we or our customers offer solutions or collect, use, and share data from end-user devices. Restrictions on our ability to collect and use data as desired could negatively impact our resource planning and feature development planning for our software. Actions by operating system platform providers or application stores such as Apple or Google may affect the manner in which we or our customers offer solutions or collect, use, and share data from end-user devices. For example, Apple has recently implemented a requirement for applications using its mobile operating system, iOS, to affirmatively (on an opt-in basis) obtain an end user’s permission to “track them across apps or websites owned by other companies” or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions. The long-term impact of these and other privacy and regulatory changes remains uncertain. In addition, if customers have applications removed from these third-party platforms because of a change in platform guidelines that impact our code or practices, we could be exposed to legal risk and lose customers. In addition, these platforms could change their business models and could, for example, increase application store fees to our customers, which could have an adverse impact on our business.

If we or our customers were to violate, or an operating system platform provider or application store believes that we or our customers have violated, its terms of service or policies, that operating system platform provider or application store could limit or discontinue our or our customers’ access to its platform or store. In some cases, these requirements may not be clear, and our interpretation of the requirements may not align with the interpretation of the operating system platform provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against us or our customers and could also result in the operating system platform provider or application store limiting or discontinuing access to its platform or store. An operating system platform provider or application store could also limit or discontinue our access to its platform or store if it establishes more favorable relationships with one or more of our competitors or it determines that it is in their business interests to do so. Any limitation on or discontinuation of our or our customers’ access to any third-party platform or application store could adversely affect our business, financial condition, or results of operations.

We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition, and results of operations could be harmed.

The growth and expansion of our business places a continuous significant strain on our management, operational and financial resources. As usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality. In addition, we will need to appropriately scale our internal business, IT, and financial, operating and administrative systems to serve our growing customer base, and continue to manage headcount, capital and operating and reporting processes in an efficient manner. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, resulting in decreased sales to new customers or lower dollar-based net expansion rates, which would hurt our revenue growth and our reputation. Further, any failure in optimizing the costs associated with our third-party cloud services as we scale could negatively impact our gross margins. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

We are dependent on the success of our customers in the enterprise market. Adverse events relating to our customers could have a negative impact on our business.

Our enterprise customers use our software platform to enable their staff to work and collaborate in virtual offices. As a result, our success depends in part on the ability of our customers to integrate their business with our solutions. If our customers’ marketing efforts are unsuccessful or if our customers experience a decrease in demand for their business, sales of our platform could be reduced. The enterprise market is characterized by intense competition, rapid technological change, increased focus by regulators, and economic uncertainty and, as such, there is no guarantee that any of our customers’ AR/VR experiences will gain any meaningful traction with end users which is ultimately required. If our customers fail to use our platform in their business, and we are not able to maintain a diversified portfolio of customers, our results of operations may be adversely affected.

Third parties with whom we do business may be unable to honor their obligations to us or their actions may put us at risk.

We rely on third parties, including our strategic partners, for various aspects of our business, including deep technology collaborations, development and manufacturing outsourcing, co-marketing, advertising partners, development services agreements and revenue share arrangements. Their actions may put our business, reputation and brand at risk. In many cases, third parties may be given access to sensitive and proprietary information or personal information in order to provide services and support to our teams or customers, and they may misappropriate and engage in unauthorized use of our information, technology or customers’ data.

In addition, the failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the mobile application industry, financial markets, economic downturns, poor business decisions, or reputational harm may adversely affect our partners and may increase their propensity to engage in fraud or otherwise illegal activity which could harm our business reputation, and they may not be able to continue honoring their obligations to us, or we may cease our arrangements with them. Alternative arrangements and services may not be available to us on commercially reasonable terms or at all and we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more business relationships, or experience a degradation of services, our business could be harmed and our financial results could be adversely affected.

We plan to use third party partners to sell, market, and deploy our solutions to a variety of customers, and our failure to effectively develop, manage, and maintain our indirect sales channels would harm our business.

We plan to use third party partners to sell, market, and deploy our platform to a variety of customers. Loss of or reduction in sales through these third parties could reduce our revenue. Identifying and retaining strategic partners, training them in our technology and solution offerings, and negotiating and documenting relationships with them, requires significant time and resources. We cannot assure you that we will be able to maintain our relationships with our strategic partners on favorable terms or at all.

Third party partners may cease marketing our software platform and the Immersed Visor with limited or no notice and without penalty. Further, a substantial number of our agreements with third parties are non-exclusive such that they may offer customers the products of several different companies, including products that compete with ours. Third party partners may favor our competitors’ products or services over ours, including due to incentives that our competitors provide to them. If our third party partners do not effectively sell, market or deploy our platform and Immersed Visor, choose to promote our competitors’ products, or otherwise fail to meet the needs of our customers, our ability to sell our platform and Immersed Visor could be adversely affected.

Our direct sales force will be targeting larger customers, and sales to these customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller customers or to individual consumers.

One of the factors affecting our growth and financial performance is the adoption of our platform and solutions by enterprise customers over legacy and proprietary technologies. To increase adoption within larger enterprise customers and to expand into new industries, where potential customers are typically larger organizations, we will utilize a direct sales organization. We have relatively limited experience selling our platform and solutions in industries outside of enterprise. To increase sales of our platform and solutions to other industries, we are expanding our sales organization with personnel who have experience in enterprise software sales in the specific industries on which we are focusing. If we do not effectively expand our direct sales capabilities to address these industries effectively and develop effective sales and marketing strategies for those industries, or if we focus our efforts on non-higher education industries that end up being slow adopters of our platform and solutions, our ability to increase sales of our platform and solutions to industries and for use cases outside of higher education will be adversely affected.

Sales to larger customers involve risks that may not be present or that are present to a lesser extent than with sales to smaller customers, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing some of our sales. For example, larger customers may require considerable time to evaluate and test our platform and those of our competitors prior to making a purchase decision, or may have specific compliance and product requirements we may not meet. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our platform, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to larger customers typically taking longer to complete. Moreover, larger customers are likely to begin to deploy our platform on a limited basis, but nevertheless demand configuration, integration services and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our platform widely enough across their organization to justify our substantial upfront investment. If we fail to increase adoption of our platform and solutions by larger enterprise customers, our growth could be impaired.

We intend to provide service-level agreement commitments related to our platform. If we fail to meet these contractual commitments, we could be obligated to provide refunds of prepaid amounts or other credits, which would lower our revenue and harm our business, financial condition and results of operations.

Our software platform will include service-level agreement commitments. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and response time requirements under our customer agreements, we could face terminations with refunds of prepaid amounts or other credits, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business, financial condition and results of operations.

Indemnity provisions in various agreements to which we are a party potentially expose us to substantial liability for infringement, misappropriation or other violation of intellectual property rights, data protection and other losses.

Our agreements with our customers and other third parties may include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection or other data rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, platform, our acts or omissions under such agreements or other contractual obligations. Some of our historical indemnity agreements, and renewals of such agreements, provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations in our more recent customer agreements, in some cases, the liability is not limited given other strategic facets of the relationship and we may still incur substantial liability related to such agreements, and we may be required to cease providing certain functions or features on our platform as a result of any such claims. Even if we succeed in contractually limiting our liability, such limitations may not always be enforceable. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party and other existing or prospective customers, reduce demand for our platform and adversely affect our business, financial conditions and results of operations.

In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed on us or otherwise protect us from liabilities or damages with respect to claims, including clams on such matters as alleged compromises of customer data, which may be substantial. Any such coverage may not continue to be available to us on acceptable terms or at all.

If we fail to offer high-quality support, our ability to retain and attract customers could suffer.

Our customers rely on our sales, customer success and customer support personnel and tools to resolve issues and realize the full benefits that our platform provides. High-quality support is important for the retention of our existing customers and expanding their use of our platform. The importance of these functions will increase as we expand our business, pursue new customers and seek to expand the use of our platform and solutions by enterprise customers in new industries outside of higher education. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to maintain and expand our solution to existing and new customers could suffer, and our reputation with existing or potential customers could suffer.

Acquisitions, strategic investments, partnerships, and alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition and results of operations.

We may in the future seek to acquire or invest in businesses, joint ventures, platform or technologies that we believe could complement or expand our platform, enhance our technical capabilities, or otherwise offer growth opportunities. Although our revenue growth to-date has all been organic, we may enter into acquisitions in the future. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, data, platform, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us or face cultural challenges integrating with our company, or if their software or technology is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise.

We could also face risks related to liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities, and litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties, and our efforts to limit such liabilities could be unsuccessful. These transactions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our existing business. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses, or the impairment of goodwill, any of which could adversely affect our results of operations. In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition and results of operations may be adversely affected or we may be exposed to unknown risks or liabilities.

We are exposed to collection and credit risks, which could impact our operating results.

Immersed is currently updating its subscription models and planning the best approach to monetize future enterprise customers. However, our accounts receivable will likely become subject to collection and credit risks, which could impact our operating results. We may face timing issues with our accounts payable on shorter cycles than our accounts receivable, requiring us to remit payments from our own funds, and accept the risk of bad debt. Businesses that are good credit risks at the time of sale may become bad credit risks over time. In times of economic recession, the number of our customers who default on payments owed to us will increase. Our operating results may be impacted by significant bankruptcies among customers, which could negatively impact our revenue and cash flows. We cannot assure you that our processes to monitor and mitigate these risks will be effective. If we fail to adequately assess and monitor our credit risks, we could experience longer payment cycles, increased collection costs and higher bad debt expense, and our business, operating results and financial condition could be harmed.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this offering statement on Form 1-A. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve revenue recognition, the valuation of our stock-based compensation awards, including the determination of fair value of our common stock, accounting for business combinations and income taxes, among others.

Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new projects that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Our research and development (“R&D”) expense was approximately $534,760 and $4.2 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, and is expected to grow substantially in the future.

Developing products and related enhancements in our field is expensive. Investments in R&D may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development, or generate less revenue than expected.

Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or longer-term these investments may not achieve market acceptance, create additional revenue or become profitable, either of which could adversely affect our business and operating results.

Risks Related to our Intellectual Property

Our business may be adversely affected if we are unable to protect our spatial computing technology and intellectual property from unauthorized use by third parties.

We currently do not own any patents or registered trademarks. An inherent risk for companies that develop rapidly evolving technology is that the technology quickly becomes outdated and stale, meaning that it is often not worth the time and effort to apply for a patent for it. However, despite this challenge, our future success will depend, at least in part, on our ability to protect our core spatial computing technology and intellectual property. To accomplish this, when possible, we plan to rely on a combination of patents, trade secrets, employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, our technology. Such agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology, and we may fail to consistently obtain, police and enforce such agreements. Failure to adequately protect our technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in revenue, which would adversely affect our business prospects, financial condition and operating results.

Any failure to obtain, maintain, protect or enforce our intellectual property and proprietary rights could impair our ability to protect our proprietary technology and our brand.

Our success depends to a significant degree on our ability to obtain, maintain, protect and enforce our intellectual property rights, including our proprietary technology, know-how and our brand. We rely on a combination of trademarks, trade secret laws, patents, copyrights, service marks, contractual restrictions and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect and enforce our intellectual property rights may be inadequate. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights.

If we fail to protect our intellectual property rights adequately, or fail to continuously innovate and advance our technology, our competitors could gain access to our proprietary technology and develop and commercialize substantially identical products, services or technologies. In addition, defending our intellectual property rights might entail significant expense. Any patents, trademarks or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative processes, including re-examination, inter partes review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions, such as opposition proceedings, or litigation.

In addition, despite our pending patent applications, we cannot assure you that our patent applications will result in issued patents. Even if we continue to seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with competitive advantages, or may be successfully challenged by third parties.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our solutions and use information that we regard as proprietary to create products that compete with ours. Patent, trademark, copyright and trade secret protection may not be available to us in every country in which our platform and solutions are available. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights.

Furthermore, third parties may assert intellectual property claims against us, and we may be subject to liability, required to enter into costly license agreements, required to rebrand our platform or prevented from selling our platform and solutions if third parties successfully oppose or challenge our trademarks or successfully claim that we or our infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights. We may be subject to claims that we and our employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. As we expand our global activities, our exposure to unauthorized copying and use of our platform and proprietary information will likely increase. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights.

We enter into confidentiality and invention assignment agreements with our employees and independent contractors and enter into confidentiality agreements with other third parties, including suppliers and other partners.

However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets or that has or may have developed intellectual property in connection with their engagement with us. Moreover, we cannot assure you that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform. These agreements may be breached, and we may not have adequate remedies for any such breach.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, such as rights under our software licenses, and to protect our trade secrets.

Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property.

Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. Our inability to enforce our unique licensing structure, including financial eligibility tiers, and our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our platform, or injure our reputation.

Our ability to acquire and maintain licenses to intellectual property may affect our revenue and profitability. These licenses may become more expensive and increase our costs.

While most of the intellectual property we use is created by us, we have also obtained rights to use intellectual property through licenses and service agreements with third parties.

Proprietary licenses typically limit our use of intellectual property to specific uses and for specific time periods. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability may be adversely impacted. These licenses may become more expensive and increase the advances, guarantees and royalties that we may pay to the licensor, which could significantly increase our costs and adversely affect our profitability.

We face potential risks associated with prior art. Prior art refers to existing technologies, patents, publications, or other publicly available information that may be relevant to our products or technology.

These risks include:

•	Patent Infringement: Our technology and products may unknowingly infringe upon existing patents or intellectual property rights of other companies or individuals. Identifying and addressing potential patent infringement risks is crucial to avoid costly legal disputes and potential damages.

•	Intellectual Property Challenges: We must be vigilant in conducting thorough searches for prior art to ensure that our products and technology are unique and do not infringe on existing intellectual property rights. Failure to identify prior art could lead to challenges from competitors or other stakeholders, negatively impacting our ability to protect our own intellectual property.

•	Product Development Delays: Discovery of prior art that conflicts with our technology may require us to modify our product design or technology, leading to delays in product development and launch.

•	Legal Liability: If our products or technology are found to infringe on existing patents or intellectual property rights, we may face legal liabilities, including injunctions, licensing fees, or damage claims.

•	Loss of Market Advantage: Our competitors may hold patents or intellectual property rights that could give them a competitive advantage. Failure to identify and address potential infringement risks could limit our ability to compete effectively in the market.

We are and may in the future become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

Technology companies are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or bring suits alleging infringement or misappropriation of such rights.

There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by such third parties. Although we may have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or in reaching business resolutions that are satisfactory to us. Defending any future claims can be expensive and impose a significant burden on management and employees, and we may receive unfavorable preliminary, interim, or final rulings in the course of litigation, which could seriously harm our business.

We may in the future become subject to additional intellectual property disputes, and may become subject to liability as a result of these disputes. Our success depends, in part, on our ability to develop and commercialize our solutions without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. However, there is no assurance that our technologies, products, services, or platform will not be found to infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. Companies in the internet, technology, and other industries own large numbers of patents, copyrights, trademarks, domain names and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. As we face increasing competition and gain a higher profile, the possibility of intellectual property rights and other claims against us grows. Our technologies may not be able to withstand any third-party claims against their use.

In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, our patents and patent applications may provide little or no deterrence as we would not be able to assert them against such entities or individuals.

With respect to any intellectual property rights claim, we may have to seek a license to continue operations that are found or alleged to violate such rights. Such licenses may not be available, or if available, may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our solutions or cease business activities related to such intellectual property.

To the extent that our subscribers and business partners become the subject of allegations or claims regarding the infringement or misappropriation of intellectual property rights related to our products and services, we may be required to indemnify such subscribers and business partners. Even if we are not a party to any litigation between a subscriber or business partner and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in subsequent litigation in which we are a named party.

In addition, we may need to settle litigation and disputes on terms that are unfavorable to us. Although we carry general liability insurance and patent infringement insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Any intellectual property claim asserted against us, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using products that incorporate the intellectual property rights that we allegedly infringe, misappropriate or violate;

•	make substantial payments for legal fees, settlement payments, or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign or rebrand the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming or impossible.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We expect that the occurrence of infringement claims is likely to grow as the market for our solutions grow. Accordingly, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources.

Risks Related to Immersed’s Management, Brand, and Culture

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our employees, or the inability to attract and retain executives and employees we need to support our operations and growth, could harm our business.

Our success and future growth depend upon the continued services of our management team and other key employees. In particular, our Chief Executive Officer, is critical to our overall management, as well as the continued development of our platform, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing software engineers because of the complexity of our solutions. Our senior management and key employees are employed on an at-will basis. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause. The loss of one or more members of our senior management, especially our VP of XR Development and our primary OS Engineer, or other key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or key employees.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. We have had difficulty quickly filling certain open positions in the past, and we expect to have significant future hiring needs. Competition is intense, particularly in Austin, Texas, for engineers experienced in designing and developing cloud-based platform products, data scientists with experience in machine learning and artificial intelligence and experienced sales professionals. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. In addition, we may experience employee turnover as a result of the ongoing “great resignation” occurring throughout the U.S. economy.

New hires require training and take time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

If we are unable to attract and hire qualified management, technical, engineering and sales personnel, our ability to compete and successfully grow our business would be adversely affected.

Our success depends, in part, on our continuing ability to identify, hire, train and retain highly qualified personnel. Any inability to do so effectively would adversely affect our business. Competition for employees is intense and the ability to attract, hire, train and retain them depends on our ability to provide competitive compensation. We may not be able to attract, hire or retain qualified personnel in the future, and any failure to do so would adversely affect our business, financial condition and financial results.

Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business could be harmed.

We have a culture that encourages employees to develop and launch new and innovative solutions, which we believe is essential to attracting customers and partners and serving the best, long-term interests of our company. As our business grows and becomes more complex, it may become more difficult to maintain this cultural emphasis. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our strategies. If we fail to maintain our company culture, our business and competitive position may be harmed.

Risks Related to Data Privacy

Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customers or retention, any of which could seriously harm our business.

We are subject to a variety of laws and regulations in the United States and other countries relating to user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, consumer protection, taxation, and online-payment services. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change.

State and local governments and agencies in the jurisdictions in which we operate, and in which our subscribers operate or reside, have adopted or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers, which could impact our ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, we may damage our reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our subscribers. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions in connection with the CCPA.

The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that we will meet voluntary certifications or adhere to other standards established by them or third parties. If we are unable to maintain these certifications or meet these standards, we could reduce demand for our solutions and adversely affect our business. These laws and regulations may result in investigations, claims, changes to our business practices, increased cost of operations, or declines in customer retention and growth, any of which could seriously harm our business.

If we or our third-party service providers experience a security breach or unauthorized parties otherwise obtain access to our customers’ data, our data, or our platform, our platform may be perceived as not secure, our reputation may be harmed, our business operations may be disrupted, demand for our platform may be reduced, and we may incur significant liabilities.

Operating our business and platform involves the collection, storage and transmission of sensitive, proprietary and confidential information, including personal information of our personnel, customers and their end users, our proprietary and confidential information and the confidential information we collect from our partners, customers and creators.

The security measures we take to protect this information may be breached as a result of cyber-attacks, computer malware, software bugs and vulnerabilities, malicious code, viruses, social engineering (including spear phishing and ransomware attacks), denial-of-service attacks (such as credential stuffing attacks), supply chain attacks and vulnerabilities through our third party vendors, hacking, and other efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations or nation- states. Such incidents have become more prevalent in our industry in recent years. For example, attempts by malicious actors to fraudulently induce our personnel into disclosing usernames, passwords or other information that can be used to access our systems have increased and could be successful. Ransomware attacks are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational harm, and the diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments. Our security measures could also be compromised by personnel, theft or errors, or be insufficient to prevent harm resulting from security vulnerabilities in software or systems on which we rely. Additionally, the COVID-19 pandemic and our remote workforce pose increased risks to our information technology assets and data. Future acquisitions could also expose us to additional cybersecurity risks and vulnerabilities from any newly acquired information technology infrastructure.

Such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful or inappropriate access to, inability to access, disclosure of or loss of the sensitive, proprietary and confidential information that we handle. Investigations into potential incidents occur on a regular basis as part of our security program. Security incidents could also damage our IT systems, our ability to provide our platform and solutions, and our ability to make the financial reports and other public disclosures required under the securities laws.

We rely on third parties to provide critical services that help us deliver our solutions and operate our business. In the course of providing their services, these third parties may support or operate critical business systems for us or store or process personal information and any of the same sensitive, proprietary and confidential information that we handle. These third-party providers may not have adequate security measures and have experienced and could experience in the future security incidents that compromise the confidentiality, integrity or availability of the systems they operate for us or the information they process on our behalf. Such occurrences could adversely affect our business to the same degree as if we had experienced these occurrences directly and we may not have recourse to the responsible third parties for the resulting liability we incur.

Because there are many different cybercrime and hacking techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. While we have developed systems and processes designed to protect the integrity, confidentiality and security of our and our customers’ confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. A security breach or other security incident, or the perception that one has occurred, could result in a loss of customer confidence in the security of our platform and damage to our reputation and brand, reduce demand for our solutions, disrupt normal business operations, require us to incur material costs to investigate and remedy the incident and prevent recurrence, expose us to litigation, regulatory enforcement action, fines, penalties and damages and adversely affect our business, financial condition and results of operations. These risks are likely to increase as we continue to grow and process, store and transmit an increasingly large volume of data.

We have contractual and legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our security measures.

A security breach could lead to claims by our customers, their end users or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures. As a result, we could be subject to legal action or our customers could end their relationships with us. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages. Security breaches could similarly result in enforcement actions by government authorities alleging that we have violated laws requiring us to maintain reasonable security measures.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition, and results of operations.

In addition, we continue to expend significant costs to seek to protect our platform and solutions and to introduce additional security features for our customers, and we expect to continue to have to expend significant costs in the future. Any increase in these costs will adversely affect our business, financial condition, and results of operations.

We are subject to rapidly changing and increasingly stringent laws, contractual obligations, and industry standards relating to privacy, data security, and the protection of children. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

Our platform and solutions rely on our ability to process sensitive, proprietary, confidential, and regulated information, including personal information, trade secrets, intellectual property, and business information, which belongs to us or that we handle on behalf of others such as our customers. These activities are regulated by a variety of federal, state, local, and foreign privacy and data security laws and regulations, which have become increasingly stringent in recent years and continue to evolve. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers, individuals or others; fines and civil or criminal penalties for us or company officials; obligations to cease offerings or to substantially modify our ways that make them less effective in certain jurisdictions; negative publicity and harm to our brand and reputation; and reduced overall demand for our platform or reduced returns on our Operate Solutions.

Internationally, most jurisdictions in which we or our customers operate have adopted privacy and data security laws. For example, the European Union’s (“EU”) General Data Protection Regulation (EU) 2016/679 (“GDPR”) applies to the European Economic Area (“EEA”) and, in substantially equivalent form, to UK establishments and UK-focused processing operations (“UK GDPR”). European data protection laws, including EU GDPR, UK GDPR, and others, impose significant and complex burdens on processing personal information and provide for robust regulatory enforcement and significant penalties for noncompliance. For example, companies that violate the GDPR can face private litigation, bans on data processing and fines of up to the greater of 20 million Euros or 4% of their worldwide annual revenue.

Regulators, courts, and platforms have increasingly interpreted the GDPR and other data protection laws as requiring affirmative opt-in consent to use cookies and similar technologies for personalization, advertising, or analytics. A new regulation that has been proposed in the European Union, known as the ePrivacy Regulation, may further restrict the use of cookies and other online tracking technologies on which our platform relies, as well as increase restrictions on online direct marketing. Such restrictions could increase our exposure to regulatory enforcement action, increase our compliance costs, and adversely affect our business.

Globally, certain jurisdictions have enacted data localization laws and have imposed requirements for cross-border transfers of personal information. For example, the cross-border transfer landscape in Europe is currently unstable and other countries outside of Europe have enacted or are considering enacting cross- border data transfer restrictions and laws requiring data residency. For example, the GDPR and other European data protection laws also generally prohibit the transfer of personal information to countries outside the EEA, such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. In addition, Swiss and UK law contain similar data transfer restrictions as the GDPR. The European Commission recently released guidance on Standard Contractual Clauses, a mechanism to transfer data outside of the EEA, which imposes additional obligations to carry out cross- border data transfers. Although there are currently valid mechanisms available to transfer data from these jurisdictions, there remains some uncertainty regarding the future of these cross-border data transfers.

Countries outside of Europe have enacted or are considering similar cross-border data transfer restrictions and laws requiring local data residency and restricting cross-border data transfer, which could increase the cost and complexity of doing business. If we cannot implement a valid mechanism for cross-border personal information transfers, we may face increased exposure to regulatory actions, penalties, and data processing restrictions or bans, and reduce demand for our services. Loss of our ability to import personal information from Europe and elsewhere may also require us to increase our data processing capabilities outside the U.S. at significant expense.

Additionally, in August 2021, China adopted the Personal Information Protection Law (“PIPL”), which takes effect on November 1, 2021. The PIPL introduces a legal framework similar to the GDPR and is viewed as the beginning of a comprehensive system for the protection of personal information in China, although numerous aspects of the law remain uncertain and developing and the impact that PIPL will have on businesses remains uncertain.

In the United States, federal, state, and local governments have enacted numerous privacy and data security laws, including data breach notification laws, personal information privacy laws, health information privacy laws, and consumer protection laws.

States have begun to introduce more comprehensive privacy legislation. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020 and imposes several obligations on covered businesses, including requiring specific disclosures related to a business’s collection, use, and sharing of personal information, new operational practices, and requirements to respond to requests from California residents related to their personal information. The CCPA contains significant potential penalties for noncompliance (up to $7,500 per violation). Additionally, it is anticipated that the California Privacy Rights Act of 2020 (“CPRA”), which became effective January 1, 2023, will expand the CCPA. The CPRA established a new California Privacy Protection Agency to implement and enforce the CPRA, which could increase the risk of enforcement. Other states have enacted data privacy laws. For example, Virginia passed the Consumer Data Protection Act, and Colorado passed the Colorado Privacy Act, both of which became effective in 2023. In addition, data privacy and security laws have been proposed at federal, state, and local levels in recent years, which could further intensify the challenges associated with compliance efforts.

There is also increasing focus at the state and federal level on use of sensitive categories of data that we may be deemed to collect from time to time. For example, several states and localities have enacted statutes banning or restricting the collection of biometric information. Our platform and solutions employ technology to help creators build augmented and virtual reality applications, and their use to recognize and collect information about individuals could be perceived as subject to these biometric privacy laws. Although we have endeavored to comply with these laws, the collection of biometric information has increasingly been subject to litigation.

There are emerging cases applying existing privacy and data security laws in the U.S., such as the federal and state wiretapping laws in novel and potentially impactful ways, which may affect our ability to offer certain products. The outcome of these cases could cause us to make changes to our platform to avoid costly litigation, government enforcement actions, damages, and penalties under these laws, which could adversely affect our business, results of operations, and our financial condition.

Another area of increasing focus by regulators is children’s privacy. Enforcement of longstanding privacy laws, such as the Children’s Online Privacy Protection Act (“COPPA”), has increased and that trend is expected to continue under the new generation of privacy and data security laws, such as the GDPR, CCPA, and CPRA. For example, the U.K.’s Information Commissioner’s Office recently enacted the Age- Appropriate Design Code (“Children’s Code”), which imposes various obligations relating to the processing of children’s data. We have previously been subject to claims related to the privacy of minors predicated on COPPA and other privacy and data security laws, and we may in the future face claims under COPPA, the GDPR, the Children’s Code, the CCPA, the CPRA, or other laws relating to children’s privacy.

In response to the increasing restrictions of global privacy and data security laws, our customers have sought and may continue to seek increasingly stringent contractual assurances regarding our handling of personal information and may adopt internal policies that limit their use of our Operate Solutions. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self- regulatory standards by which we are legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial contractual liability or fines.

As also described in “Risk Factors — Operating system platform providers or application stores may change terms of service, policies or technical requirements to require us or our customers to change data collection and privacy practices, business models, operations, practices, advertising activities or application content, which could adversely impact our business,” the requirements imposed by rapidly changing privacy and data security laws, platform providers, and application stores requires us to dedicate significant resources to compliance, and could also limit our ability to operate, harm our reputation, reduce demand for our platform, and subject us to regulatory enforcement action (including fines, investigations, audits, or bans on processing personal information), private litigation, and other liability. Such occurrences could adversely affect our business, financial condition, and results of operations.

Risks Related to Laws, Regulations, and the Global Economy

Failure to comply with laws relating to employment could subject us to penalties and other adverse consequences.

We are subject to various employment-related laws in the jurisdictions in which our employees are based. We face risks if we fail to comply with applicable United States federal or state employment laws, or employment laws applicable to our employees outside of the United States. Any violation of applicable wage laws or other employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on our reputation, business, operating results and prospects. In addition, responding to any such proceedings may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

We may be materially adversely affected by the geopolitical conditions resulting from the invasion of Ukraine by Russia, and subsequent sanctions against Russia, Belarus and related individuals and entities, and the status of debt and equity markets, as well as protectionist legislation in our target markets.

The United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. In addition, the invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyber-attacks against U.S. companies.

Additionally, changes in international trade policies by governments around the world, including the imposition or continuation of tariffs, could materially and adversely affect our business. In 2018, the U.S. imposed tariffs on certain imports from China and other countries, resulting in retaliatory tariffs by China and other countries. On February 1, 2025, the United States imposed a 25% tariff on imports from Canada and Mexico, which were subsequently suspended for a period of one month, and a 10% additional tariff on imports from China. Historically, tariffs have led to increased trade and political tensions, between not only the United States and China, but also between the United States and other countries in the international community. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods. These tariffs, any new tariffs or policies imposed by governments around the world, or any resulting retaliatory measures, to the extent implemented, could increase our costs, reduce our sales and earnings or otherwise have an adverse effect on our operations.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions, could adversely affect our target business. The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. If these disruptions or other matters of global concern continue for an extensive period of time, our operations may be materially adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business and operations.

We are subject to laws and regulations enacted by national, regional, and local governments. We will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We are subject to the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and U.S. domestic bribery laws. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. The current U.S. President Donald Trump signed an Executive Order on February 10, 2025, pausing all future investigations and enforcement actions under the FCPA for at least 180 days, along with directing the U.S. attorney general to (1) resolve existing FCPA investigations or enforcement matters, taking into account the current administration’s foreign policy objectives, and (2) issued updated FCPA guidelines or policies. As of the date of this offering statement on Form 1-A, no new guidelines have been issued. As we increase our global sales and business to the public sector and further develop our reseller channel, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our global sales and business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls and economic sanctions laws that could impair our ability to compete in global markets or subject us to liability if we violate the controls.

The Immersed Visor will be subject to U.S. export controls. Our AR/VR headset and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations.

Furthermore, all our activities are subject to U.S. economic sanctions laws and regulations administered by the Office of Foreign Assets Control (“OFAC”), that prohibit the shipment of most solutions to embargoed jurisdictions or sanctioned parties without the required export authorizations. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

We have taken precautions to prevent our platform from being provided, deployed or used in violation of U.S. sanctions laws. We cannot assure you that our policies and procedures relating to export control and sanctions compliance will prevent violations in the future. If we are found to be in violation of U.S. sanctions or export control regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.

If we or our partners fail to obtain appropriate import, export, or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our customers’ ability to implement our platform in those countries. Changes in our platform or future changes in export and import regulations may create delays in the introduction of our platform in global markets, prevent our customers with global operations from deploying our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology.

Our customers outside of North America generated approximately 25% and 33% of our revenue for the years ended December 31, 2024, and 2023, respectively, and approximately 15% of our revenue for the six months ended June 30, 2025. Our growth strategy includes further expanding our operations and customer base across all major global markets. However, any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell our platform to, existing or potential customers with global operations. Any decreased use of our platform or limitation on our ability to export or sell our platform in major global markets would adversely affect our business, results of operations, and growth prospects.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We may sell our software to U.S. federal, state, and local, as well as foreign, governmental agency customers, as well as to customers in highly regulated industries. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have attained the revised certification. Government demand and payment for solutions are affected by public sector budgetary cycles and funding authorizations and funding reductions or delays may adversely affect public sector demand that could develop for our solutions.

Further, governmental, and highly regulated entities may demand or require contract terms and product and solution features or certifications that differ from our standard arrangements and are less favorable or more difficult to maintain than terms that we negotiate with private sector customers or otherwise make available. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to provide our platform to other government customers and could adversely impact our reputation, business, financial condition and results of operations.

We are subject to laws and regulations worldwide, many of which are unsettled and still developing, and which could increase our costs or adversely affect our business.

We are subject to a variety of laws in the United States and abroad that affect our business, including state and federal laws regarding consumer protection, advertising, electronic marketing, protection of minors, data protection and privacy, data localization requirements, online services, anti-competition, labor, real estate, taxation, intellectual property ownership and infringement, export and national security, tariffs, anti- corruption and telecommunications, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States, and compliance with laws, regulations and similar requirements may be burdensome and expensive. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, which may increase the cost of compliance and doing business. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make our platform less attractive to our customers or cause us to change or limit our ability to sell our platform. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding our platform may lessen the growth of mobile academic institutions and impair our business, financial condition or results of operations.

Any legal proceedings, claims against us, or other disputes could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We are and may in the future become subject to legal proceedings and claims that arise from time to time, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees.

Any litigation or dispute, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

Risks Related to Taxation

Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.

Our effective tax rate could increase due to several factors, including:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changes in tax laws, tax treaties, and regulations or the interpretation of them;

•	changes to our assessment of our ability to realize our deferred tax assets that are based on estimates of our future results, the feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations or administrative appeals; and

•	limitations or adverse findings regarding our ability to do business in some jurisdictions. Any of these developments could adversely affect our results of operations.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

We are an U.S. corporation that is subject to U.S. corporate income tax on our worldwide operations. Moreover, most of our operations and customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. To the extent that we conduct activities with connections to other countries, we may be subject to taxes imposed by those countries. New U.S. federal, state and local, and, to the extent applicable, non-U.S., laws and policy relating to taxes may have an adverse effect on our business and future profitability. Further, existing U.S. and foreign tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of June 30, 2025 and December 31, 2024, we had $29,525,481 and $28,107,567, respectively, of U.S. federal net operating loss carryforwards available to reduce future taxable income. Certain of these carryforwards may be carried forward indefinitely for U.S. federal tax purposes. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to such federal tax law. In addition, the federal and state net operating loss carryforwards and certain other attributes may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.

We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our solutions and adversely affect our results of operations.

We collect sales, value added or similar indirect taxes in a number of jurisdictions. An increasing number of states have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al (“Wayfair”) that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital service, or similar taxes, on companies despite not having a physical presence in the foreign jurisdiction. A successful assertion by one or more states, or foreign jurisdictions, requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations. We continually monitor the evolving tax requirements in the jurisdictions in which we operate and those jurisdictions where our customers reside.

Tax Consequences

IN VIEW OF THE COMPLEXITY OF THE TAX ASPECTS OF THE OFFERING, PARTICULARLY IN LIGHT OF CHANGES IN THE LAW AND POSSIBLE FUTURE CHANGES IN THE LAW AND THE FACT THAT CERTAIN OF THE TAX ASPECTS OF THE OFFERING WILL NOT BE THE SAME FOR ALL INVESTORS, PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATION PRIOR TO INVESTMENT IN THE COMPANY.

THE FOREGOING RISK FACTORS REFLECT MANY, BUT PERHAPS NOT ALL OF THE RISKS INCIDENT TO AN INVESTMENT IN THE COMPANY’S SHARES. EACH INVESTOR MUST MAKE HIS OWN INDEPENDENT EVALUATION OF THE RISKS OF THIS INVESTMENT.

Risks Related to this Offering and our Common Stock

Our Stockholders are subject to dilution.

If we are successful in raising the Maximum Offering, we believe with the net proceeds from this Offering that we are adequately financed to carry out our technology and development plans in the near term and to reach a commercial construction decision. However, financing the development of processing operations through to commercial production will be expensive and we may require additional capital to fund large commercial construction and development, technology programs, and potential acquisitions. We cannot predict the size of future issuances of Company shares, the issuance of debt instruments, or other securities convertible into Company shares in connection with any such financing, or the issuance of options to Company employees to add key members to the team. Likewise, we cannot predict the effect, if any, that future issuances and sales of our securities will have on the market price of such shares. If we raise additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing stockholders. Sales of substantial numbers of our shares, or the availability of such shares for sale, could adversely affect prevailing market prices for our securities and a securityholder’s interest in us.

Investors in this Offering will incur immediate dilution from the offering price.

Because our price per share being offered is higher than our book value per share, investors will suffer immediate dilution in our net tangible book value purchased in this Offering. After giving effect to the sale by us in the Primary Offering of Shares at an assumed public offering price of $13.23 per share, which is based on the upper limit of the price range, and after deducting approximately $2.370 million in offering expenses and commissions, assuming the maximum 20% of Bonus Shares are issued and that all of Shares subject to the Secondary Offering are sold by the Selling Stockholders and no other shares of the Company are sold, our post-Offering pro forma net tangible book value as of June 30, 2025, would be approximately $3.594 million or $0.47 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.18 per share to our existing stockholders as of June 30, 2025, and an immediate dilution in pro forma net tangible book value of approximately $12.76 per share to investors purchasing Shares in this Offering. See “Dilution” on page 34 for a more detailed description of the dilution to new investors in the Offering.

The price per share has been determined by our management and our Board of Directors and such determination of price per share may be arbitrary.

The price per share of our Common Stock has been determined by the Company’s management as recommended and approved by our Board of Directors in its sole discretion projecting the value of the Company based on (i) the addition of new commercial agreements, (ii) valuations of peer companies in our industry, (iii) projections of our future cash flows (because the present value of a future cash flow increases as the future cash flow gets closer). The price per share of our Common Stock has not been determined by an independent valuation specialist and may be arbitrary. Additionally, our management may in its discretion offer securities of the Company in “down rounds” at lower pricing than the share price in this Offering. There are no guarantees investors will realize any appreciation on the shares of Common Stock sold in this Offering.

This Offering does not require a minimum funding to close.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements and funding. We do not have any track record for self-underwritten Regulation A+ offerings and there can be no assurance we will sell the Maximum Offering or any other amount. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, including any shares of Common Stock that are purchased in this Offering (including the Primary Offering and the Secondary Offering), if any, and assuming no other shares are sold, the existing holdings of our Founder and CEO will represent beneficial ownership, in the aggregate, of approximately 52.0% of our outstanding Common Stock, on a fully diluted basis, assuming the Company issues the Primary Offering Maximum Amount of Shares and the Selling Stockholders sell the Secondary Offering Maximum Amount of Shares as set forth on the cover page of this Offering Circular. Please see “Security Ownership of Management and Certain Security Holders” on page 72 for more information. As a result, the Founder and CEO will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. The Founder and CEO acquired these shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering. In addition, this concentration of ownership might affect the market price of our Common Stock by:

•	Delaying, deferring or preventing a change of control of the Company;

•	Impending a merger, consolidation, takeover or other business combination involving the Company; or

•	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause our Common Stock price to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, product development, salaries and compensation, general corporate purposes, and offering expenses, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

There is no existing market for our Common Stock, and investors cannot be certain that an active trading market will ever exist or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral. The Company currently has no plans to list any of its shares on any OTC or similar exchange.

The Offering price for the shares of Common Stock has been arbitrarily determined by the Company and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the Offering price, and our stock price is likely to be volatile.

We will use our best efforts to list our Common Stock for trading on a securities exchange however it is uncertain when our Common Stock will be listed on an exchange for trading, if ever.

There is currently no public market for our Common Stock and there can be no assurance that one will ever develop. Our Board of Directors may take actions necessary to list our Common Stock over-the-counter (OTC) or on a national securities exchange, such as the NYSE American, the Nasdaq Stock Exchange, the Toronto Stock Exchange or the London Stock Exchange among others, however such a listing is not guaranteed. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time, if at all. If our Common Stock is not listed on an exchange it may be difficult to sell or trade our Common Stock shares.

If our stock becomes publicly traded and the price fluctuates after the Offering, you could lose a significant part of your investment.

The market price of our Common Stock, if it were traded, could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Offering Circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets typically experience price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If this type of securities litigation occurred against us in the future, it could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Different Share classes may have different rights than Common Shares.

Different classes of shares may exist in the Company such as Preferred Shares held by major investors or founders of the Company. These shares may have different rights and preferences, such as voting rights, liquidation rights, participation rights, rights of first refusal, co-sale rights, and various other rights that do not exist for the class of Common Shares being sold in this Offering. As a result, holders of Preferred Shares will be able to influence certain decisions in management and affairs, and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because extractive mineral processing and battery material related companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price and eventual liquidity of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business, and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of Common Stock will appreciate in value or even maintain the price at which they are purchased.

We may terminate this Offering at any time during the Offering Period.

We reserve the right to terminate this Offering at any time regardless of the number of Shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

We are offering Bonus Shares to certain investors, which will result in increased dilution to those investors not eligible for the maximum bonus.

Certain investors are entitled to receive additional shares of Common Stock under the terms of our Bonus Share program described below under “Plan of Distribution.” The maximum amount of Bonus Shares available is 20%, but could be lower based on the amount invested. As a result, those investors not eligible for the maximum value of Bonus Shares will experience additional dilution compared to investors receiving 20% Bonus Shares.

Our valuation and our offering price have been established internally and are difficult to assess.

The Company has set the price of its Common Stock at $13.23 per share. The valuation for this offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have conducted multiple offerings of securities, and the integration of these offerings could materially harm our business and financial condition.

We are currently and will in the future be involved in one or more unrelated offerings of our securities. Any two or more of our securities offerings could be found by the SEC or a state securities agency to be “integrated” and therefore constitute a single offering of securities. The integration of our offerings could lead to a disallowance of certain exemptions from registration for the sale of our securities in such other securities offerings. Such a finding could give rise to various legal actions on behalf of a federal or state regulatory agency against the Company.

We will not receive any proceeds from shares sold by Selling Stockholders, which may limit our ability to use offering proceeds for corporate purposes.

A portion of the Shares offered in this Offering are being sold by existing Selling Stockholders rather than by us. We will not receive any proceeds from the sale of Shares by Selling Stockholders. Selling Stockholders are offering up to 302,343 Shares, representing approximately 13.7% of the total Shares offered (including the Bonus Shares), or approximately 16.0% of the total Shares being sold for cash consideration. Investors will not be able to choose whether they are purchasing Shares from the Company or from Selling Stockholders. Further, the proceeds from Shares sold by Selling Stockholders will go directly to those Selling Stockholders. As a result, we will receive less capital from this Offering than if we were selling all of the offered Shares ourselves. This reduction in proceeds may limit our ability to fund operations, pursue growth opportunities, or achieve other corporate objectives that we might otherwise accomplish with the full proceeds of the Offering.

DILUTION

As of June 30, 2025, an aggregate of 5,821,712 shares of Common Stock is outstanding. In addition, 11,984,141 options to purchase shares of Common Stock have been issued pursuant to stock option award agreements under the 2017 Stock Option Plan, with exercise prices ranging from $0.02 to $3.70 per share, and 1,492,595 shares of Common Stock remain available for future grants under the 2017 Stock Option Plan. Additionally, 2,616,048 options to purchase shares of Common Stock have been issued to our founder pursuant to stock option award agreements, with exercise prices ranging from $0.03 to $0.82 per share. Future awards could be issued at per share prices above or below the Offering Price. The following dilution discussion does not include any conversion of our outstanding convertible notes into shares of Common Stock, or any awards under our 2017 Stock Option Plan or awards granted to our executive officers outside of the 2017 Stock Option Plan.

If you purchase Shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our net tangible book value as of June 30, 2025, was approximately $(15.787) million or $(2.71) per share based on 5,821,712 outstanding shares of Common Stock as of June 30, 2025. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding, all as of the date specified.

After giving effect to the sale by us in the Primary Offering of Shares at an assumed public offering price of $13.23 per share, which is based on the upper limit of the price range, and after deducting approximately $2.370 million in offering expenses and commissions, assuming the maximum 20% of Bonus Shares are issued and that all of Shares subject to the Secondary Offering are sold by the Selling Stockholders and no other shares of the Company are sold, our post-Offering pro forma net tangible book value as of June 30, 2025, would be approximately $3.594 million or $0.47 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.18 per share to our existing stockholders as of June 30, 2025, and an immediate dilution in pro forma net tangible book value of approximately $12.76 per share to investors purchasing Shares in this Offering.

The following table illustrates the per share dilution to investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Shares offered for sale in this Offering (after deducting our estimated offering expenses and Broker commission of approximately $2.370 million, $1.951 million, $1.533 million, and $1.114 million), respectively, as of June 30, 2025:

Funding Level	$19,380,360	$13,361,300	$7,342,240	$1,323,180
Offering Price	$13.23	$13.23	$13.23	$13.23
Net tangible book value per Share at June 30, 2025	$(2.71)	$(2.71)	$(2.71)	$(2.71)
Increase per Share attributable to existing investors in this Offering	$3.18	$2.45	$(6.15)	$(27.66)
Pro forma net tangible book value per Share after Offering at June 30, 2025	$0.47	$(0.33)	$(1.25)	$(2.30)
Dilution to investors purchasing Share in the Offering	$12.76	$13.56	$14.48	$15.53

PLAN OF DISTRIBUTION

The Shares are being offered by us on a “best-efforts” basis. There is no aggregate minimum to be raised in order for the Offering to become effective, and therefore the Offering will be conducted on a “rolling basis.” This means we are entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital, general corporate purposes, repayment of debt (if any) and, prior to our use of the proceeds, other uses, including short-term, interest-bearing investments, as more specifically set forth in the “Use of Proceeds” starting on page 40.

Agreement with DealMaker Securities, LLC

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide the administrative and compliance related functions in connection with this Offering, and as broker-dealer of record. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. O/A DealMaker (“DealMaker”) and DealMaker Reach, LLC (“Reach”).

Neither the Broker nor its affiliates will receive compensation for the sale or issuance of bonus securities. The aggregate fees payable to the Broker and its affiliates are described below.

Administrative and Compliance Related Functions

The Broker will provide administrative and compliance related functions in connection with this Offering, including:

•	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

•	Reviewing with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

•	Reviewing with the Company on question customization for investor questionnaire, selection of webhosting services, and template for the Offering campaign page;

•	Advising us on compliance of marketing material and other communications with the public with applicable legal standards and requirements;

•	Providing advice to the Company on preparation and completion of this Offering Circular;

•	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the Offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

•	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering;

•	Working with Company personnel and counsel in providing information to the extent necessary;

•	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

•	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

•	Coordinating with third party agents and vendors in connection with performance of services;

•	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

•	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

•	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

•	Reviewing with the Company regarding any material changes to the Form 1-A which may require an amended filing; and

•	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Such services shall not include providing any investment advice or any investment recommendations to any investor. For these services, we have agreed to pay Broker:

•	A one-time $27,500 payment for accountable expenses;

•	A cash commission equal to four and one-half percent (4.5%) of each investor’s total amount invested in the Offering (including the 3.0% Transaction Fee), not to exceed a maximum of $1,158,749.54, if fully subscribed.

Technology Services

The Company has also engaged DealMaker, an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website at https://invest.immersed.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer, wire transfer or credit card to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

•	A one-time $10,000 payment and monthly payments of $2,000 for three months (up to $6,000) for accountable expenses; and

•	After the Offering commences, $2,000 monthly marketing advisory fee, to a maximum of $18,000.

Marketing and Advisory Services

The Company has also engaged Reach, an affiliate of Broker, for certain marketing advisory and consulting services. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

For these services, we have agreed to pay Reach:

•	A one-time $30,000 payment and monthly payments of $11,000 for three months (up to $33,000) for accountable expenses for the provision of marketing consulting services and developing materials with respect to the self-directed electronic roadshow; and

•	After the Offering commences, $11,000 monthly marketing advisory fee, to a maximum of $99,000.

For supplemental marketing services, Reach will receive as compensation a maximum of $250,000, which will be requested on a case-by-case basis as the Company requests for the placement of marketing advertisements.

The Administrative and Compliance fees, the Technology Services Fees, and the Marketing and Advisory Services Fees described above will, in aggregate, not exceed $1,632,249.54.

Transaction Fee

In connection with this Offering, Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 3.0% of the subscription price per Share (the “Transaction Fee”). The Transaction Fee will apply in connection with the issuance and sale of new Shares by the Company in the Primary Offering and in connection with the sale of Shares by the Selling Stockholders in the Secondary Offering. The aggregate amount paid by the investors related to the Transaction Fee will be allocated to the Company to offset the Offering costs. The Transaction Fee is subject to the 4.5% commission calculation charged by DealMaker Securities. These expenses are included in the maximum compensation set forth in the table above.

Offering Period and Expiration Date

This Offering will start on or after the date on which the Offering Statement is qualified by the SEC, and will terminate at our discretion or, on the Termination Date.

Procedures for Subscribing

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5.0% for 90 days).

The Company will be responsible for payment processing fees in relation to this Offering, estimated to be approximately 2.0% of the total proceeds. Upon each closing, funds tendered by investors will be made available to the Company for its use.

In order to invest, you will be required to subscribe to the Offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibits attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investors. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the Primary Offering Maximum Amount.

The Subscription Agreement is to be construed in accordance with and governed by the laws of the State of Texas. The Subscription Agreement provides further that the parties to the Subscription Agreement will submit to the jurisdiction of the state courts of Texas and to the jurisdiction of the United States District Court in the City and County of Austin, Travis County for the purpose of any suit, action or other proceeding arising out of or based upon the Subscription Agreement.

Investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding any interpretation of the provisions in the Subscription Agreement to the contrary, pursuant to Section 22 of the Securities Act, investors’ claims asserted under the Securities Act and the rules and regulations thereunder are subject to concurrent state and federal court jurisdiction. Additionally, pursuant to Section 27 of the Exchange Act, and the recent Supreme Court precedent thereunder in Merrill Lynch, Pierce, Fenner & Smith Inc. v. Manning (2016), the federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest.

The Broker has not investigated the desirability or advisability of investment in the Shares, nor approved, endorsed or passed upon the merits of purchasing the Shares. Broker is not purchasing the Company’s securities for its own account with the intent to resell those, and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Commissions and Discounts

The following table sets forth the total discounts and compensation payable to the Broker in connection with this Offering:

	Per Share	Maximum
Public Offering Price	$13.23	$24,999,990	(1)
Transaction Fee	$0.40	$750,000	(2)
Broker and Affiliate Compensation	$0.86	$1,632,250
Proceeds, before expenses, to us	$10.65	$20,117,740	(3)

(1)	This includes the total amount of 1,587,301 Shares subject to the Primary Offering and the total amount of 302,343 Shares subject to the Secondary Offering.

(2)	The Transaction Fee does not apply to the 317,460 Bonus Shares.

(3)	Represents the proceeds, before expenses, to the Company, but after deducting $4,000,000, which will be received by the Selling Stockholders, on a pro rata basis, assuming all of their Shares offered in the Secondary Offering are sold.

Bonus Shares for Certain Investors (Up to 20%)

Certain investors in this Offering are eligible to receive Bonus Shares of Common Stock for no additional consideration.

The Company’s current noteholders, including holders of convertible promissory notes issued by the Company, will not be deemed “investors” eligible for Bonus Shares unless and solely to the extent they make a new cash investment in this Offering after qualification by the SEC. No Bonus Shares will be issued in respect of any conversion, exchanger, or cancellation of outstanding indebtedness, including the conversion of any notes issued by the Company, whether before or after qualification of this Offering by the SEC.

The amount of Bonus Shares investors in this offering are eligible to receive and the criteria for receiving such Bonus Shares is as follows:

(i)	Investment Amount. Investors will be eligible to receive Bonus Shares based on the amount of their investment in this offering. The below table summarizes the available bonus by amount invested:

Amount Invested	Bonus Shares
$5,000.00	5%
$10,000.00	10%
$25,000.00	15%
$50,000.00	20%

(ii)	Existing Immersed Investor. Existing investors in the Company will be eligible to receive Bonus Shares if they also invest in this Offering. Each existing investor that invests in this Offering will receive additional Bonus Shares equal to 20% of the number of shares purchased, rounded down to the nearest whole share.

The maximum amount of Bonus Shares an investor can make on a single investment in this Offering is 20%.

Investors in this Offering are only eligible to receive all of the Bonus Share perks described above. Therefore, the most Bonus Shares any individual investor is eligible to receive is 20%. Bonus Shares will be applied to each investor following the completion of the subscription in the Offering. The Broker and the Company will verify eligibility through records maintained for prior investments to this Offering, and current investments in this Offering.

Selling Stockholders

The Selling Stockholders set forth below will sell up to a maximum of 302,343 Shares for up to $4,000,000.

The following table sets forth the names of the Selling Stockholders, the number of shares of capital stock (on an as-converted basis to Common Stock basis) beneficially owned prior to this Offering, the number of shares being offered in connection with the Secondary Offering and the number of shares of capital stock to be beneficially owned after this Offering, on a fully diluted basis, assuming that all of Selling Stockholders’ Shares are sold in connection with the Secondary Offering.

Subscriptions for the Shares will be applied between the Selling Stockholders on a pro rata basis, which means that at each closing in which Selling Stockholders are participating, a Selling Stockholder will be able to sell its “Pro Rata Portion” of the Shares that the Selling Stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, if the Company holds a closing for $1 million in gross proceeds, the Company will issue shares and receive gross proceeds of $840,000 while each of the Selling Stockholders will receive their Pro Rata Portion of the remaining $160,000 in gross proceeds and will transfer their shares to investors in this Offering. Selling Stockholders will not offer fractional shares and the shares represented by a Selling Stockholder’s Pro Rata Portion will be determined by rounding down to the nearest whole share.

The Broker will receive a 4.5% commission on sales of Shares by the Selling Stockholders through Dealmaker’s platform prior to disbursement to the Selling Stockholder. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders in connection with the Secondary Offering, except for the Transaction Fee applied on the Shares sold by the Selling Stockholders which will be allocated to the Company to offset the costs of the Offering.

Selling Stockholder	Amount of Shares Owned Prior to the Offering (on a Fully Diluted Basis)	Amount Offered	Amount Owned After the Offering (Assuming Sale of All Amount Offered)	Selling Stockholders Pro Rata Portion (1)
Renji Bijoy	16,594,655	207,861	16,386,794	68,75%
Joseph Bernardi	1,062,421	56,689	1,005,732	18.75%
Tatsuya Yamashita	283,726	37,793	245,933	12.50%
Total	17,940,802	302,343	17,638,459	100.00%

(1)	“Pro Rata Portion” represents that portion that a Selling Stockholder may sell in the Offering expressed as a percentage where the numerator is the amount offered by the Selling Stockholder divided by the total number of shares offered by all Selling Stockholders.

All of the aforementioned Selling Stockholders will be entering into an irrevocable power of attorney (“POA”) with an individual, as attorney-in-fact, in which they will be directing the Company and the attorney-in-fact to take the actions necessary in connection with the Offering and the sale of shares. This includes the signature of any required subscription agreements with each purchaser.

Transfer Agent and Registrar

DealMaker Transfer Agent will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

USE OF PROCEEDS

If the Primary Offering Maximum Amount is sold in connection with the Primary Offering (which assumes a public offering price per share of $13.23, plus the $0.40 of Transaction Fee, which represents the upper limit of the price range) pursuant to this Offering Circular, our net proceeds (after our estimated offering expenses, broker-dealer discounts and commissions of approximately $2,369,629) are expected to be approximately $19,380,360 (including the Transaction Fee applied on the Selling Stockholders’ Shares, assuming the total Selling Stockholders’ Shares are sold in connection with the Secondary Offering, which will be allocated to the Company to offset the Offering costs). The estimate of the budget for Offering costs is an estimate only and the actual Offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of the Shares assuming the sale of, respectively, 100%, 75%, 50% and 25% of Shares offered for sale in this Offering.

	Percentage of Offering Sold
Use of Proceeds	100%	75%	50%	25%
Total amount raised	$21,749,990	$15,312,492	$8,874,995	$2,437,497
Product development	$11,628,216	$8,016,780	$4,405,344	$793,908
Salaries and compensation	$5,814,108	$4,008,390	$2,202,672	$396,954
General corporate purposes	$1,938,036	$1,336,130	$734,224	$132,318
Offering Expenses (including broker-dealer fees and commissions)	$1,854,630	$1,564,942	$1,275,255	$985,567
Payment and Transaction Processing Fees	$515,000	$386,250	257,500	$128,750

We will not receive any of the proceeds from the sale of Shares being sold by the Selling Stockholders in connection with the Secondary Offering, except for up to $113,951 resulting from the Transaction Fee applied on the Selling Stockholders’ Shares (assuming all Selling Stockholders’ Shares offered in connection with the Secondary Offering are sold), which will be allocated to the Company to offset the Offering costs.

We are an early-stage company that began development efforts in 2017. As set forth above, we expect to utilize the majority of capital raised in connection with this Offering to fund our business strategy, including without limitation, product development, salaries and compensation, general corporate purposes, and offering expenses. Our plan of operations for the next few years includes scaling Visor through mass production, developing a newer version of Visor, the Visor 2, further developing and scaling adoption of Curator AI, as well as other AI initiatives where our hardware provides value to other AI companies.

The amounts set forth above are our current estimates for such development, and we cannot be certain that actual costs will not vary from these estimates. This expected use of the net proceeds from the Primary Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. Our management has significant flexibility and broad discretion in applying the net proceeds received in the Primary Offering, including the repayment of any indebtedness. We cannot assure that our assumptions, expected costs and expenses, and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors” starting on page 6.

Although our business does not presently generate profit, we believe that if we raise the Primary Offering Maximum Amount, that we will have sufficient capital to finance our operations at least through the end of September 2026. However, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during and/or after such period, we may be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from the Primary Offering, we may choose to invest the net proceeds in a variety of capital preservation investments, including, without limitation, short-term, investment grade, interest bearing instruments and United States government securities. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products, and/or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF THE BUSINESS

The following business description is made as of the time of this Offering Circular and may change course as the Company evolves.

Overview

The incorporation of the company that is today, Immersed Inc., took place on January 4, 2017, as a Delaware Corporation under the name of “Arajoy, Inc.”. The company initially focused on building computer vision-driven AI models for autonomous drones and human-pose estimation algorithms. In 2017, the company changed its focus to working on what Immersed does today. The company changed its name to “Immersed Inc.” on November 29, 2017.

Our mission is to become a leading provider of AR/VR productivity solutions that is building artificial intelligence (“AI”) productivity solutions to digitally transform the working environment to enhance worker and company efficiency. Founded in 2017 and headquartered in Austin, Texas, Immersed has developed a spatial computing software optimized for enterprise that allows users to work full-time with their team in virtual AR/VR offices, which is available on several AR/VR app stores. Our Immersed application remains a cornerstone of our business. Additionally, Immersed has developed with industry partners a purpose-built spatial computing hardware called the Visor that is 70% lighter weight and 70% less expensive than other 4K-per-eye headsets. The Visor is a key differentiator in our hardware portfolio, boasting an ultra-lightweight, ergonomic design and high-resolution displays that set it apart from gaming-centric alternatives. In addition to that, Immersed is developing an AI assistant named “Curator” that is optimized for enterprise office productivity using multi-modal large language models (LLMs). With Curator, we are pioneering proactive, context-aware support that acts as a “second brain” for managing tasks and retrieving critical information.

With our innovative spatial computing software, integrated with the Visor and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce, as well as offer new solutions to enhance collaboration and individual productivity, and equip employees with the skills and capabilities needed for the jobs of the future. Immersed has a limited operating history and has not generated a profit.

The mailing address of Immersed’s principal executive office is 106 E. 6th St. STE 900-202, Austin, Texas 78701.

Products and Technology

We believe that Immersed’s workplace productivity application, which allows users to work in a virtual office environment, is one of the most used enterprise applications within AR/VR measured by the number of hours spent in the application. Using its proprietary intellectual property that has been developed over the last seven years, Immersed is, to our knowledge, the only application that connects any AR/VR headset to any computer operating system (Mac, PC, or Linux) and provides up to five software-emulated virtual monitors.

Immersed’s application is compatible with third-party hardware provided by companies like Meta, Microsoft, Apple, HTC, ByteDance, and SteamVR devices. The Immersed application allows users to optimize focus and productivity independent of the physical location where they choose to work. This can be done individually or in collaboration with a team where users can share multiple screens and whiteboard together.

As employees work within Immersed’s spatial computing application, it is intended that Curator will have the unique capability to index and analyze everything that the “virtualized” workers see, say, hear, or interact with while maintaining individual privacy and security. Curator will observe the information that the user experiences during meetings or interactions with colleagues, curate that information, and summarize it for later use. We expect that Curator will provide a mechanism for the information to be recalled using natural language prompts interpreted by the LLM in order to return the best context-related answer. We believe that using this mechanism will help employees be more productive in the tasks that require repetition but low cognitive load, while freeing them up to concentrate on higher-value work that requires a higher cognitive load. We expect that the outcome for the employer will be higher productivity and cost savings.

Immersed has deployed existing class-leading, industry-proven software to deliver a seamless virtual experience. Immersed’s spatial computing software is built on the ubiquitous Unity game engine and follows OpenXR standards to easily port to any future third-party AR/VR hardware. Immersed also leverages Microsoft’s Mixed Reality Toolkit 3 which enables hand-tracked interactions to feel fluid when interacting with virtual user interface elements. Immersed has partnered with Qualcomm to adopt their Snapdragon Spaces SDK which accelerates performance for eye-tracking, face-tracking, hand-tracking, simultaneous localization and mapping (SLAM), visual see-through (VST), also known as “passthrough”, and other computationally demanding processes, leading to an overall smoother experience.

In 2022, Immersed became hardware agnostic, being able to be run on any compatible third-party hardware, and its application can now be downloaded from all major AR/VR app stores.

In 2023, Immersed began development with industry partners on a work-focused AR/VR headset, the “Visor,” which is higher resolution than Apple Vision Pro, 70% lighter weight, and 70% less expensive. Owning the entire technology stack, from the software to the hardware, Immersed is enabled to have one of the world’s most valuable data engines for the imminent AI future.

In 2024 and currently, Immersed continued refining Visor based on demoing it to prospective enterprise customers, and also began development of Curator AI.

Business Model

Our business model is built on a three-pronged approach:

•	Software: our immersive application on the multiple AR/VR app stores delivers high-performance virtual workspaces that enhance collaboration and individual productivity.

•	Hardware: the Visor is purpose-designed for work, boasting an ultra-lightweight, ergonomic design and high-resolution displays that set it apart from gaming-centric alternatives.

•	AI Integration: with our AI assistant, Curator, we are pioneering proactive, context-aware support that acts as a “second brain” for managing tasks and retrieving critical information.

Immersed has evolved from its initial consumer model to also include enterprise clients business to business. We do still maintain a consumer offering.

In June 2019, Immersed released a 3-tiered SaaS model: free, $14.99 one-time payment, and $9.99/ month, with each higher tier having an increased set of features. Once Immersed was released to the Meta Oculus App Store in August 2020, that model was iterated to a 2-tiered software as a service (SaaS) model: Free and $14.99/month (called “Elite”). In July 2022, Immersed decided to discontinue this subscription model.

In September 2023, Immersed released a new subscription tier for $4.99/month.

Immersed’s focus on enterprise monetization consists of three revenue streams that correspond to its three solutions.

•	The first revenue stream is expected to be similar to the tiers that were released in the Meta Oculus App Store, but specifically tailored for enterprise customers. We expect that this will have additional sets of features that are relevant to teams at companies, such as User Access Management, administrator privileges, custom virtual office floor plans, Mobile Device Management, and increased security.

•	The second revenue stream is expected to be from Immersed’s sales of “Visor”, which has been developed with the assistance of industry partners, with initial deliveries in 2025. We expect to sell at scale to enterprise customers to complement our revenue stream from our spatial computing software. We intend that Visor will provide a seamless and comfortable user experience, optimized specifically for enterprise work-related tasks. By combining hardware and software expertise, Immersed is aiming to deliver a vertically integrated solution that should transform the way employees work, increasing collaboration and driving productivity.

•	The third revenue stream is expected to be from monetizing “Curator” and will be charged per user, which we believe would complement our hardware and software solutions both from Immersed’s own vertically integrated solutions and third-party hardware.

More recently, Immersed is implementing innovative monetization strategies, including, for example, reducing the upfront cost for the hardware, Visor, to approximately $500 if the customer commits to a one-year subscription model, to drive recurring revenue and broaden market access.

Market Size

The demand for augmented and virtual reality (XR) is growing, not just in the entertainment landscape but in the enterprise space as well, according to Morder Intelligence. Our platform already serves over 1.4 million unique users and has generated billions of social media views organically. This is because Immersed not only serves the spatial computing market, but also serves the general computing market. As hybrid and remote work models gain tractions—and as emerging applications such as remote physical labor and humanoid robotics come to the forefront—the potential market size continues to grow dramatically. Our evolving customer base now includes not only early teach adopters but also professionals across multiple industries, confirming the expansive opportunity ahead. According to the Extended Reality Market Report issued by Mordor Intelligence in 2025, XR market will grow with a CAGR of 40.61% from 2025-2030. The study suggested that a significant portion of the XR market growth would come from the enterprise space, where businesses are now moving more rapidly into the age of digital transformation. Although there has long been potential for XR in the enterprise environment, we believe that most organizations have only begun to see the technology’s true value during 2020, as a result of the COVID-19 pandemic.

COVID-19 pushed companies outside of their traditional environments, shutting down physical locations, and reducing the ways that companies could interact, both internally and externally. Although there has been a return to the office for some companies, in this new landscape that includes remote working, XR is emerging as the solution to help bridge the gap separating employees.

We believe that the growing demand for immersive and collaborative technologies is fueling the adoption of Immersed’s solutions. Based on market research published by Enterprise Collaboration Market in January 2025, the global enterprise collaboration market was valued at $54.5 billion in 2023 and is expected to surpass $154.96 billion by the end of 2033, driven by the need for seamless remote collaboration, enhanced productivity, and improved communication across geographically dispersed teams. We believe Immersed is poised to capture a significant share of this market by offering cutting-edge solutions that enable organizations to unlock the full potential of their workforce.

According to Next Move Strategy Consulting’s report from 2025, the market for AI is expected to show strong growth in the coming decade – its value of nearly $225 billion in 2024 is expected to grow five times by 2030, up to nearly $1.2 trillion. In addition, according to the World Economic Forum, by 2030, an estimated nine million jobs will be displaced by AI, emphasizing the urgent need for reskilling and upskilling the workforce. Furthermore, according to The Business Research Company’s report from 2025, the current global corporate training market size in 2024 was approximately $398.8 billion and with a compound annual growth rate (CAGR) of 4.7%. This is a key market for Immersed solutions that fit well within the context of training new employees and retraining existing employees.

Customers

Immersed has had over 1.4 million unique users since inception, with users spending more than 1,600 years in our application. See “Management’s Discussion and Analysis of Results of Operations” for more information.

Product Development

In an ever-evolving industry, the key to our long-term success and growth lies in our commitment to embracing technological advancements. As pioneers in spatial computing, we understand the critical importance of staying ahead of the curve, and our executive management diligently fosters an environment of innovation and adaptability. We remain vigilant in exploring and leveraging new technologies that can augment our product and service offerings, propelling us into new dimensions of efficiency and user experience. Our multi-year product roadmap is a testament to this dedication, encompassing a strategic vision that centers around expanding the application of our cutting-edge proprietary spatial computing hardware, while continually enhancing our flagship Immersed application and empowering our workforce with AI-driven assistance. We intend to deliver a comprehensive ecosystem that reshapes the way professionals work, ensuring they have access to the most advanced tools and capabilities in the ever-expanding landscape of remote collaboration.

Immersed Application: Revolutionizing Remote Collaboration

We believe our flagship product, the Immersed application, can be at the forefront of revolutionizing remote collaboration. We are dedicated to continually enhancing the application to provide users with a seamless and intuitive virtual workspace. As our product development cycles are tightly integrated and informed by user data, user feedback, and user interviews, our product roadmap for the Immersed application includes ongoing improvements to enhance user experience and productivity, in addition to incorporating user-requested integrations. We are actively developing features that enable more efficient virtual meetings, streamlined project management, and innovative ways to interact with digital content and co-workers. One of our Immersed application capabilities is to transform any compatible AR/VR headset into a multi-screen workstation by providing up to five virtual displays that are intuitively aligned and persistently available throughout the workday. This tool not only elevates individual productivity, but also fosters dynamic, real-time collaboration—whether for pair programming, creative brainstorming, or executive strategy sessions—mimicking the benefits of physical co-location in a virtual space. As we expand our application’s capabilities, we are committed to ensuring that it remains a leading-edge solution for enterprises seeking to optimize their remote work capabilities. This also includes capabilities for enterprise companies to recreate their real-world offices in the Immersed application.

Visor: Unlocking a New Dimension of Work

Complementing our Immersed application, our work-optimized spatial computing hardware, Visor, is designed to elevate the immersive experience for professionals. We have developed and intend to continuously refine Visor’s design and capabilities to offer users comfort and performance during extended wear. The Visor is developed specifically for workplace productivity, its features include: (i) ultra-lightweight and ergonomic design—weighing only six ounces and with a thickness of roughly 41 millimeters (less than half that of many competing headsets)—the Visor is engineered for all-day comfort and ease of use; (ii) high-resolution visuals—delivering 4K resolution per eye, it ensures clear, detailed images critical for productivity tasks; and (iii) enhanced user experience—its sleek, unobtrusive design makes it suitable for public use, and upcoming enhancements such as slip-in prescription lens inserts will further broaden its appeal.

The Visor product roadmap is expected to encompass advancements in display technology, enhanced tracking precision, and ergonomic design improvements. We aim to create a next-generation device that seamlessly integrates with the Immersed application, creating a cohesive and efficient workflow for remote collaboration. As we forge ahead, our goal is to continuously improve the quality of the hardware while simultaneously reducing costs for manufacturing. Development of Visor commenced in March 2023. Since that time, Immersed has co-developed initial units with a high-volume hardware manufacturer and is working with them to design manufacturing lines to produce Visor at scale. Immersed received $500,000 in pre-orders for Visor within the first week of launching pre-orders and began initial deliveries of Visor in 2025, with fulfillment through 2026. The anticipated distributions are subject to completion of the manufacturing of Visor within the anticipated schedule. There can be no assurance that the manufacturing and distribution of Visor will not experience delays or other setbacks. In January 2024, Immersed introduced Visor Plus, a membership bundle for new Visor customers that lowers the upfront hardware price and includes added benefits to enhance the user’s experience. Immersed intends to honor its pre-orders from customers who purchased the Visor at a higher cost by offering 12 months of Visor Plus free in addition to the features they will already receive. A Visor Plus membership is expected to be issued with the Visor for all orders placed from February 2024. A Visor Plus membership is expected to include Immersed Pro features (and early access to beta features), standard warranty during membership, Curator professional AI assistant, customizable 3D work spaces, discounts on Visor accessories, extended 3 hour battery, VIP co-working spaces, priority support and a priority trade-in program.

AI-Driven Assistance: Empowering the Workforce

Immersed is also about empowering the workforce with AI-driven assistance. Curator is at the heart of our next-generation productivity offerings. Built on state-of-the-art LLMs, Curator will feature: (i) proactive task management—it intelligently reviews past interactions and meeting data to suggest actionable tasks and schedule adjustments; (ii) contextual awareness—by combining virtual data with real-world sensor inputs, Curator can help users locate misplaced items and recall important details, effectively acting as an ever-present “second brain;” and (iii) future-proof capabilities—the continuous data stream from our devices sets the stage for extending AI functions into future applications such remote-controlled humanoid robotics, further expanding the practical applications of our platform.

We expect our AI solution, “Curator,” will function as a knowledgeable and proactive AI assistant for knowledge workers, but this will require secure training data at scale. We are dedicated to developing and then expanding Curator’s capabilities to provide users with instant access to expert knowledge, proactive task suggestions, and personalized support. In our product roadmap for AI-driven assistance, we are focused on developing Curator’s ability to comprehend and contextualize virtualized work experiences. As time progresses, Immersed intends to work to improve the cost of training while increasing the throughput of data that will greatly improve the precision and utility of our AI.

Growth Strategy

Enterprise Partnerships: Goal of Uniting Hardware, Channel Sales, and Expansion

At Immersed, one of our key growth strategies lies in fostering strategic partnerships with enterprise partners, focusing on securing long-term market leadership. Our approach goes beyond hardware development: it encompasses sales channel and a dynamic land-and-expand model. By creating alliances with major players in the enterprise sector, we aim to create a powerful ecosystem that amplifies our reach and impact. Collaborating with renowned hardware manufacturers, we aim to ensure seamless integration of Visor into existing enterprise setups, enhancing the immersive experience for professionals worldwide.

Furthermore, our channel sales strategy targets diverse markets and industries, leveraging established networks to bring Immersed’s spatial computing solution to a broader audience. Through carefully orchestrated land-and-expand tactics, we expect to secure new customer relationships and fortify our presence with existing clients. We believe this multi-pronged approach empowers Immersed to establish strong and lasting connections, potentially driving widespread adoption of our revolutionary spatial computing technology across enterprises.

Consumer Adoption: Goal of Uniting Ecosystems, Expanding Brand Awareness Globally

As part of our growth strategy, Immersed will aim to penetrate all major headset ecosystems. As consumer adoption grows, we expect brand awareness and seamless user connectivity across devices to increase with it. Our platform has garnered significant traction with over 1.4 billion social media views in 2024 alone and a growing base of satisfied users, achieved without reliance on paid advertising. Our dedication to providing an immersive experience extends to users of various AR/VR headsets, proving essential hardware-agnostic software that connects users regardless of what ecosystem they are already part of.

Through currently growing SEO moats and strategic integration with leading headset ecosystems, we intend to create a unified platform where users can collaborate effortlessly, irrespective of their device preferences. We believe this holistic approach to consumer adoption will allow us to reach a broader audience and establish Immersed as the go-to solution for remote collaboration, virtual meetings, and enhanced individual productivity.

We plan to continue expanding our user base across both consumers and enterprise sectors. Additionally, we are actively exploring applications beyond traditional office productivity, including remote physical labor and the integration of intelligent robotics, leveraging our unparalleled data insights and hardware.

AI Adoption: Curator’s Path to Potential Viral Adoption and Growth

By unlocking value and streamlining the workflow of knowledge workers using data that no other company has access to, Curator has the potential to drive the viral growth of AI-empowered workers. We believe that the ability that it will have to make jobs significantly easier and more efficient will inspire users to share their experiences through word-of-mouth referrals, potentially fostering organic expansion and widespread adoption. Immersed will aim to make it very easy for users to share their experiences, whether it be through easy ways to export experiences to social media or referral incentives.

As professionals discover the ease and productivity gains afforded by Curator’s AI-powered assistance, our hope is that the appeal of Immersed’s ecosystem will increase. If we achieve our aim of making Curator an indispensable tool in the work arsenal of countless users, we expect that it will act as an ambassador for Immersed, generating organic momentum for our entire suite of products. We are committed to developing and then continually enhancing Curator’s capabilities and intelligence, solidifying its position as the ultimate AI assistant for knowledge workers and the catalyst for Immersed’s exponential growth.

Sales and Marketing

Moving ahead, Immersed is focused on advancing its sales and marketing endeavors with a strategic approach. We aim to expand our market presence and capitalize on hardware development and channel sales opportunities. Our commitment to consumer adoption will continue, as we plan to extend our platform onto various headset ecosystems, bolstering brand awareness and fostering user connections across devices. Immersed’s content team also releases viral social media content to spread awareness of its products. In parallel, we believe that our AI-driven workforce augmentation solution, Curator, will play a pivotal role in driving organic growth through word-of-mouth referrals and user-generated social media content, unlocking new market opportunities.

We continue to work with bulk orders and strategic partnerships with major corporations, reinforcing our position as the go-to solution for large-scale, remote, and hybrid work environments.

Through these cohesive efforts, Immersed believes it is positioned to strengthen its market position as a leading player in spatial computing and enterprise AI. Our sales approach is highly adaptable and responsive to both consumer and enterprise needs,

Research and Development

Our research and development activities have primarily been focused on enhancing our spatial computing software, developing our AI assistant “Curator,” and modernizing our hardware offering “Visor,” which is being developed in partnership with a major AR/VR manufacturing company. Part of our research and development consists of gathering user feedback, which then informs swift, iterative improvements.

Our management believes that we must dedicate a significant amount of resources to research and development in order to develop our offerings and then maintain a competitive position in the market. Our products intersect many emerging fields including AI, spatial computing, augmented reality, and space management, and we plan to continue to innovate and patent new methods to solve problems for our customers. Our ability to rapidly iterate and respond to customer feedback ensures that our research and development practices create fast solutions.

Competition, Strengths, and Differentiation

We both compete and aim to collaborate and partner with companies such as Apple, Meta, Microsoft, Google, and Samsung. While aiming to co-develop mutually beneficial projects with these companies, we may also simultaneously have competing offerings with them that appeal to similar but different audiences.

We believe that we offer a unique and differentiated approach to the market that our competition is currently not positioned or not capable of servicing, as described below.

Our Platform. We understand today’s workplace is a collection of spaces, people, activity-based work, virtual and physical interactions, culture, experiences, and the technology that binds them. Immersed has built a solution that we believe helps enterprise companies build culture, foster innovation, empower employees, and create equitable experiences for a distributed workforce that is cross-platform.

Connectivity and workplace experience. The Immersed platform can connect every employee in an organization whether they are in the office or remote working. We focus on improving the workplace experience and helping companies deliver that experience direct to employees to help attract and retain top talent, keep employees engaged and invested in company culture, and support them through a hybrid workforce model that is easy to navigate and easy to use.

Comprehensive Uses. The Immersed technology supports a multitude of uses for enterprise organizations including but not limited to hybrid remote work experience, conference and meeting rooms, individual productivity, analytics, and security, across numerous industries.

Visor. Our aim is to seamlessly integrate Visor with our spatial computing platform and thereby empower professionals to work in an immersive environment with one-fifth of the weight on their heads compared to alternative solutions. Furthermore, our plan for Visor is that it should also cut costs in ways that competitive products are not incentivized to do. Unlike competitors focused on general-purpose VR, we expect Visor to be meticulously optimized for the modern workforce. We believe its scalability will accommodate client growth and diverse applications, from workplace experiences to meeting room reservations, analytics, and security. We believe Visor will reflect our commitment to leading spatial computing’s future, and expect that it will establish Immersed as a driving force in the enterprise collaboration landscape.

Scalability. We are building to support customers’ expanding needs and uses. We believe our solutions will allow for employee growth and will aid onboarding and employee orientation.

We believe our integrated strategy is a major competitive advantage in an increasingly competitive field.

Intellectual Property

We are highly conscious of the need to protect our core technology and intellectual property. Given the speed of current innovation and the ongoing iterations in our technology and products, we need to time any future patent applications carefully. We intend to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright, and trade secret laws, and will continue to employ nondisclosure and invention assignment agreements with our independent contractors employees and non-disclosure agreements with our commercial partners and vendors. Unpatented research, development, know-how, and engineering skills make an important contribution to our business, but we will pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

The table below summarizes our trademark applications to date:

Country Name	Trademark	Application No.	Filed Date	Registration No.	Status
United States	Immersed	98136225	2023.08.16	7690471	Registration expire on 2030.02.11
United States	Immersed	98615375	2024.06.24	-	Pending
United States	Curator	98118228	2023.08.04	-	Pending
United States	Visor	98118204	2023.08.04	-	Pending

The table below summarizes our patent applications to date:

Country Name	Title	Application No.	Filed Date	Status
United States	Augmented and Virtual Reality Visor	63/747,679	2025.01.21	Pending
United States	AR/VR headset lens configuration	63/636,402	2024.04.19	Pending
United States	Artificial intelligence (ai)-based virtual assistant	63/746,565	2025.01.17	Pending

Employees

Our employees are critical to our success. As of the date of this Offering Circular, we had a total of 27 team members, 17 of which are full-time employees. Our team members include one management personnel, three marketing personnel, 21 technical and engineering personnel, one customer service personnel, and one finance, legal, human resource, and administration personnel. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are represented by a labor union or are subject to a collective bargaining agreement.

Government Regulation

In general, we are subject to numerous federal, state, and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti- corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business, and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Export and Trade Matters

We are subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance and administrative time to address. In recent years the United States government has a renewed focus on export matters. Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.

Legal Proceedings

We are not presently a party to any litigation. However, we may from time to time be subject to claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

DESCRIPTION OF PROPERTY

Our main office is located at 106 E. 6th St. STE 900-202, Austin, Texas 78701.

We do not currently lease or own any real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations, together with our financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” starting on page 6, “Cautionary Statement Regarding Forward-Looking Statements” starting on page iii, and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies.

Overview

Our mission is to become a leading provider of AR/VR productivity solutions that is building artificial intelligence (“AI”) productivity solutions to digitally transform the working environment to enhance worker and company efficiency. Founded in 2017 and headquartered in Austin, Texas, Immersed has developed spatial computing software optimized for enterprise, that allows users to work full-time with their team in virtual AR/VR offices, which is available on several AR/VR app stores. Our Immersed application remains a cornerstone of our business. Additionally, Immersed has developed with industry partners a purpose-built spatial computing hardware called the Visor that is 70% lighter weight and 70% less expensive than other 4K-per-eye headsets. The Visor is a key differentiator in our hardware portfolio, boasting an ultra-lightweight, ergonomic design and high-resolution displays that set it apart from gaming-centric alternatives. In addition to that, Immersed is developing an AI assistant named “Curator” that is optimized for enterprise office productivity using multi-modal large language models (LLMs). With Curator, we are pioneering proactive, context-aware support that acts as a “second brain” for managing tasks and retrieving critical information. With our innovative spatial computing software, integrated with the Visor and AI-driven solutions, we believe Immersed is well positioned to help organizations adapt to the changing dynamics of the workforce, as well as offer new solutions to enhance collaboration and individual productivity, and equip employees with the skills and capabilities needed for the jobs of the future. Immersed has a limited operating history and has not generated a profit.

Our Business Model

Immersed provides immersive virtual reality offices where customers can spawn multiple virtual monitors and collaborate with others in the same virtual space. Immersed has evolved from its initial consumer model to also include enterprise clients business to business. We do still maintain a consumer offering.

During 2023, Immersed began development of Visor, an AR/VR headset to be used in conjunction with a laptop and designed for work. Immersed announced the headset in August 2023 and started pre-orders in September 2023. Immersed received $500,000 in pre-orders for Visor within the first week of launching pre-orders and began initial deliveries of Visor in 2025, with fulfillment through 2026. The anticipated distributions are subject to completion of the development and manufacturing of Visor within the anticipated schedule.

There can be no assurance that the development, manufacturing and distribution of Visor will not experience delays or other setbacks. In January 2024, Immersed introduced Visor Plus, a membership bundle for new Visor customers that lowers the upfront hardware price and includes added benefits to enhance the user’s experience. Immersed intends to honor its pre-orders from customers who purchased the Visor at a higher cost by offering 12 months of Visor Plus free in addition to the features they will already receive. A Visor Plus membership is expected to be included with the delivery of the Visor for all orders placed from February 2024.

Consumer Revenue

Immersed enters into monthly and annual subscription plans with its customers. Immersed recognizes subscription revenue ratably over the term of the subscription agreement, as its performance obligation is satisfied over time. Subscription revenue accounted for approximately 41% and 71% of Immersed’s total revenue for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, and 100% of Immersed’s total revenue for the year ended December 31, 2023. Immersed released a new subscription plan for consumers in September 2023 and it can be purchased or earned through app usage. Immersed plans to release a new subscription for enterprise customers in 2026 that will include additional collaboration features, user-access management dashboards for administrators, and other features that are important for remote hybrid teams.

The majority of Immersed’s subscription services are billed either monthly or annually in advance and are typically non-refundable. Consequently, for month-to-month subscriptions, Immersed recognizes the revenue monthly, and for annual or longer-term subscriptions, Immersed records deferred revenue on its consolidated balance sheet and recognizes the deferred revenue ratably over the subscription term.

Enterprise Revenue

As Immersed shifts focus to enterprise, monetization will consist of three revenue streams that correspond to its three solutions.

•	AR/VR Immersed Software Subscriptions — The first revenue stream is expected to be similar to the subscriptions that were released in other App Stores, but specifically tailored for enterprise customers. This is expected to have additional sets of features that are relevant to teams at companies, such as User Access Management, administrator privileges, custom virtual office floor plans, Mobile Device Management, and increased security.

•	AR/VR Headset Sales — The second revenue stream is expected to be from sales of Immersed’s “Visor”, which began development in March 2023. Immersed plans to continue Visor development with industry partners and then sell at scale to enterprise customers. This is expected to complement Immersed’s revenue stream from its spatial computing software. Visor is expected to provide a seamless and comfortable user experience, optimized specifically for enterprise work-related tasks. By combining the hardware and software expertise, Immersed expects to deliver a vertically integrated solution that should transform the way employees work, increasing collaboration and driving productivity.

•	AI Services Revenue — The third revenue stream is expected to be from monetizing “Curator” – Immersed’s AI assistant, computer-using agent – and will be charged per user. Curator is expected to complement the hardware and software solutions both from Immersed’s own vertically integrated solutions and third-party hardware.

Key Metrics

Immersed monitors the following key metrics to help evaluate its business, identify trends affecting the business, formulate business plans, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

New Unique Users (“NUUs”)

Immersed defines a NUU as an individual that has downloaded the Immersed software application and opened it for the first time during the applicable measurement period. Immersed has had over 1 million unique users since inception. We view our number of NUUs as a key indicator of our market penetration, and the strength of our brand awareness and intend to consistently track this data on a monthly basis. Management believes monitoring the growth of unique users helps it evaluate the growth of our business and future revenue trends. We believe this metric would be valuable for investors because it illustrates the growth of unique users over a specified period of time. We believe the number of free unique users on our platform is important because, not only may free users become paid users on our platform over time, but they also add presence to the Immersed community co-working spaces and share their experiences on social media which may help Immersed with its word-of-mouth advertising.

Shipped Visors

Immersed defines a Shipped Visor as a Visor that has been ordered, manufactured and shipped to a customer during the applicable measurement period. Immersed began development of Visor in March 2023 and began initial deliveries in 2025. We view our number of Shipped Visors as a key indicator of our company performance and intend to consistently track this data on a quarterly basis. We believe this metric would be valuable for investors because it illustrates Company performance over a specified period of time. We believe that the development of the Visor, not only will grow revenue through sales of the Visor but will increase the total number of customers since we believe the Visor will have better retention than currently available headsets due to being higher resolution and lighter-weight, enabling users to work in their headset more frequently and consistently.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.

Non-GAAP Loss from Operations

We calculate non-GAAP loss from operations as GAAP loss from operations excluding stock-based compensation expense. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business. Additionally, this measure eliminates the effects of stock-based compensation, which we do not consider to be indicative of our overall operating performance.

The following table presents our non-GAAP loss from operations for each of the periods presented:

	As of June 30,		As of December 31,
(in thousands)	2025	2024	2024	2023
GAAP loss operations	$(1,876)	$(7,112)	$(14,269)	$(5,308)
Add back: Stock based compensation expense, net of amounts capitalized	$34	$144	$220	$216
Non-GAAP loss from operations	$(1,842)	$(6,968)	$(14,049)	$(5,092)

Free Cash Flow

We calculate free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized software and development costs. We believe this metric provides our management and investors with an important indicator of the ability of our business to generate additional cash from our business operations or our need to access additional sources of cash, in order to fund our operations and investments.

The following table presents our free cash flow for each of the periods presented:

	As of June 30,		As of December 31,
(in thousands)	2025	2024	2024	2023
Net cash used in operating activities	$(1,646)	$(3,092)	$(5,942)	$(4,717)
Less: Purchases of property and equipment, and intangibles	$(9)	$(12)	$(17)	$(215)
Free (Negative) cash flow	$(1,655)	$(3,104)	$(5,959)	$(4,932)

Factors Affecting our Performance

We believe that our growth and financial performance are dependent upon many factors, including the key factors described below, which are in turn subject to significant risks and challenges, including those discussed below and in the section of this Offering Circular entitled “Risk Factors.”

Retention and Expansion of Existing Users

Our ability to increase revenue depends in part on retaining our existing users and expanding their use of our platform. We offer an integrated, comprehensive set of hybrid and remote work solutions including up to five virtual monitors, distraction-free environments and an assortment of remote collaboration tools. We have subscription plans to meet the needs of our users, including a free and a paid subscription plan, and we are able to provide customized subscription plans tailored to the specific needs of large enterprises. Our desire to increase our value proposition to our customers has led us to the development of the Immersed Visor, the first AR/VR headset optimized for work, to better serve the entirety of the hybrid and remote work experience. As a result, we believe we are positioned to grow our revenue with our existing users as our platform continues to help them to more effectively and efficiently work with hybrid and remote teams.

Adoption of our Solutions by Enterprise Customers

We are pioneering the transformation of the work world from in-office to hybrid and remote. In conjunction with our software platform, we think that mass adoption of our hybrid and remote work solutions will be dependent on the successful development and distribution of the Immersed Visor, optimized for work, to enterprise customers. Visor has been developed with industry partners and we plan to sell it at scale to enterprise customers. Visor sales are expected to complement our revenue stream from our spatial computing software. We aim to create a next-generation device that seamlessly integrates with the Immersed application, creating a cohesive and efficient workflow for remote collaboration. As we forge ahead, our goal will be to develop and then continuously improve the quality of the hardware while simultaneously reducing costs for manufacturing. By combining hardware and software expertise, Immersed expects to deliver a vertically integrated solution that can transform the way employees work, increasing collaboration and driving productivity. We expect operating margins to improve over the long term as we continue to scale and gain higher operating leverage.

Investing in Research and Innovation for Growth

We plan to continue to invest in research and development to improve our Immersed virtual and augmented reality application with the goal of supporting seamless use of our platform with our computer-based customers’ work needs. We plan to concentrate on in-house innovation and expect to consider acquisitions on an opportunistic basis. We have a robust pipeline of new product releases. For example, in March 2024, we began development of Curator, with internal betas beginning in December 2024 and external betas beginning in March 2025. In March 2023, we began development on the Immersed Visor, the first AR/VR headset specifically designed for work. In November 2022, we started research and development to launch Immersed on the Bytedance Pico 4 headset (except for China), which launched in March 2023, making our virtual reality offices available to additional markets in Europe and Asia. We launched our application on the Apple Vision Pro in May 2024. In October 2022, we launched Immersed on the Meta Quest Pro headset, making our virtual reality offices available on the headset with the highest specs for resolution and color passthrough to date, enabling users to significantly increase time spent using the application for work. In March 2022, Immersed released a new feature to enable keyboard tracking within the Immersed application, bringing a user’s keyboard inside the application, no longer requiring touch-typing.

We see significant potential for future user growth as we release more products and create additional upselling opportunities through sale of additional features — extra virtual screens, virtual environments and other features. We also continue to strengthen our AI and ML capabilities as we enlarge our user data library, enabling continuous improvement of the fidelity and accuracy of our use of multi-modal large language models and enhancing the commercial value from data-driven analytics. These investments may lower our operating profitability in the near term, but we expect our operating margins to improve over the long term as we solidify our scale and reach.

While we plan to concentrate on in-house innovation, we may also pursue acquisitions of products, teams, and technologies on an opportunistic basis to further expand the functionality of and use cases for our platform. As with organic research and development, we adopt a long-term perspective in the evaluation of acquisition opportunities in order to ensure sustainable value creation for our customers.

COMPONENTS OF RESULTS OF OPERATIONS

Revenue

Our revenue consists of subscription revenue and software contract service revenue. Immersed provides virtual reality offices for remote teams and individuals. Currently, Immersed’s technology is available on the following platforms: Meta Quest, HTC, Pico, and Apple Vision Pro.

Immersed enters into monthly and annual subscription plans with our customers to provide immersive virtual reality offices where customers can spawn up to five virtual monitors and can collaborate with others in the same virtual space. We recognize revenue ratably over the term of the agreement, as our performance obligation is satisfied over time.

Deferred Revenue

Our deferred revenue consists of subscription revenue collected but not yet earned for the Immersed virtual reality application annual subscriptions. Additionally, we began taking pre-order deposits in September 2023 for the Visor, which will be recognized as revenue when orders are ready for fulfillment.

Cost of Revenue

Cost of revenue consists of direct costs of maintaining the Immersed virtual reality (AR/VR) software application, software subscriptions, hosting, servers, storage costs, supplies, and direct cost of any merchandise sold.

Operating Expense

Our operating expenses consist primarily of AR/VR product expenses, marketing and advertising, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, and stock-based compensation.

AR/VR Product Expenses — AR/VR product expenses are expensed as incurred and include expenses related directly to producing and maintaining the Immersed virtual reality (AR/VR) software application and products accessed within it. It also includes expenses directly related to developing Immersed’s work-focused AR/VR headset, Visor. Within the Immersed virtual reality (AR/VR) software application, there are both paid-use and free-use products.

Digital asset impairment losses (gain on sale), net — Immersed’s digital assets are comprised solely of Ethereum and USDC, and are accounted for as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and Other.

General and administrative expenses — General, and administrative expenses consist primarily of personnel-related expenses associated with our finance, information technology, human resources, and administrative employees, including salaries, benefits, bonuses, and stock-based compensation. General and administrative expenses also include external legal, accounting, and other professional services fees, software and subscription services, and other corporate expenses.

Marketing and advertising expenses — Marketing and advertising expenses consist primarily of content production, paid advertisements, sponsored videos and sponsored events.

Other Income

Other Income — Other income pertains to reversal of vProperty deposits.

Interest Income — Interest income consists of interest income earned on our cash and cash equivalents.

Interest Expense — Interest expense consists primarily of interest payments for our debt facilities. See “Liquidity and Capital Resources — Debt and Financing Arrangements.”

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024

The following table sets forth our results of operations for the six months ended June 30, 2025 and June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Change
	2025	2024	$	%
Revenues	494	224	270	121%
Cost of Revenue	(57)	(81)	24	(30)%
Gross profit	437	143	294	206%

Gross margin	88%	64%

Operating expenses:
General and administrative and other	493	1,051	(558)	(53)%
AR/VR product expenses	1,084	5,813	(4,729)	(81)%
Marketing and advertising	277	32	245	766%
Digital asset impairment losses (gain on sale), net	-	(2)	2	(100)%
Professional Fees	90	218	(128)	(59)%
Total operating expenses	1,944	7,112	(5,168)	(73)%

Loss from operations	(1,507)	(6,969)	5,462	(78)%

Other income (expense):
Other income	73	-	73	100%
Interest expense	(442)	(147)	(295)	201%
Gain on disposal of digital assets, property and equipment	-	4	(4)	(100)%
Total other income (expense)	(369)	(143)	(226)	158%

Net loss	$(1,876)	$(7,112)	5,236	(74)%

Revenues

Total revenue increased by $270 thousand, or 121%, to $494 thousand for the six months ended June 30, 2025, from $224 thousand for the six months ended June 30, 2024. Subscription revenue decreased by $23 thousand, or 10%, to $201 thousand for the six months ended June 30, 2025, from $224 thousand for the six months ended June 30, 2024. The increase in total revenue is attributable to a new revenue stream, which is software contract revenue which amounted to $293 thousand for the six months ended June 30, 2025.

Gross Profit and Gross Margin

Gross profit increased by $294 thousand, or 206%, to $437 thousand for the six months ended June 30, 2025, from $143 thousand for the six months ended June 30, 2024. The increase is attributable to a new revenue stream, which is software contract revenue.

AR/VR Product Expenses

AR/VR product expenses decreased by $4.7 million, or 81%, to $1.1 million for the six months ended June 30, 2025, from $5.8 million for the six months ended June 30, 2024. The decrease was primarily attributable to a decrease in personnel-related costs associated with salaries and third-party design, engineering and manufacturing services which was greater in 2024 to support the initial development of Immersed’s own AR/VR headset, Visor.

General and Administrative Expenses

General and administrative expenses decreased by $558 thousand, or 53%, to $493 thousand for the six months ended June 30, 2025 from $1.1 million for the six months ended June 30, 2024. The decrease was primarily attributable to an decrease in non-product-related facilites and personnel costs during the year.

Digital Asset Impairment losses (gain on sale), net

Digital asset impairment losses (gains on sale) decreased by $2 thousand, or 100%, to $0 gain on sale for the six months ended June 30, 2025 from $2 thousand gain on sale for the six months ended June 30, 2024. The decrease was primarily attributable to decreased activity with held digital assets during the six months ended June 30, 2025.

Marketing and Advertising Expenses

Marketing and advertising expenses increased by $245 thousand, or 766%, to $277 thousand for the six months ended June 30, 2025 from $32 thousand for the six months ended June 30, 2024. The increase was primarily attributable to increased marketing and advertising efforts for our public crowdfundraises.

Other income

Other income increased by $73 thousand, or 100%, to $73 for the six months ended June 30, 2025 from $0 for the year six months ended June 30, 2024. The increase was primarily attributable to recognizing income on the remaining vProperty deposits in January 2025.

Interest Expense

Interest expense increased by $295 thousand, or 201%, to $442 thousand for the six months ended June 30, 2025 from $147 thousand for the six months ended June 30, 2024. The increase was primarily attributable to the company recognizing accrued interest expense on convertible notes issued, merchant cash advances, loans payable and notes payable.

Total Other Income (Expense), Net

Total other (expense) income, net increased by $238 thousand, or 166%, to net other expense of $381 thousand for the six months ended June 30, 2025 from net other expense of $143 thousand for the six months ended June 30, 2024. The increase was primarily attributable to increase in interest expense.

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate year over year. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the six months ended June 30, 2025 and 2024 was 0% and 0%, respectively.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

The following table sets forth our results of operations for the years ended December 31, 2024 and December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Change
	2024	2023	$	%
Revenues	660	220	440	200%
Cost of Revenue	(155)	(72)	(83)	115%
Gross profit	505	148	357	241%

Gross margin	77%	67%

Operating expenses:
General and administrative and other	1,868	1,652	216	13%
AR/VR product expenses	12,036	3,826	8,210	215%
Marketing and advertising	142	88	54	61%
Digital asset impairment gains, net	(2)	(255)	253	(99)%
Professional fees	274	400	(126)	(32)%
Total operating expenses	14,318	5,711	8,607	(151)%

Loss from operations	(13,813)	(5,563)	8,250	(148)%

Other income (expense):
Other income	-	204	(204)	(100)%
Interest income	-	8	(8)	(100)%
Interest expense	(458)	(14)	(444)	3,171%
Gain on disposal of digital assets, property and equipment	2	58	(56)	(97)%
Total other income (expense)	(456)	256	(712)	(278)%

Net loss	$(14,269)	$(5,307)	8,962	(169)%

Revenues

Total revenue increased by $440 thousand, or 200%, to $660 thousand for the year ended December 31, 2024, from $220 thousand for the year ended December 31, 2023. Subscription revenue increased by $247 thousand, or 112%, to $467 thousand for the year ended December 31, 2024, from $220 thousand for the year ended December 31, 2023. The increase in total revenue is attributable both to an increase in subscription revenue and to a new revenue stream in 2024 from software contract revenue, which amounted to $193 thousand for the year ended December 31, 2024. The increase in subscription revenue is attributable to the new consumer subscription being available for all of 2024, while it was only available from September to December in 2023. The consumer subscription features can be purchased or earned through app usage.

Gross Profit and Gross Margin

Gross profit increased by $357 thousand, or 241%, to $505 thousand for the year ended December 31, 2024, from $148 thousand for the year ended December 31, 2023.

AR/VR Product Expenses

AR/VR product expenses increased by $8.2 million, or 215%, to $12.0 million for the year ended December 31, 2024, from $3.8 million for the year ended December 31, 2023. The increase was primarily attributable to an increase in personnel-related costs associated with salaries and third-party design, engineering and manufacturing services to support the development of Immersed’s own AR/VR headset, Visor.

General and Administrative Expenses

General and administrative expenses increased by $216 thousand, or 13%, to $1.9 million for the year ended December 31, 2024, from $1.7 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in non-product-related personnel costs and salaries during the year.

Digital Asset Impairment losses (gain on sale), net

Digital asset impairment losses (gains on sale) decreased by $253 thousand, or 99%, to $2 thousand gains on sale for the year ended December 31, 2024, from $255 thousand gains on sale for the year ended December 31, 2023. The decrease was primarily attributable to decreased activity with held digital assets during the year ended December 31, 2023.

Marketing and Advertising Expenses

Marketing and advertising expenses increased by $54 thousand, or 61%, to $142 thousand for the year ended December 31, 2024, from $88 thousand for the year ended December 31, 2024. The increase was primarily attributable to hosting an in-person production launch for Visor in September 2024 - Immersed IRL.

Other income

Other income decreased by $204 thousand, or 100%, to $0 for the year ended December 31, 2024, from $204 thousand for the year ended December 31, 2023. The decrease was primarily attributable to no additional grants awarded by Meta (Facebook) during the year.

Interest Income

Interest income decreased by $8 thousand, or 100%, to $0 for the year ended December 31, 2024, from $8 thousand for the year ended December 31, 2024. The decrease was primarily attributable to closing the Company’s interest-bearing Money Market Account.

Interest Expense

Interest expense increased by $444 thousand, or 3,171%, to $458 thousand for the year ended December 31, 2024, from $14 thousand for the year ended December 31, 2023. The increase was primarily attributable to the company recognizing accrued interest expense on convertible notes issued, merchant cash advances, loans payable and notes payable.

Total Other Income (Expense), Net

Total other (expense) income, net decreased by $712 thousand, or 278%, to net other expense of $456 thousand for the year ended December 31, 2024, from net other income of $256 thousand for the year ended December 31, 2023. The decrease was primarily attributable to a decrease in grant income and increase in interest expense.

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate year over year. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the year ended December 31, 2024 and 2023 was 0% and 0%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

Our capital requirements will depend on many factors, including the growth and expansion of our paid subscribers, development of our software platform and our new AR/VR headset (including research and development efforts), expansion of our sales and marketing activities and sales, general and administrative expenses. As of June 30, 2025, we had cash of $372,274, which primarily comprised cash in banks deposit with financial institutions. As of December 31, 2024 and 2023, we had cash, cash equivalents, and restricted cash of approximately $242,290 and $1.6 million, respectively, which comprised primarily cash on hand and amounts on deposit with financial institutions. To date, our principal sources of liquidity have been proceeds received from the issuance of equity and financing activities.

Until we can generate sufficient revenue from paid subscribers and sales of products and services to cover operating expenses, working capital and capital expenditures, we expect the funds raised in this Offering to fund our cash needs. If we are required to raise additional funds by issuing equity securities, dilution to our stockholders would result. Furthermore, the terms of any debt securities or borrowings could impose significant restrictions on our operations. In addition, the credit market and financial services industry have experienced in the past, and may experience in the future, periods of uncertainty that could impact the availability and cost of equity and debt financing.

We generated negative cash flows from operating activities during the periods ended June 30, 2025 and 2024 and during the years ended December 31, 2024 and 2023, and have incurred negative cash flows from operating activities and significant losses from operations prior to this fiscal year as reflected in our accumulated deficit of $33.25 million as of June 30, 2025, and $31.37 million and $17.1 million as of December 31, 2024 and 2023, respectively. We expect to incur operating losses for the foreseeable future due to the planned spending to develop our AR/VR headset and to improve our software platform as well as costs associated with acquiring additional paid subscribers in connection with the growth of our business. As a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, and expected net proceeds from this Offering will be sufficient to fund our operating and capital expenditure requirements through at least 12 months following the date of issuance of our audited consolidated financial statements.

We have historically funded the net cash needed for operating and investing activities through the sale of equity and through debt financing. Before this Offering, we have cash to fund our forecasted operating expenses, working capital requirements and capital expenditures through April 2026. Therefore, we do not have adequate liquidity to meet our forecasted obligations for a period of one year from the date of this Offering. If we are unable to complete this Offering, we plan to decrease spending levels for labor, and also plan to reduce discretionary spending, including reducing our direct and indirect labor, reducing sales and marketing costs and focusing our available capital on a reduced number of prioritized activities and programs, in order to have sufficient liquidity from the convertible notes and public crowdfunding raised to fund our operations for at least one year from the date of the issuance of these consolidated financial statements. We cannot assure you that such measures would be sufficient to enable us to fund our operations for one year from the date of this Offering if we are unable to complete this Offering.

Equity Offerings

In August 2023, Immersed conducted a public crowdfunding campaign pursuant to Regulation Crowdfunding through Wefunder Portal LLC (“WeFunder”). In connection with the offering, Immersed issued an aggregate amount of 604,546 shares of common stock at a price per share of $4.9624, for gross proceeds of approximately $3.0 million. Immersed paid WeFunder fees and offering expenses of approximately $150,000, resulting in net proceeds of approximately $2.85 million. The offering was closed on August 31, 2023. Immersed used the net proceeds for working capital and general corporate costs and expenses. The shares of common stock issued in the Regulation Crowdfunding offering were restricted securities and were subject to transfer limitation under Regulation Crowdfunding for one year from the date of purchase, subject to limited exceptions.

Debt and Financing Arrangements

Convertible Note Financing

In August 2023, Immersed entered into three note purchase agreements with certain investors, pursuant to which we issued to such investors convertible promissory notes in an aggregate amount of $450,000 (the “2023 Convertible Notes”) with a 20% discount. The notes bear interest at a rate of 8% per annum with all principal and interest due and payable on the earlier of: (i) 5 days after the receipt of demand for payment, which demand shall not made prior to August 11, 2025 (the “Maturity Date”), or (ii) in the events of default, which includes voluntary and involuntary proceedings. Assuming conversion of the notes in connection with the consummation of this Offering, an aggregate of 106,827 shares of Common Stock would be issuable to the noteholders.

In May 2024, Immersed entered into a note purchase agreement with a certain investor, pursuant to which Immersed issued to such investor a convertible promissory note in an aggregate amount of $1,000,000, with a 10% discount. The note bears interest at a rate of 8% per annum with all principal and interest due and payable on the earlier date of: (i) 5 days after the receipt of demand for payment, which demand shall not be made prior to May 11, 2027, or (ii) in the events of default, which includes voluntary and involuntary proceedings. Assuming conversion of the note in connection with the consummation of this Offering, 224,810 shares of Common Stock would be issuable to the noteholder.

In July 2024, Immersed issued multiple convertible notes for a total principal of $2,149,300, of which $425,000 includes notes with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of; (i) 5 days after the receipts of demand for payment, which demand shall not be made prior to July 2026, or (ii) in the events of default, which includes voluntary and involuntary proceedings. Assuming conversion of the notes in connection with the consummation of this Offering, an aggregate of 477,504 shares of Common Stock would be issuable to the noteholders.

In November 2024, Immersed issued a single convertible promissory note for a total principal of $1,000,000, with a 25% discount. The note bears an interest equal to the prime rate plus 5% per annum with all principal and interest due and payable on the earlier date of: (i) 5 days after the receipts of demand for payment, which demand shall not be made prior to November 2027, or (ii) in the events of default, which includes voluntary and involuntary proceedings. Assuming conversion of the note in connection with the consummation of this Offering, 112,438 shares of Common Stock would be issuable to the noteholder.

In January 2025, Immersed issued a single convertible note for a total principal of $50,000, with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of: (a) five days after the receipt of demand for payment, which demand shall not be made prior to January 2028, or (b) in the events of default, which includes voluntary and involuntary proceedings. Assuming conversion of the note in connection with the consummation of this Offering, 10,681 shares of Common Stock would be issuable to the noteholder.

In January 2025, Immersed commenced selling convertible promissory notes in connection with its public crowdfunding campaign (the “2025 Reg CF Offering”). The notes issued in the 2025 Reg CF Offering bear simple interest at 8% per annum, with all principal and interest due and payable on the earlier of: (a) five days after the receipt of demand for payment, which demand shall not be made prior to second anniversary of the issuance date, or (b) in the events of default, which includes voluntary and involuntary proceedings. Investors in the 2025 Reg CF Offering purchased the notes through Immersed III EB, a series of Wefunder SPV, LLC, a special purpose vehicle that invested all of its assets in securities issued by Immersed. Immersed stopped accepting investments in connection with the 2025 Reg CF Offering on April 30, 2025, and raised aggregate proceeds of approximately $1.75 million. Assuming the conversion of all 2025 Reg CF Offering notes upon consummation of this Offering, an aggregate of 290,166 shares of Common Stock would be issuable to the noteholders.

In connection with the 2025 Reg CF Offering:

(a)	in February 2025, Immersed issued multiple convertible notes which were part of a series of notes for a total principal of $559,400, of which $230,000 includes notes with a 10% discount. Assuming the conversion of the notes upon consummation of this Offering, an aggregate of 101,580 shares of Common Stock would be issuable to the noteholders;

(b)	in March 2025, Immersed issued multiple convertible notes which were part of a series of notes for a total principal of $165,800, of which $10,000 includes notes with a 10% discount. Assuming the conversion of the notes upon consummation of this Offering, an aggregate of 26,800 shares of Common Stock would be issuable to the noteholders;

(c)	in April 2025, Immersed issued multiple convertible notes which were part of a series of notes for a total principal of $408,612. Assuming the conversion of the notes upon consummation of this Offering, an aggregate of 64,508 shares of Common Stock would be issuable to the noteholders; and

(d)	in May 2025, Immersed issued multiple convertible notes which were part of a series of notes for a total principal of $620,922. Assuming the conversion of the notes upon consummation of this Offering, an aggregate of 97,278 shares of Common Stock would be issuable to the noteholders.

In June 2025, Immersed issued a single convertible note for a total principal of $250,000, with a 10% discount. The note bears interest at a rate of 8% per annum, with all principal and interest due and payable on the earlier date of: (a) five days after the receipt of demand for payment, which demand shall not be made prior to June 2028, or (b) in the events of default, which includes voluntary and involuntary proceedings. Assuming the conversion of the note upon consummation of this Offering, an aggregate of 28,240 shares of Common Stock would be issuable to the noteholder.

In case of liquidity event, which means a change of control, private placement equity financing, direct listing, an initial public offering (IPO) or special purpose acquisition companies (SPAC) merger, the outstanding principal and accrued interest will automatically convert into Immersed’s shares issued in the triggering financing, as applicable. The conversion price per share equal to: (a) (i) in the case of an IPO, the price per share at which conversion shares are sold to the public, (ii) in the case of private placement equity financing, the lowest per share purchase price of the conversion shares issued in such financing, and (iii) in the case of other liquidity event, the aggregate fair market value of Immersed’s equity interest divided by the number of shares constituting the Company equity interest outstanding immediately prior to such liquidity event; in each case multiplied by (ii) the 75-100% discount rate.

Interest expense recognized for the years ended December 31, 2024 and 2023, on these notes amounted to $167,511 and $14,104, respectively, all of which remained accrued and outstanding at December 31, 2024. As of December 31, 2024 and 2023, the outstanding principal was $4,599,300 and $450,000, respectively.

For the six months ended June 30, 2025, Immersed recorded a discount on the convertible notes amounting to $114,058, which is being amortized to interest expense over the term of the loans. For the six months ended June 30, 2025, $13,490 of discount was amortized to interest expense. No discount on convertible notes was recorded for the six months ended June 30, 2024.

Interest expense recognized for the six months ended June 30, 2025 and 2024 on these notes amounted to $212,974 and $26,400, respectively, all of which remained accrued and outstanding as of June 30, 2025. As of June 30, 2025 and 2024, the outstanding principal was $6,553,466 and $1,450,000, net of unamortized discount of $100,568 and $0, respectively.

Notes Payable

On July 11, 2024, Immersed entered into multiple promissory note agreements for a total principal amount of $420,000. The notes bear interest of 10% per annum with all principal and interest due and payable on the earlier of; (a) July 11, 2025, or (b) in the events of default, which include voluntary and involuntary proceedings. As of June 30, 2025 and December 31, 2024, the Company had outstanding principal balances of $62,000 and $177,000, respectively.

Interest expense recognized for the year ended December 31, 2024, on these notes amounted to $20,300, of which $16,917 remained accrued and outstanding as of December 31, 2024.

Interest expense recognized for the six months ended June 30, 2025, on these notes amounted to $21,117, of which $9,514 remained accrued and outstanding at June 30, 2025.

Merchant Cash Advances

Immersed entered into multiple agreements with the merchant cash advance providers. Below is a summary of those agreements:

In March 2024, Immersed received a loan from Ondeck Capital, a financial institution, for a total principal of $150,000, with interest rate of 35% per annum. Immersed recorded a discount on the loan amounting to $52,500, which is being amortized to interest expense over the terms of the loan. The loan was paid in full in March 2025.

On March 25, 2024, Immersed entered into a short-term agreement with FundFi Merchant Funding totaling $150,000. Total weekly required payments are $7,821 for the whole term of the loan. Immersed recorded a discount on the loan amounting to $69,000, which is amortized to interest expense over the term of the loan. The loan was paid in full in October 2024.

On March 26, 2024, Immersed entered into a short-term agreement with Superfast Capital totaling $100,000. Total weekly required payments are $3,393 for the whole term of the loan. Immersed recorded a discount on the loan amounting to $45,900, which is being amortized to interest expense over the term of the loan. The loan was paid in full in April 2025.

On September 27, 2024, Immersed entered into a short-term agreement with FundFi Merchant Funding totaling $150,000. Total weekly required payments are $6,516 for the whole term of the loan. Immersed recorded a discount on loan amounting to $58,500, which is being amortized to interest expense over the term of the loans. The loan was paid in full in March 2025.

On October 1, 2024, Immersed entered into a short-term agreement with Specialty Capital totaling $150,000. Total weekly required payments are $6,516 for the whole term of the loan. Immersed recorded a discount on the loan amounting to $58,500, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 7% which is being deducted automatically from Immersed’s bank account until the total required payments are made.

On March 4, 2025, Immersed entered into a short-term agreement with Fundfi Merchant Funding, LLC totaling $454,530. Total weekly required payments are $13,369 for the whole term of the loan. Immersed recorded a discount on the loan amounting to $127,530, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 25% which is being deducted automatically from the Immersed’s bank account until the total required payments are made.

On May 12, 2025, Immersed entered into a short-term agreement with Cedar Advance LLC totaling $147,000. Total weekly required payments are $6,516 for the whole term of the loan. Immersed recorded a discount on the loan amounting to $42,000, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 30% which is being deducted automatically from the Immersed’s bank account until the total required payments are made.

As of June 30, 2025 and December 31, 2024, the Company has an outstanding balance of $404,910 and $295,350, net of unamortized discount of $88,965 and $78,735, respectively. Interest expense recognized for the periods ended June 30, 2025 and 2024 on these loans amounted to $180,660 and $77,778, respectively. Interest expense from amortization of loan discount for the year ended December 31, 2024, amounted to $205,665.

Loan Agreements

Immersed entered into multiple loan agreements. Below is a summary of those agreements:

In March 2024, Immersed received its first loan from Shopify totaling $270,000. Immersed recorded a discount on the loan amounting to $35,100, which is being amortized to interest expense over the term of the loan. The loan is being repaid daily at 17% of Immersed’s Shopify account’s sales proceeds, which is being deducted automatically until the total required payments are made. The loan is secured by Immersed’s balances on its Shopify account.

On May 13, 2024, Immersed received its first loan from Stripe Capital, a financial institution, for a total principal of $67,600. Immersed recorded a discount on the loan amounting to $7,436, which is being amortized to interest expense over the term of the loan. The loan matures in November 2025 and carries an interest rate of 7.3% per annum. The loan was paid in full in October 2024.

In September 2024, Immersed received a second loan from Shopify totaling $75,000. Immersed recorded a discount on the loan amounting to $9,750, which is being amortized to interest expense over the term of the loan. The loan repayment will begin after the first loan is paid in full. The loan is secured by Immersed’s balances on its Shopify account.

On October 15, 2024, Immersed received a loan from Stripe Capital, a financial institution, for a total principal of $88,300. Immersed recorded a discount on the loan amounting to $10,684, which is being amortized to interest expense over the term of the loan. The loan matures in April 2026 and carries an interest rate of 8% per annum. The loan was paid in full in February 2025.

On February 18, 2025, Immersed received a loan from Stripe Capital, a financial institution, for a total principal of $132,900. Immersed recorded a discount on the loan amounting to $14,220, which is being amortized to interest expense over the term of the loan. The loan matures in August 2026 and carries interest rate of 7.1% per annum.

As of June 30, 2025 and December 31, 2024, Immersed had an outstanding balance of $232,176 and $195,854, net of unamortized discount of $18,503 and $32,087, respectively. Interest expense recognized for the periods ended June 30, 2025 and 2024 on these loans amounted to $27,803 and $8,626, respectively. Interest expense from amortization of loan discount for the year ended December 31, 2024 amounted to $30,883.

Other commitments

Immersed leased office space under an operating lease for our U.S. headquarters that expired in 2024.

Digital Assets

During 2022, the Company acquired 384 Ethereum through the sale of Immersed Virtual Property (“vProperty”). The Company held a minimal amount of Ethereum through the sale of vProperty during 2024 and 2023. During 2023, the Company acquired 1 additional Ethereum through the sale of vProperty, sold the 363 Ethereum held on February 18, 2023 and recorded a gain of $259,048. In June 2023, the Company decided to cancel vProperty project due to refocusing on spatial computing. The Company purchased 327 Ethereum to facilitate refunds of the vProperty deposits and refunded 321 Ethereum of the vProperty deposits resulting in a gain on the refund settlements of $58,149. The Company recorded digital asset impairment losses of $3,729 for the year ended December 31, 2023 on the remaining 6 Ethereum held as of December 31, 2023.

During 2024, Immersed reversed digital impairment losses of $1,895 and recorded and additional gain of $4,064 due to the exchange of Ethereum for another NFT “USDC”. As of December 31, 2024, Immersed held approximately $6.00 and $2,635 of Ethereum and USDC, respectively.

During the period ended June 30, 2025, Immersed has not recorded digital asset impairment losses. As of June 30, 2025, Immersed held approximately $6.00 and $2,635 of Ethereum and USDC, respectively.

Known Trends or Uncertainties

As discussed elsewhere in this Offering Circular, the world has continued to be affected by the lingering effects of the COVID-19 pandemic, the ongoing conflicts between Russia and Ukraine as well as Israel and Hamas, economic uncertainty in human capital management and certain other macroeconomic factors. Inflation has risen, Federal Reserve interest rates have increased over the last year, and the general consensus among economists continues to suggest that we should expect a higher recession risk to continue for the near term. Additionally, it is possible that U.S. policy changes, including changes and uncertainty, could increase market volatility. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. Effects of recent economic volatility have negatively impacted our business in various ways over the last three years, including as a result of global supply chain constraints at least partially attributable to the pandemic.

Global supply chain shortages (especially when coupled with the increase in inflation and other economic factors) could result in an increase in the cost of the components used in our products, which could result in a decrease in our gross margins or in us having to increase the price at which we sell our products until supply chain constraints are resolved. Additionally, in the event that the price of our components increases significantly or we are unable to source sufficient components and materials from our current suppliers, or to develop relationships with additional suppliers, to manufacture enough of our products to satisfy demand, we may have to slow down production and our business operations and financial condition may be materially harmed and we may need to alter our plan of operation.

The United States has implemented tariffs on certain imported goods, including on certain items imported from China. In addition, China has imposed tariffs on a wide range of American products and placed restrictions on the export of certain items in retaliation for these American tariffs. As a result, there is a concern that the imposition of additional tariffs by the United States could result in the adoption of additional tariffs or export restrictions by China and/or other countries. Any resulting trade war could negatively impact on our business. The imposition of tariffs on items imported by us from China or other countries could increase our costs and could result in lowering our gross margin on products sold.

Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the ongoing military conflicts between Russia and Ukraine and between Israel and Hamas. Although the length and impact of the ongoing military conflicts is highly unpredictable, the conflicts in Ukraine and the Middle East could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as further supply chain interruptions. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine or the conflict between Israel and Hamas to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action and resulting market disruptions are impossible to predict, but could be substantial. We are continuing to monitor the situations in Ukraine, the Middle East and globally to assess potential impacts on our business.

As a result of these global issues and other macroeconomic factors, it has been difficult to accurately forecast our revenues or financial results, especially given the near- and long-term impact of the pandemic, geopolitical issues, inflation, the Federal Reserve maintaining high interest rates, the potential for a recession and recent uncertainties from the new presidential administration. In addition, while the potential impact and duration of these issues on the economy and our business may be difficult to assess or predict, these world events have resulted in, and may continue to result in, significant disruption of global financial markets, and may reduce our ability to access additional capital, which could negatively affect our liquidity in the future. Our results of operations could be materially below our forecasts as well, which could adversely affect our results of operations, disappoint analysts and investors, or cause our stock price to decline. Furthermore, a decrease in orders in a given period could negatively affect our revenues in future periods.

These global issues and events may also have the effect of heightening many risks associated with our customers and supply chain. We may take further actions that alter our operations as may be required by federal, state, or local authorities from time to time, or which we determine are in our best interests. In addition, we may decide to postpone or abandon planned investments in our business in response to changes in our business, which may impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business.

Inflation

Inflation has increased recently and future rates are unknown. Inflationary factors, such as increases in the cost of our products (and components thereof), interest rates, overhead costs and transportation costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience some effect in the near future (especially if inflation rates continue to rise) due to supply chain constraints, consequences associated with the ongoing conflicts between Russia and Ukraine and Israel and Hamas, employee availability and wage increases, trade tariffs imposed on certain products from China and increased component and services pricing.

Cash Flows for the six months ended June 30, 2025 and 2024

The following table sets forth a summary of our cash flows for the six months ended June 30, 2025 and 2024:

(in thousands)	For the Six Months Ended
	June 30,
	2025	2024
Cash provided by (used in):
Operating activities	(1,646)	(3,092)
Investing activities	(9)	(4)
Financing activities	1,784	1,534

Net Cash Provided by (Used in) Operating Activities

Net cash used in operating activities was $1.7 million for the six months ended June 30, 2025. This amount primarily consisted of a net loss of $1.9 million, offset by certain non-cash charges, and a decrease in net operating assets and liabilities. The non-cash charges primarily consisted of $0.20 million amortization of discounts on merchant cash advances and loans payable. Changes in net operating assets and liabilities primarily consisted of decrease in accounts receivable, prepaid expenses, and vProperty deposits, operating lease right-of-use asset, and operating lease liability and offset by increase in accounts payable, accrued expenses, and deferred revenue.

Net cash used in operating activities was $3.1 million for the six months ended June 30, 2024. This amount primarily consisted of a net loss of $7.1 million, offset by certain non-cash charges, and a decrease in net operating assets and liabilities. The non-cash charges primarily consisted of $0.10 million amortization of discounts on merchant cash advances and loans payable and $0.14 million of stock-based compensation expense. Changes in net operating assets and liabilities primarily consisted of decrease in operating lease right-of-use asset and accounts receivable and increase in accounts payable, accrued expenses and deferred revenue offset by increase in prepaid expenses, vProperty deposits and operating lease liability.

Net Cash Used in Investing Activities

Net cash used in investing activities was $9 thousand for the six months ended June 30, 2025. This amount primarily consisted of $6 thousand purchase of intangible and $3 thousand purchase of property and equipment.

Net cash used in investing activities was $4 thousand for the six months ended June 30, 2024. This amount primarily consisted of $12 thousand purchase of property and offset by $8 thousand sale of digital assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $1.8 million for the six months ended June 30, 2025. This amount primarily consisted of proceeds from convertible notes payable, merchant cash advances, and loans payable for an aggregate amount of $2.5 million.

Net cash provided by financing activities was $1.5 million for the six months ended June 30, 2024. This amount primarily consisted of proceeds from convertible notes payable, merchant cash advances, and loans payable for an aggregate amount of $1.9 million.

Cash Flows for the year ended December 31, 2024 and 2023

The following table sets forth a summary of our cash flows for the years ended December 31, 2024 and 2023:

	As of December 31, 2024
(in thousands)	2024	2023
Cash provided by (used in):
Operating activities	$(5,941)	$(4,717)
Investing activities	$(3)	$391
Financing activities	$4,597	$3,425

Net Cash Provided by (Used in) Operating Activities

Net cash used in operating activities was $5.9 million for the year ended December 31, 2024. This amount primarily consisted of a net loss of $14.3 million, offset by certain non-cash charges, and a decrease in net operating assets and liabilities.  The non-cash charges primarily consisted of $0.24 million amortization of discounts on merchant cash advances and loans payable and $0.22 million of stock-based compensation expense. Changes in net operating assets and liabilities primarily consisted of decrease in accounts receivable, prepaid expenses, and vProperty deposits, operating lease right-of-use asset, and operating lease liability and offset by increase in accounts payable, accrued expenses, and deferred revenue.

Net cash used in operating activities was $4.7 million for the year ended December 31, 2023. This amount primarily consisted of a net loss of $5.3 million, offset by certain non-cash charges, and a decrease in net operating assets and liabilities. The non-cash charges primarily consisted of $0.25 million of digital asset gains on sale, and $0.22 million of stock-based compensation expense. Changes in net operating assets and liabilities primarily consisted of decrease in operating lease right-of-use asset and increase in accounts payable and accrued expenses, significantly offset by increase in accounts receivable, prepaid expenses and deferred revenue, vProperty deposits and operating lease liability.

Net Cash Used in Investing Activities

Net cash used in investing activities was $3 thousand for the year ended December 31, 2024. This amount primarily consisted of $17 thousand purchase of property and offset by equipment and sale of digital assets and property and equipment for $8 thousand and $6 thousand, respectively.

Net cash provided by investing activities was $391 thousand for the year ended December 31, 2023. This amount primarily consisted of the sale of digital assets.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $4.5 million for the year ended December 31, 2024. This amount primarily consisted of proceeds from convertible notes payable, notes payable, merchant cash advances, and loans payable for an aggregate amount of $5.9 million.

Net cash provided by financing activities was $3.4 million for the year ended December 31, 2023. This amount primarily consisted of proceeds from the issuance of common stock for $3.1 million.

Off-Balance Sheet Arrangements

As of the balance sheet date of June 30, 2025, we have not engaged in any off-balance sheet arrangements as defined in the rules and regulations of the SEC. As of the balance sheet date of December 31, 2024, we have not engaged in any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering Statement, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to 5 years, though if the market value of our Common Stock that is held by non-affiliates exceeds $750 million, we would cease to be an “emerging growth company.”

We have commenced reporting under the Regulation A+ reporting requirements. If we elect not to become a public reporting company under the Exchange Act, we will be required to continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgements used in the preparation of our consolidated financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to our consolidated financial statements.

We re-evaluate our estimates on an ongoing basis. For information on our significant accounting policies, refer to Note 2 — Summary of Significant Accounting Policies to our audited consolidated financial statements contained elsewhere in this Offering Circular.

Revenue

Effective January 1, 2019, our revenue recognition policy is a critical policy due to the adoption of the guidance from ASC 606, Revenue from Contracts with Customers, and because of the variety of revenue generating transactions. We determine the amount of revenue to be recognized through the application of the following steps: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied.

Immersed enters into monthly and yearly subscription plans with our customers to provide immersive virtual reality offices where customers can spawn up to five virtual monitors and can collaborate with others in the same virtual space. We recognize revenue ratably over the term of the agreement, as our performance obligation is satisfied over time.

Immersed records contract service revenue when services are performed. Immersed records grant income as milestones are achieved.

Stock-Based Compensation

We measure and record the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and use the straight-line method to recognize stock-based compensation. For stock options with performance conditions, we record compensation expense when it is deemed probable that the performance condition will be met. We account for forfeitures as they occur. We selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

We calculated the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term — The expected term of the Immersed’s options represents the period that the stock-based awards are expected to be outstanding. We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield available on US Treasury zero coupon issues with a term that is equal to the options’ expected term at the grant date. Dividend Yield — We have never declared or paid dividends and do not anticipate declaring dividends.

As such, the dividend yield has been estimated to be zero.

Refer to Note 4 — Stockholders’ Equity to our audited consolidated financial statements included elsewhere in this Offering Circular.

Common Stock Valuation

In the absence of a public trading market for our common stock, the fair value of our common stock has historically been determined by our board of directors with inputs from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “AICPA guide”). The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	relevant precedent transactions involving our capital stock;

•	external market conditions affecting the industry and trends within the industry;

•	the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	our financial condition and operating results, including our levels of available capital resources;

•	the progress of our research and development efforts, our stage of development and business strategy;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our given prevailing market conditions;

•	the history and nature of our business, industry trends and competitive environment;

•	the lack of marketability of our common stock;

•	recent secondary stock sales and tender offers;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions.

In determining the fair value of our common stock, we have established the enterprise value of our business using the Market Approach: Guideline Public Company Method. The Market Approach: Guideline Public Company Method relies on an analysis of publicly traded companies similar in industry and/or business model to the Company. This methodology uses these guideline companies to develop relevant market multiples and ratios, using metrics such as revenue, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), net income and/or tangible book value. These multiples and values are then applied to the Company’s corresponding financial metrics.

In order to determine the value of the Company’s common shares as of September 8, 2024, 409a valuation, a global list of companies that could be considered similar to the Company. was compiled for comparative purposes from a variety of sources including Capital IQ and communication with management. Publicly traded guideline companies were selected based on consideration of business descriptions, operations and geographic presence, financial size and performance, stock liquidity, and management recommendations regarding most similar companies. The total equity value implied by the guideline companies was then applied in the context of an option pricing model (“OPM”) to determine the value of each class of the Company’s shares. The OPM allocates a company’s equity value among the various capital investors. The OPM takes into account the preferred shareholders’ liquidation preferences, participation rights, dividend policy, and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date. The reliance on the OPM through December 31, 2024, was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact on our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Internal Control Over Financial Reporting

In connection with the audits of our financial statements for the years ended December 31, 2024 and 2023, a significant deficiency in our internal control was identified.

A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct, misstatements on a timely basis.  A material weakness is a deficiency, or a combination of deficiencies in internal control, such that there is a reasonable possibility that a material misstatement of the Company's financial statements will not be prevented, or detected and corrected, on a timely basis.  No deficiencies in internal control were identified that are considered to be material weaknesses.

A significant deficiency is a deficiency, or a combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.  The following deficiency in internal control is considered to be a significant deficiency:

•	Design and implement controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties considerations.

For a description of the identified significant deficiency see section titled “Risk Factors — We have identified a significant deficiency in our design and implementation of controls to formalize roles and review responsibilities. If unable to remediate this significant deficiency or if management identifies additional deficiencies in the future or otherwise fail to maintain effective internal controls, we may not be able to accurately or timely report its financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.”

We expect that our remediation efforts for this significant deficiency will include the following:

•	design and implement controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties considerations;

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk, primarily relating to potential losses arising from adverse changes in foreign currency exchange rates.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth our directors and executive officers as of the date of this Offering Circular.

Name	Age	Position	Term of Office
Executive Officers:
Renji Bijoy	34	Chief Executive Officer	January 2017

Directors:
Renji Bijoy	34	Director	January 2017

The Board of Directors of the Company are elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Board of Directors has no nominating, auditing, or compensation committees. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors.

The Board of Directors may appoint, or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine. Subject to the rights (if any) of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

Biographical Information

Renji Bijoy

Mr. Bijoy is the Founder, Chief Executive Officer and Director of Immersed Inc. He is responsible for all aspects of building the company into one of the leading providers of enterprise AR/VR productivity solutions that is building AI productivity solutions to digitally transform the working environment to enhance worker and company efficiency. Prior to Immersed, he previously dedicated his time as an engineering mentor (consultant) in the Firehose Project (from April 2016 to August 2017) and at Viking Code school (from August 2017 to February 2017). Mr. Bijoy also worked for CNN as the lead software architect of greatbigstory.com (from September 2015 and May 2016) and at CareerBuilder as a senior software engineer (from November 2014 to August 2015). Prior to that, Mr. Bijoy worked at NCR Corporation as a mid-level software engineer (from January 2014 to November 2014). Mr. Bijoy holds a Bachelor of Science (B.S.), in Mathematics and Computer science from Emory University, and a Master of Science (M.S.) in Computer Science, specializing in Computational Perception and Robotics from Georgia Institute of Technology.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our board of directors has historically determined the compensation for our executive officers.

Our board of directors has designed, and intends to modify as necessary, our compensation and benefits programs to attract, retain, incentivize and reward talented and qualified executives who share our philosophy and desire to work towards achieving our goals. We believe our compensation programs should promote our success and align executive incentives with the long-term interests of our stockholders. Our current compensation programs reflect our startup origins and consist primarily of salary, bonus and equity awards. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the last completed fiscal year ended 2024:

Name	Capacity in which compensation was received	Cash Compensation ($)	Bonus ($)	Option Awards ($)	Total Compensation ($)
Renji Bijoy	Chief Executive Officer	72,625.13	0	0	72,625.13

Directors Compensation

No cash compensation was paid to the Company’s directors for their service as directors for the year ended December 31, 2024.

Executive Officers Compensation

For 2024, the compensation program for our executive officers consisted of base salary and certain standard employee benefits. No cash bonus or equity awards were paid or granted during the fiscal year 2024.

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize executive officers to remain our employees during the vesting period. Accordingly, our board of directors may grant equity incentive awards to them from time to time. For additional information regarding outstanding equity awards held by our executive officer as of December 31, 2024, see the “Outstanding Equity Awards at 2024 Fiscal Year-End” table below.

2017 Stock Option Plan

On November 28, 2017, our board of directors adopted and our stockholders approved our 2017 Stock Option Plan (the “2017 Stock Option Plan”). The 2017 Stock Option Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock and restricted stock awards to our employees (and employees of any of our parent or majority-owned subsidiary). Our board of directors is the administrator of the 2017 Stock Option Plan.

The fair market value of each option granted is estimated in good faith by the Board to be the fair market value of a share of Common Stock on such day (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A of the Code), and such determination shall be conclusive and binding for all purposes.

As of June 30, 2025, 11,984,141 options to purchase shares of Common Stock have been issued pursuant to stock option award agreements under the 2017 Stock Option Plan, with exercise prices ranging from $0.02 per share to $3.70 per share, and 1,492,595 shares of Common Stock remain available for future grants under the 2017 Stock Option Plan.

Benefits and Perquisites

In 2024, we provided benefits to our named executive officers on the same basis as provided to all of our employees, including medical, dental, vision, flexible spending accounts, vacation and paid holidays.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding equity awards as of December 31, 2024.

Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(2)	Option Expiration Date
Renji Bijoy	11/03/2018	1,318,784	(3)	-	$0.03	11/03/2028
	12/31/2021	1,297,264	(3)	-	$0.82	12/31/2031
	12/31/2021	4,912,288	(4)	-	$0.82	12/31/2031
	02/01/2022	3,361,969	(4)	-	$0.82	02/01/2032
	11/14/2022	1,704,350	(4)	-	$0.82	11/14/2032

(1)	All options listed above cover shares of Common Stock.

(2)	Represents the fair market value of a share of our Common Stock on the date of grant, as determined by our board of directors.

(3)	Represent stock options granted outside of the 2017 Stock Option Plan.

(4)	Represent stock options granted under the 2017 Stock Option Plan.

Employment Agreement

We do not currently have an employment agreement with any of our directors or executive officers. We expect that our employment agreements when entered into with our executive officers will provide for a cash salary and participation in all employee benefit plans sponsored by us, in addition to paid vacation time and reimbursement for reasonable expenses.

Advisor Agreement

We have an advisor agreement (the “Advisor Agreement”) with Lonsdale Enterprises Inc. (the “Advisor”), pursuant to which the Advisor will provide services as agreed with our Chief Executive Officer and members of our management as an independent contractor until the earlier of (i) final completion of the services, or (ii) termination by either party upon 30 day’s prior written notice to the other party. The Advisor will receive no employee or similar benefits from us. In consideration for performing the services to us, the Advisor shall be granted an option to purchase shares of our Common Stock representing 0.20% of our fully-diluted capitalization as of the date of grant (the “Option”). The Option was granted on August 3, 2023, at a strike price of $0.56 and represented a total amount of 59,245 shares of Common Stock fully-vested.

Pursuant to the Advisor Agreement, we acknowledged that Joe Lonsdale is affiliated with Advisor and that Mr. Lonsdale is the managing member of Eight Partners VC, LLC, and its affiliated venture capital funds (collectively, the “8VC”), which are in the business of company incubation and formation and venture capital and private equity investing and which may now or in the future incubate, evaluate and/or invest in technologies or businesses similar to, or competitive with, those of ours.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our Common Stock and our Preferred Stock, as of the date of this Offering Circular, for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock and our Preferred Stock, (2) each member of our board of directors, (3) each of our named executive officers, and (4) all of the members of our board of directors and our executive officers as a group. As of the date of this Offering Circular, our outstanding capital stock was 5,821,712 shares of Common Stock and 8,315,264 shares of Preferred Stock.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Common Stock and Preferred Stock issued and outstanding as of the date of this Offering Circular. In computing the number of shares of Common Stock and Preferred Stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of Common Stock and Preferred Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of the date of this Offering Circular. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock. Unless otherwise noted, the address of each beneficial owner is c/o Immersed Inc., 106 E. 6th St. STE 900-202, Austin, Texas 78701.

Title of Class	Name and address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of Class(1)	Fully-diluted ownership - Percent(2)
Common Stock	Renji Bijoy, Chief Executive Officer, Director	4,000,000	12,594,655	(3)	68.7%	54.9%
Common Stock	All directors and executive officers(4)	4,000,000	12,594,655	(3)	68.7%	54.9%

10% Stockholders:
Series 1 Preferred Stock(5)	Entities affiliated to Sovereign’s Capital II, LP(7)	1,881,440	-		22.6%	6.2	%(6)
Series 1 Preferred Stock(5)	Entities affiliated to XX Investments LLC(8)	1,930,310	-		38.8%	10.7	%(6)

(1)	Based on 5,821,712 shares of Common Stock outstanding and 8,315,264 shares of Series 1 Preferred Stock outstanding, in each case as of the date of this Offering Circular.

(2)	Based on the aggregate amount of 14,136,976 shares of Common Stock and Series 1 Preferred Stock outstanding as of the date of this Offering Circular.

(3)	Represent (i) 9,978,607 options to acquire shares of Common Stock granted under the 2017 Stock Option Plan and (ii) 2,616,048 options to acquire shares of Common Stock granted outside of the 2017 Stock Option Plan, in each case exercisable within 60 days of the date of this Offering Circular.

(4)	As of the date of this Offering Circular, Renji Bijoy is the sole director and the only executive officer of the Company.

(5)	The holders of Series 1 Preferred Stock are entitled to cast the number of votes equal to a 1:1 conversion of the number of whole shares of Common Stock into which the shares held are convertible as of the record date for determining stockholders entitles to vote on such matters.

(6)	Calculated on an as-converted basis, with one share of Series 1 Preferred Stock being converted to one share of Common Stock.

(7)	Address at 310 S. West Street, Ste 100, Raleigh, NC 27603.

(8)	Address at 4104 24th St. PMB 8113, San Francisco, CA 94114.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Related Persons

Notes Payable

On July 11, 2024, Immersed entered into multiple promissory note agreements with related parties, including Immersed’s chief executive officer, for a total principal amount of $420,000. The notes bear interest of 10% per annum with all principal and interest due and payable on the earlier of (a) July 11, 2025, or (b) in the events of default, which include voluntary and involuntary proceedings. As of June 30, 2025, Immersed has an outstanding principal of $62,000. The interest expense on the notes for the year ended December 31, 2024, and the period of six months ended June 30, 2025, amounted to $20,300 and $21,117, respectively, of which $16,917 and $9,514 remained accrued and outstanding as of December 31, 2024 and as of June 30, 2025, respectively.

Indemnification Agreements

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require us to indemnify directors and officers to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for us.

Review, Approval and Ratification of Related Party Transactions

Our board of directors reviews and approves all related party transactions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock as provided in our Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), Certificate of Designation of Series 1 Convertible Preferred Stock (as amended from time to time, the “Certificate of Designation”), and bylaws. For more detailed information, please see our Certificate of Incorporation and bylaws which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

We are authorized to issue 33,000,000 shares of Common Stock, par value $0.00001 per share, and 8,950,000 shares of Preferred Stock, par value $0.00001 per share. As of the date of this Offering Circular, there were 5,821,712 shares of Common Stock outstanding and 8,315,264 shares of Preferred Stock outstanding. Pursuant to the Certificate of Designation, each share of Preferred Stock is designated as Series 1 Convertible Preferred Stock (the “Series 1 Preferred Stock”).

Common Stock

Voting

The holders of shares of Common Stock are entitled to one vote for each share held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock, that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation and the Certificate of Designation. There shall be no cumulative voting.

Dividends

Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the Board of Directors of the Company. Our Board of Directors may or may not decide to declare dividends in the future. See “Dividend Policy.” The Board of Directors’ determination to issue dividends will depend upon our profitability, financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

Upon the dissolution, liquidation, or winding up of the Company, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Series 1 Preferred Stock

Rank

Shares of Series 1 Preferred Stock ranks senior to the shares Common Stock and any other class of securities that is specifically designated as junior to the shares of Series 1 Preferred Stock (the “Junior Securities”).

Voting

Each holder of outstanding shares of Series 1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series 1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the Certificate of Designation, holders of shares of Series 1 Preferred Stock shall vote together with the holders of shares of Common Stock as a single class and on an as-converted to shares of Common Stock basis.

Dividends

The Company is restricted from declaring dividends on any class or series of its capital stock (other than Common Stock dividends paid in Common Stock) unless the holders of shares of Series 1 Preferred Stock receive, either first or simultaneously, a dividend per share that is at least equal to the dividend computed as follows:

For dividends on shares of Common Stock or any class convertible into shares of Common Stock. Each Series 1 Preferred share must receive a dividend equal to the dividend payable on a share of that class—determined as if all shares were converted into shares of Common Stock—multiplied by the number of shares of Common Stock issuable upon conversion of one Series 1 Preferred share, based on the record date.

For dividends on any class that is not convertible into shares of Common Stock. Each Series 1 Preferred share must receive a dividend calculated by taking the dividend per share of the non-convertible class, dividing it by that class’s original issuance price (adjusted for stock dividends, splits, or similar recapitalizations), and then multiplying by the Series 1 Original Issue Price (i.e., $4.11107 per share, subject to adjustment).

If the Company declares dividends on more than one class or series on the same date, the dividend for shares of Series 1 Preferred Stock is determined based on the class that yields the highest dividend for holders of shares of Series 1 Preferred Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), holders of Series 1 Preferred Stock are entitled to be paid out of the assets of the Company available for distribution, before any payment shall be made to the holders of Junior Securities, an amount per share in cash equal to the greater of (i) the Series 1 Original Issue Price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series 1 Preferred Stock been converted into shares of Common Stock according to the Certificate of Designation immediately prior to such Liquidation (the “Liquidation Amount”). In the event of such Liquidation, after the payment in full of all Liquidation Amount required to be paid to the holders of shares Series 1 Preferred Stock, the remaining assets available for distribution or, in the case of a Deemed Liquidation (as defined in the Certificate of Designation), the consideration not payable to the holders of shares of Preferred Stock shall be distributed among the holders of Junior Securities, pro rata based on the number of shares held by each such holder.

Conversion Rights

Each share of Series 1 Preferred Stock is convertible into shares of Common Stock at the rate of 1:1 the total issued and outstanding shares of Common Stock at the time of conversion, subject to adjustments.

Redemption Rights

Shares of Series 1 Preferred Stock are not redeemable.

Amendment and Protective Provisions

At any time when at least 1,000,000 shares of Series 1 Preferred Stock are outstanding, Holders of Series 1 Preferred Stock are entitled to certain protective provisions (the “Protective Provisions”), including, among others, (i) to liquidate, dissolve or wind-up the business of the Company, effect any merger or consolidation or any other Liquidation, unless the aggregate consideration payable to the Company and/or its stockholders is at least $140,000,000; (ii) amend or repeal any provision of the Certificate of Incorporation, the Certificate of Designation, or the Company’s bylaws in a manner that adversely affects the shares of Series 1 Preferred Stock; (iii) create, authorize the creation of, or issue or reclassify, any capital stock unless the same ranks junior to the shares of Series 1 Preferred Stock with respect to its rights, preferences and privileges; and (iv) increase the authorized number of shares of Series 1 Preferred Stock or any additional class or series of capital stock of the Company unless the same ranks junior to the shares of Series 1 Preferred Stock. In order to approve a Protective Provision, the Company needs to obtain the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock (the “Requisite Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

The Certificate of Designation may be amended, modified or waived only by an instrument in writing executed by the Company and the Requisite Holders.

Lock-Up Agreement

The Subscribers holding shares of Common Stock issued under this Offering Statement, will provide an undertaking in the Subscription Agreement to lock-up its shares of Common Stock if requested by the Company. By providing this undertaking, Subscribers agree that in the event of an underwritten public offering or direct listing on a public exchange of the Company’s securities or the closing of a merger or other business combination of the Company with a publicly-traded special purpose acquisition company following which the capital stock of the combined or surviving entity are listed for trading on a public exchange, that such Subscriber will irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, lend, pledge, or otherwise transfer or dispose of any interest in any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire shares of Common Stock during the 180-day period following the effective date of a registration statement or offering statement of the Company filed under the Securities Act.

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Changes in Authorized Number

Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Certificate of Incorporation include a provision that eliminate, to the extent permitted by the Delaware law, the personal liability of directors for monetary damages for breach of fiduciary duty as a director. Additionally, our bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.

Our bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance, covering liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and bylaws, as applicable may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our Certificate of Incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of the directors, officers, or employees for which indemnification is sought.

2017 Stock Option Plan

On November 28, 2017, our board of directors adopted and our stockholders approved our 2017 Stock Option Plan (the “2017 Stock Option Plan”). The 2017 Stock Option Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock and restricted stock awards to our employees (and employees of any of our parent or majority-owned subsidiary). As of June 30, 2025, 11,984,141 options to purchase shares of Common Stock have been issued pursuant to stock option award agreements under the 2017 Stock Option Plan, with exercise prices ranging from $0.02 to $3.70 per share, and 1,492,595 shares of Common Stock remain available for future grants under the 2017 Stock Option Plan.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock to be issued pursuant to this Offering Statement will be DealMaker Transfer Agent LLC, an agent registered pursuant to Section 17A(c) of the Exchange Act.

Increase our Authorized Capital Stock

The number of shares of Common Stock currently authorized under our Certificate of Incorporation is not sufficient to cover the total number of shares of Common Stock we are offering pursuant to this Offering. Prior to the qualification of this Offering by the SEC, we intend to file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to increase the number of authorized shares of our Common Stock to a number sufficient to cover the shares offered hereby and to provide us with additional authorized but unissued shares for future corporate purposes. The financial and share-related information presented in this Offering Circular does not currently assume the filing and effectiveness of such amended and restated certificate of incorporation. There can be no assurance that such amendment will be effected as currently anticipated.

Forward Stock Split

In connection with this Offering and subject to stockholder approval, we intend to effect a forward stock split of our Common Stock at a ratio of 20-for-1 prior to qualification of this Offering. The purpose of the forward stock split is to proportionally increase the number of shares of our Common Stock outstanding and adjust the per-share price of the Shares offered so that the public offering price falls within the anticipated price range of $0.50 to $1.00 per share. The forward stock split ratio of 20-for-1 may be adjusted by the Board in its discretion as it deems necessary to achieve the desired price range.

The number of Shares and price range included in this Offering Circular does not currently assume that the forward stock split has been effected. The forward stock split has not yet occurred and will be implemented following stockholder approval and immediately prior to the qualification of this Offering and effectiveness of the related amended and restated certificate of incorporation. Upon approval of the forward stock split, we intend to file an amendment to this Offering Circular with the SEC to reflect the stock split, including updated disclosures regarding the number of Shares offered, price range, and revisions to our financial statements and related financial information. The actual ratio and timing of the forward stock split will be determined by our board of directors in its sole discretion and remain subject to change. There can be no assurance that the forward stock split will occur as currently contemplated or that it will achieve the intended price range for the Offering.

ABSENCE OF PUBLIC MARKET

No public market has developed nor is expected to develop for our shares of Common Stock, and in the near future we do not intend to list our shares of Common Stock on a national securities exchange or interdealer quotation system. (See Risk Factors starting on page 6.)

DIVIDEND POLICY

We plan to retain any earnings from future revenues for the foreseeable future for our operations. We have never paid any cash dividends on our shares of Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A+ Pre-Qualification Amendment No. 1 to the Offering Statement on Form 1-A under the Securities Act with respect to the Shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The SEC maintains an Internet website that contains reports and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

LEGAL MATTERS

We have retained Greenberg Traurig, LLP. to advise us in connection with the preparation of this Offering Circular, the Subscription Agreement and any other documents related thereto. Greenberg Traurig, LLP. has not been retained to represent the interests of any stockholder in connection with this offering. All prospective investors that are evaluating or purchasing Shares should retain their own independent legal counsel to review this Offering Circular, the Subscription Agreements and any other documents and matters related whatsoever to this Offering, and to advise them accordingly.

INDEPENDENT AUDITORS

Our interim financial statements (unaudited) for the six months ended June 30, 2025, included in this Offering Ciruclar, have been prepared by Alice CPA, an independent registered public accounting firm (“Alice CPA”). Our financial statements as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024 and 2023, included in this Offering Circular, have been audited by Alice CPA as stated in their report appearing herein and elsewhere in this Offering Circular. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Immersed Inc.

(a Delaware Corporation)

Interim Financial Statements (Unaudited)

As of June 30, 2025 and December 31, 2024

and for the six months ended June 30, 2025 and June 30, 2024

Reviewed by

Alice.CPA LLC

A New Jersey CPA Company

Independent Accountant’s Review Report

October 14, 2025

To: Board of Directors of Immersed Inc.

Re: Interim Period June 30, 2025—Financial Statement Review

Financial Review of the Financial Statements

We have reviewed the accompanying financial statements of Immersed Inc., which comprise the balance sheets as of June 30, 2025, and the related statements of income, changes in stockholders’ equity, and cash flows for the six-month period then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of Immersed Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our reviews.

Accountant’s Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Alice.CPA LLC

Alice.CPA LLC

Robbinsville, New Jersey

October 14, 2025

Immersed Inc.

Balance Sheet

As of the interim period ended June 30, 2025 and the year

ended December 31, 2024

	June 30, 2025 (Unaudited)	December 31, 2024 (Audited)
ASSETS
Current Assets:
Cash in bank	$372,274	$242,490
Accounts receivable	2,540	114,314
Prepaid expenses and other assets	46,930	312,117
Digital Assets, net	2,642	2,642
Total Current Assets	424,386	671,563

Non-Current Assets:
Property and equipment, net	30,831	40,089
Intangible assets, net	197,809	199,132
Total Non-Current Assets	228,640	239,221
TOTAL ASSETS	$653,026	$910,784

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current Liabilities:
Accounts payable	$5,111,273	$5,558,992
Accrued expenses	859,938	740,656
Accrued interest payable	390,613	198,531
Deferred revenue	2,751,587	3,025,713
vProperty deposits	-	73,391
Merchant cash advances, net	404,910	295,350
Loans payable, net	232,176	195,854
Note payable - related party	62,000	177,000
Other accrued liabilities	73,578	-
Total Current Liabilities	9,886,075	10,265,487

Non-Current Liabilities:
Convertible notes payable	6,553,466	4,599,300
Total Liabilities	16,439,541	14,864,787

Stockholders' Equity/(Deficit):
Common stock, $0.00001 par value, 33,000,000 shares authorized as of June 30, 2025 and December 31, 2024, 5,821,712 shares issued and outstanding as of June 30, 2025 and December 31, 2024	60	60

Series 1 Preferred stock, $0.00001 par value, 8,950,000 shares authorized, 8,315,265 shares issued and outstanding, liquidation preference of $34,184,635, as of June 30, 2025 and December 31, 2024	82	82
Additional paid-in capital	17,463,952	17,420,246
Accumulated deficit	(33,250,609)	(31,374,391)
Total Stockholders' Equity/(Deficit)	(15,786,515)	(13,954,003)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)	$653,026	$910,784

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

Income Statement

For the Six Months Ended June 30, 2025 and June 30, 2024

	June 30, 2025	June 30, 2024
	(Unaudited)	(Unaudited)
Revenues	493,936	224,180
Cost of revenues	(56,779)	(81,332)
Gross profit	437,157	142,848

Operating Expenses:
General and administration expenses	492,594	1,051,253
AR/VR product expenses	1,084,126	5,812,832
Marketing and advertising	277,291	31,852
Digital asset impairment gains, net	-	(1,900)
Professional fees	89,591	218,445
Total Operating Expenses	1,943,602	7,112,482

Loss from Operations	(1,506,445)	(6,969,634)

Other Income (Expenses):
Other income	73,391	-
Interest expense	(442,554)	(146,554)
Gain (Loss) on disposal of digital assets, property and equipment	(610)	3,812
Total Other Income (Expenses)	(369,773)	(142,742)

Net loss	$(1,876,218)	$(7,112,376)

Weighted average common stock outstanding - basic and diluted	5,821,712	5,801,807

Net loss per share - basic and diluted	$(0.32)	$(1.23)

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

Statement of Changes in Stockholders’ Equity

For the Six Months Ended June 30, 2025 and June 30, 2024

	Common Stock		Series 1 Preferred stock
		Value		Value	Additional Paid	Accumulated	Total Stockholders'
	Shares	($ par)	Shares	($ par)	in Capital	Deficit	Equity
Balance as of December 31, 2023 (Audited)	5,800,045	$58	8,315,265	$82	$17,184,289	$(17,105,062)	$79,367
Issuance of common stock upon exercise of stock options	856	-	-	-	702	-	702
Issuance of common stock for services	2,519						-
Stock-based compensation-stock options	-	-	-	-	144,312	-	144,312
Net loss	-	-	-	-	-	(7,112,376)	(7,112,376)
Balance as of June 30, 2024 (Unaudited)	5,803,420	$58	8,315,265	$82	$17,329,303	$(24,217,438)	$(6,887,995)
Issuance of common stock upon exercise of stock options	18,292	2	-	-	14,998	-	15,000
Stock-based compensation-stock options	-	-	-	-	75,945	-	75,945
Net loss	-	-	-	-	-	(7,156,953)	(7,156,953)
Balance as of December 31, 2024 (Audited)	5,821,712	$60	8,315,265	$82	$17,420,246	$(31,374,391)	$(13,954,003)
Stock-based compensation-stock options	-	-	-	-	34,386		34,386
Issuance of common stock for services					9,320		9,320
Net loss	-	-	-	-	-	(1,876,218)	(1,876,218)
Balance as of June 30, 2025 (Unaudited)	5,821,712	$60	8,315,265	$82	$17,463,952	$(33,250,609)	$(15,786,515)

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

Statement of Cash Flows

For the Six Months Ended June 30, 2025 and June 30, 2024

	June 30, 2025 (Unaudited)	June 30, 2024 (Unaudited)
Cash Flows from Operating Activities
Net loss	$(1,876,218)	$(7,112,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,767	27,049
Bad debt expense	1,860	6,450
Stock-based compensation	34,386	144,312
Stock issued for services	9,320	-
Amortization of discounts on convertible notes payable	13,490	-
Amortization of discounts on merchant cash advances and loans payable	187,104	86,404
Amortization of discount on operating lease liability	-	6,547
Loss on disposal of property and equipment	610	213
Digital asset impairment losses (gains on sale), net	-	(1,900)
Change in operating assets and liabilities:
(Increase)/decrease in accounts receivable	109,914	247,122
(Increase)/decrease in prepaid expenses and other assets	265,187	(66,703)
(Increase)/decrease in operating lease right-of-use asset	-	196,263
Increase/(decrease) in accounts payable	(447,718)	2,241,191
Increase/(decrease) in accrued expenses and interest	311,364	318,752
Increase/(decrease) in deferred revenue	(274,126)	1,015,980
Increase/(decrease) in operating lease liability	-	(188,657)
Increase/(decrease) in vProperty deposits	(73,391)	(12,309)
Increase/(decrease) in other current liabilities	73,578
Net Cash Used in Operating Activities	(1,645,873)	(3,091,662)

Cash Flows from Investing Activities
Purchase of intangible assets	(6,390)	-
Sale of digital assets	-	8,284
Purchase of property and equipment	(3,167)	(12,280)
Sale of property and equipment	760	-
Net Cash Used in Investing Activities	(8,797)	(3,996)

Cash Flows from Financing Activities
Proceeds from convertible notes payable	1,940,676	1,000,000
Repayment of notes payable	(115,000)	-
Proceeds from merchant cash advances	432,000	525,000
Repayment of merchant cash advances	(481,740)	(223,468)
Proceeds from loans payable	132,900	337,600
Repayment of loans payable	(124,382)	(105,428)
Proceeds from issuance of common stock		702
Net Cash Provided by Financing Activities	1,784,454	1,534,406

Net change in cash in bank	129,784	(1,561,252)
Cash in bank at beginning of period	242,490	1,589,997
Cash in bank at end of period	$372,274	$28,745

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

NOTE 1 – NATURE OF OPERATIONS

Immersed Inc., previously known as AraJoy Inc., (the “Company”), was incorporated on January 4, 2017 under the laws of the State of Delaware. Effective November 29, 2017, the Company amended its certificate of incorporation to change its corporate name from AraJoy Inc. to Immersed Inc.

The Company is a software company providing virtual reality offices for remote teams and individuals. The Company’s technology is available on the following platforms: Facebook/Meta Quest, HTC, Pico, Apple, and planning to expand onto other platforms in the future.

During 2023, the Company began the development of Visor, its own work-optimized spatial computing AR/VR headset. The Company announced Visor in August 2023 and started pre-orders in September 2023, with initial deliveries of Visor beginning in 2025 and targeting mass production in 2026.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of the significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Accounting

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Significant estimates used in the preparation of the accompanying financial statements include recording of depreciation and amortization, digital assets impairment gains/losses, collectible valuation of accounts receivable and the estimate of valuation of stock-based compensation.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

Concentration of Credit Risk

The Company maintains its cash with financial institutions located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. The Company has not experienced any losses for balances in excess of federally insured limits.

Going Concern

The accompanying financial statements have been prepared using US GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company sustained net losses amounting to $1,876,218 and $7,112,376 for the six-month periods ended June 30, 2025 and 2024, respectively. It has a working capital deficit of $9,461,689 and an accumulated deficit of $33,250,609 as of June 30, 2025. The Company also reported negative cash flows from operating activities of $1,645,873 and $3,091,662 for the six-month periods ended June 30, 2025, and 2024, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern include immediate efforts to raise additional funds through both a private capital raise and a public crowdfunding campaign, as well as plans to increase revenue by hiring sales staff and aggressively marketing current and future product offerings. The Company’s ability to meet its obligations as they become due is dependent upon its ability to generate sufficient cash flow from operations and/or obtain additional external capital financing. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of June 30, 2025 and December 31, 2024, the Company’s cash in bank balance has exceeded federally insured limits by $122,274 and $0, respectively. As of June 30, 2025, and December 31, 2024, the Company held cash balances at Silicon Valley Bank, which carries a credit risk that deposits may not be collectible or fully liquid. The Company has not experienced any losses through the date when the financial statements were available to be issued.

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. As of June 30, 2025 and December 31, 2024, the Company held cash balances at Silicon Valley Bank, which carried a credit risk that deposits may not be collectible or fully liquid.

Accounts Receivable

Accounts receivables are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with customers and other factors. Provisions for losses on accounts receivable are determined based on loss experience, known and inherent risk in the account balance and current economic conditions. As of June 30, 2025, and December 31, 2024, management considers its accounts receivable as fully collectible and no allowance for credit losses has been recorded.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

For the six-month periods ending June 30, 2025 and 2024, the Company wrote off $1,860 and $6,450 of its accounts receivable as bad debt expense.

Prepaid Expenses

Prepaid expenses include engineering consulting service fees and subscription fees for periods after June 30, 2025, and December 31, 2024.

Digital Assets

During the period ended June 30, 2025 and December 31, 2024, the Company held a minimal amount of Ethereum and USDC through the sale of Immersed Virtual Property (“vProperty”) in prior years. See deferred revenue accounting policy for additional information on deposits held from these vProperty sales.

The Company accounts for its digital assets, which are comprised solely of Ethereum and USDC, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (ASC”) 350, Intangibles-Goodwill and Other. The Company’s digital assets are initially recorded at cost and assessed for impairment based on observable market prices in accordance with ASC 820.

Prior to 2024, the Company’s activities included the acquisition, sale, and refunding of Ethereum in connection with its discontinued vProperty project, resulting in gains and impairment losses on digital assets.

During 2024, the Company reversed previously recognized digital asset impairment losses of $1,895 and recognized an additional gain of $4,064 from the exchange of Ethereum for USDC. No additional gain or loss was recorded on digital assets during the period January to June 2025. As of December 31, 2024, and June 30, 2025, the Company held approximately $6 in Ethereum and $2,635 in USDC, with no changes to these balances during the six-month period ended June 30, 2025.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts, and the resultant gain or loss is reflected in the income statement. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets which is 3 to 7 years.

Property and equipment as of June 30, 2025, and December 31, 2024, were as follows:

	June 30, 2025	December 31, 2024
Equipment	$111,681	$115,602
Furniture and fixture	26,511	28,019
	138,192	143,621
Less: accumulated depreciation	(107,361)	(103,532)
Total property and equipment, net	$30,831	$40,089

Depreciation expense of $11,054 and $19,426 was recorded for the six-month periods ended June 30, 2025 and 2024, respectively.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

For the six-month periods ended June 30, 2025 and 2024, the Company disposed property and equipment with carrying amount of $1,370 and $213, received $760 and $0 in proceeds, and recognized $610 and $213 as loss on disposals of property and equipment in the statements of operations, all respectively.

Intangible Assets

During the six months ended June 30, 2025, the Company purchased two domain names. As of June 30, 2025, the Company has capitalized a total of $235,075 in domain names. All domain names capitalized are amortized over the length of 15 years. Amortization expense for the six-month periods ended June 30, 2025 and 2024 was $7,713 and $7,623, respectively.

Impairment of Long-Lived Assets

The management continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the management assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the management recognizes an impairment loss based on the excess of the carrying amount over the fair value of the Company’s long-lived assets. The Company did not recognize any impairment losses on its property and equipment and intangibles assets during the six-month period ended June 2025 and the year ended December 31, 2024.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in preferred shares.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, digital assets, accounts payable, accrued expenses and convertible notes payable.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

As of June 30, 2025, and December 31, 2024, the carrying amounts of the Company’s financial assets and liabilities reported in the balance sheets approximate their fair value.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted on January 1, 2019 and retroactively applied to the periods presented.

The Company enters monthly and yearly subscription plans with the customers to provide immersive virtual reality offices where customers can spawn up to five virtual monitors and can collaborate with others in the same virtual space. The Company recognizes revenue ratably over the term of the agreement, as the Company’s performance obligation is satisfied over time.

During the period ended June 30, 2025, the Company recognized software subscription revenue totaling $200,594 and contract services revenue totaling $293,342. These amounts are included in revenues in the accompanying statements of operations.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

Deferred Revenue

Deferred revenue consists of the following as of June 30, 2025, and December 31, 2024:

	June 30, 2025	December 31, 2024
Subscriptions	52,829	50,168
Visor pre-order and visor plus deposits	2,698,758	2,975,545
Total deferred revenue	$2,751,587	$3,025,713

Subscriptions

Deferred revenue as of December 31, 2024, and June 30, 2025, pertains to subscription payments collected but not yet earned for the Immersed virtual reality application annual subscriptions. The Company expects to recognize the deferred revenue balance as of December 31, 2024, in 2025, and the deferred revenue balance as of June 30, 2025, over the period from 2025 through 2026, as the related service obligations are satisfied.

Visor Pre-Order Deposits

During 2023, the Company began development of its work-focused AR/VR headset, Visor, and commenced accepting pre-order deposits in September 2023. Additional pre-order deposits were received during 2024 and through mid-2025. Pre-order deposits will be recognized as revenue when the related orders are fulfilled.

vProperty Deposits

During 2022, the Company created Immersed Virtual Property (“vProperty”) and received Ethereum deposits from customers for vProperty. The deeds to the virtual property were in the form of non-fungible tokens (NFT’s).

In 2023, the Company discontinued the vProperty project to refocus on spatial computing, and no vProperty was delivered to customers. Customers were notified of the refund process and were required to return their vProperty NFTs in order to receive a refund. As customers returned their vProperty deeds, the Company refunded deposits in Ethereum to customers from 2023 through the end of 2024. The remaining deposit balances were presented as vProperty deposits on the balance sheets.

As of December 31, 2024, vProperty deposits totaled 51 Ethereum valued at $73,391. During the period ended June 30, 2025, the Company recognized $73,391 in other income, pertaining to unclaimed vProperty deposits following the cancellation of the project and conclusion of the refund process. As of June 30, 2025, the vProperty deposits had a balance of $0.

Cost of Revenues

Cost of revenue primarily includes the direct costs of maintaining the Immersed virtual reality (AR/VR) software application, software subscriptions, hosting, servers and storage costs and supplies. The cost of revenues also includes the direct cost of any merchandise sold.

Marketing and Advertising Expense

Marketing and advertising expenses are expensed as incurred.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

AR/VR Product Expenses

AR/VR product expenses are expensed as incurred and include expenses related directly to producing the Immersed virtual reality (AR/VR) software application and products accessed within it. Also included are expenses directly related to developing Immersed’s work-focused AR/VR headset, Visor. Within the Immersed virtual reality (AR/VR) software application, there are both paid-use and free-use products.

Stock Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. The Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2025 and 2024, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of June 30, 2025 and 2024 consist of outstanding options (Note 4).

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the Company’s financial statements. As the new accounting pronouncements become effective, the Company will adopt those that are applicable under the circumstances.

NOTE 3 – DEBTS

Merchant Cash Advances

During 2024, the Company entered into multiple agreements with the merchant cash advance providers.

In March 2024, the Company received a loan from Ondeck Capital, a financial institution, for a total principal of $150,000. The Company recorded a discount on the loan amounting to $52,500, which is being amortized to interest expense over the terms of the loan. The loan matures in March 2025 and carries an interest rate of 35% per annum. The loan was paid in full in March 2025.

On March 25, 2024, the Company entered into a short-term agreement with FundFi Merchant Funding totaling $150,000. Total weekly required payments are $7,821 for the whole term of the loan. The Company recorded a discount on the loan amounting to $69,000, which is amortized to interest expense over the term of the loan. The loan was paid in full in October 2024.

On March 26, 2024, the Company entered into a short-term agreement with Superfast Capital totaling $100,000. Total weekly required payments are $3,393 for the whole term of the loan. The Company recorded a discount on the loan amounting to $45,900, which is being amortized to interest expense over the term of the loan. The loan is being repaid at 6%, which is being deducted automatically from the Company’s bank account until the total payments required are made. The loan was paid in full in April 2025.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

On June 4, 2024, the Company entered into a short-term agreement with RedStone Advance totaling $125,000. Total weekly required payments are $3,122 for the whole term of the loan. The loan was repaid in November 2024.

On September 27, 2024, the Company entered into a short-term agreement with FundFi Merchant Funding totaling $150,000. Total weekly required payments are $6,516 for the whole term of the loan. The Company recorded a discount on a loan amounting to $58,500, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 25% which is being deducted automatically from the Company’s bank account until the total required payments are made. The loan was paid in full in March 2025.

On October 1, 2024, the Company entered into a short-term agreement with Specialty Capital totaling $150,000. Total weekly required payments are $6,516 for the whole term of the loan. The Company recorded a discount on the loan amounting to $58,500, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 7% which is being deducted automatically from the Company’s bank account until the total required payments are made.

As of December 31, 2024, the Company has an outstanding balance of $295,350, net of unamortized discount of $78,735.

During 2025, the Company entered into additional agreements with merchant cash advance providers:

On March 4, 2025, the Company entered into a short-term agreement with Fundfi Merchant Funding, LLC totaling $454,530. Total weekly required payments are $13,369 for the whole term of the loan. The Company recorded a discount on the loan amounting to $127,530, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 25% which is being deducted automatically from the Company’s bank account until the total required payments are made.

On May 12, 2025, the Company entered into a short-term agreement with Cedar Advance LLC totaling $147,000. Total weekly required payments are $6,516 for the whole term of the loan. The Company recorded a discount on the loan amounting to $42,000, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 30% which is being deducted automatically from the Company’s bank account until the total required payments are made.

As of June 30, 2025, the Company has an outstanding balance of $404,910, net of unamortized discount of $88,965. Interest expense recognized, for the six-month periods ended June 30, 2025 and 2024, on these loans amounted to $180,660 and $77,778, respectively.

Loans Payable

During 2024, the Company entered into multiple loan agreements.

In March 2024, the Company received its first loan from Shopify totaling $270,000. The Company recorded a discount on the loan amounting to $35,100, which is being amortized to interest expense over the term of the loan. The loan is being repaid daily at 17% of the Company’s Shopify account’s sales proceeds, which is being deducted automatically until the total required payments are made. The loan is secured by the Company’s balances on its Shopify account.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

On May 13, 2024, the Company received its first loan from Stripe Capital, a financial institution, for a total principal of $67,600. The Company recorded a discount on the loan amounting to $7,436, which is being amortized to interest expense over the term of the loan. The loan matures in November 2025 and carries an interest rate of 7.3% per annum. The loan was paid in full in October 2024.

In September 2024, the Company received a second loan from Shopify totaling $75,000. The Company recorded a discount on the loan amounting to $9,750, which is being amortized to interest expense over the term of the loan. The loan repayment will begin after the first loan is paid in full. The loan is secured by the Company’s balances on its Shopify account.

On October 15, 2024, the Company received a loan from Stripe Capital, a financial institution, for a total principal of $88,300. The Company recorded a discount on the loan amounting to $10,684, which is being amortized to interest expense over the term of the loan. The loan matures in April 2026 and carries an interest rate of 8% per annum. The loan was paid in full in February 2025.

As of December 31, 2024, the Company has a total outstanding balance of $195,854, net of unamortized discount of $32,087.

On February 18, 2025, the Company received a loan from Stripe Capital, a financial institution, for a total principal of $132,900. The Company recorded a discount on the loan amounting to $14,220, which is being amortized to interest expense over the term of the loan. The loan matures in August 2026 and carries an interest rate of 7.1% per annum.

As of June 30, 2025, the Company had a total outstanding balance of $232,176, net of unamortized discount of $18,503. Interest expense from the amortization of loan discount for the six-month periods ended June 30, 2025 and 2024, amounted to $27,803 and $8,626, respectively.

Notes Payable – Related Party Liabilities

On July 11, 2024, the Company entered into multiple promissory note agreements with related parties, including the Company’s CEO, for a total principal amount of $420,000. The notes bear interest at 10% per annum, with all principal and accrued interest due earlier of July 11, 2025, or in the event of default, which includes voluntary and involuntary proceedings. As of June 30, 2025 and December 31, 2024, the Company has an outstanding principal of $62,000 and $177,000, respectively.

Interest expense recognized for the six-month period ended June 30, 2025 on these notes at 10% per annum amounted to $21,117, of which $9,514 remained accrued and outstanding on June 30, 2025.

Convertible Notes Payable

In August 2023, the Company issued a series of convertible notes for a total principal of $450,000 with a 20% discount. The notes bear interest of 8% per annum with all principal and interest due and payable on the earlier of: (a) 5 days after the receipt of demand for payment, which demand shall not made prior to August 11, 2025 (the “Maturity Date”) and (b) in the events of default, which includes voluntary and involuntary proceedings.

In May 2024, the Company issued a single convertible note for a total principal of $1,000,000 with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of; a) five days after the receipt of demand for payment, which demand shall not be made prior to May 11, 2027, or b) in the events of default, which includes voluntary and involuntary proceedings.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

In July 2024, the Company issued multiple convertible notes for a total principal of $2,149,300, of which $425,000 includes notes with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of; a) five days after the receipts of demand for payment, the demand which shall not be made prior to July 2026, or b) in the events of default, which includes voluntary and involuntary proceedings.

In November 2024, the Company issued a single convertible promissory note for a total principal of $1,000,000 with a 25% discount. The note bears an interest equal to the prime rate plus 5% per annum with all principal and interest due and payable on the earlier date of; a) five days after the receipts of demand for payment, which demand shall not be made prior to November 2027, or b) in the events of default, which includes voluntary and involuntary proceedings.

In January 2025, the Company issued a single convertible note for a total principal of $50,000 with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of: (a) five days after the receipt of demand for payment, which demand shall not be made prior to January 2028, or (b) in the events of default, which includes voluntary and involuntary proceedings.

Between February and May 2025, the Company also issued a series of convertible notes via Wefunder for a total principal of $1,754,734, of which $240,000 includes notes with a 10% discount. The notes bear an interest of 8% per annum with all principal and interest due and payable on the earlier date of: (a) five days after the receipt of demand for payment, which demand shall not be made prior to February 2027 for notes issued in February 2025, not prior to March 2027 for those issued in March 2025, not prior to April 2027 for those issued in April 2025, and not prior to May 2027 for those issued in May 2025 or (b) in the events of default, which includes voluntary and involuntary proceedings.

In June 2025, the Company issued a single convertible note for a total principal of $250,000, with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of: (a) five days after the receipt of demand for payment, which demand shall not be made prior to June 2028, or (b) in the events of default, which includes voluntary and involuntary proceedings.

In case of liquidity event, which means a change of control, private placement equity financing, direct listing, an initial public offering (IPO) or special purpose acquisition companies (SPAC) merger, the outstanding principal and accrued interest will automatically convert into Company’s shares issued in the triggering financing, as applicable. The conversion price per share equal to: (a) (i) in the case of an IPO, the price per share at which conversion shares are sold to the public, (ii) in the case of private placement equity financing, the lowest per share purchase price of the conversion shares issued in such financing and (iii) in the case of other liquidity event, the aggregate fair market value of the Company’s equity interest divided by the number of shares constituting the Company equity interest outstanding immediately prior to such liquidity event; in each case multiplied by (ii) the 75-100% discount rate.

Interest expense recognized for the six-month periods ended June 30, 2025 and 2024 amounted to $212,974 and $26,400, respectively, all of which remained accrued and outstanding as of June 30, 2025 and December 31, 2024.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

The Company analyzed the notes for beneficial conversion features and concluded that no beneficial conversion feature discount should be recorded until the contingency of a qualified equity financing is resolved. As no notes had been repaid or converted under the conversion terms, the outstanding principal balances were $6,654,034 and $4,599,300 as of June 30, 2025, and December 31, 2024, respectively. The discount on convertible loan was $100,568 and $0 as of June 30, 2025 and December 31, 2024, respectively.

NOTE 4 – STOCKHOLDERS’ EQUITY

Capital Structure

During October 2023, the Company amended and restated its articles of incorporation (the “Amended Articles”). The Amended Articles authorized 8,950,000 shares of preferred stock, designated as Series 1 Preferred Stock, and 33,000,000 shares of common stock, both $0.00001 par value per share.

As of June 30, 2025, and December 31, 2024, the Company had 8,315,265 shares of preferred stock and 5,821,712 shares of common stock issued and outstanding.

Preferred Stock

The holders of Series 1 Preferred Stock are entitled to various protective provisions and preferences, as defined in the certificate of designation of Series 1 Preferred Stock (the “Agreement”). Holders of Series 1 Preferred Stock are entitled to vote on an as-converted basis with holders of Common Stock. The holders of Series 1 Preferred Stock are entitled to a dilution protected dividend preference over holders of Common Stock, as defined in the agreement. The holders of Series 1 Preferred Stock are entitled to a liquidation preference over holders of Common Stock at the original issuance price ($4.11107) per share, providing a total liquidation preference of $34,184,635 as of June 30, 2025, and December 31, 2024, or such greater amount as would be payable on an as-converted basis to Common Stock. The Series 1 Preferred Stock are convertible, at the holder’s election, into Common Stock at a dilution protected conversion rate that is currently 1:1.

Common Stock

On January 9, 2017, the founder was granted 4,000,000 shares of common stock which are subject to a 4-year vesting period. Vested common stock issued and outstanding as of June 30, 2025, and December 31, 2024, were 5,821,712 and 5,821,712, respectively.

During 2024, 19,184 stock options were exercised for $15,702 and converted into 19,148 shares of common stock.

During 2024, the Company issued 2,519 common stock shares at a price of $3.70 per share to the lead investor of its 2023 Wefunder crowd fundraiser.

During 2025, no additional common stock shares were issued.

Stock Options

The Company accounts for stock-based compensation under the provisions of Topic 718, Compensation - Stock Compensation, which requires measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee officers based on estimated fair values as of the date of grant. Compensation expense is

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

recognized on a straight-line basis over the requisite service period. The Company has a stock- based employee compensation plan, the 2017 Stock Option Plan (the “Plan”), for which 1,400,000 shares of common stock were initially reserved for issuance under the Plan to certain employees. Awards granted under the Plan are made in the form of Incentive Stock Options (ISOs).

During May 2021, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 1,874,022 to 7,480,000 shares of common stock. During February 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 7,480,000 to 12,000,000 shares of common stock. During November 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 12,000,000 to 14,062,398 shares of common stock. 1,492,595 and 835,563 shares were available for issuance under the Plan as of June 30, 2025, and December 31, 2024, respectively.

Incentive Stock Options (“ISOs”) are granted to certain employees of the Company from time to time. As of June 30, 2025, and December 31, 2024, a total of 1,096,472 and 1,445,730 ISOs, respectively, were issued and outstanding under the Plan. Vested ISOs totaled 1,009,560 and 1,270,964 as of June 30, 2025, and December 31, 2024, respectively. During the periods ended June 30, 2025, and December 31, 2024, 349,258 and 329,513 ISOs, were forfeited, respectively.

Non-Qualified Stock Options (“NQSOs”) are granted to certain employees of the Company from time to time. As of June 30, 2025, and December 31, 2024, a total of 10,887,669 and 11,195,443 NQSOs, respectively, were issued and outstanding under the Plan. Vested NQSOs totaled 10,712,222 and 10,820,206 as of June 30, 2025, and December 31, 2024, respectively. During the periods ended June 30, 2025, and December 31, 2024, 307,774 and 406,503 NQSOs were forfeited, respectively.

Outside the Plan, prior to 2020, the Company granted 1,318,784 non-qualified stock options (“NQSOs”) with an exercise price of $0.03 per share. During the year ended December 31, 2021, the Company granted 1,297,264 NQSOs with an exercise price of $0.82 per share. NQSOs of 2,616,048 remain outstanding as of June 30, 2025, and December 31, 2024, of which 2,616,048 NQSOs were vested as of June 30, 2025, and December 31, 2024.

The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. In accordance with ASC 718, as a private company, the Company has elected to use a 0% forfeiture rate in calculating its stock compensation expense.

The Company’s ISOs and NQSOs typically expire ten years after the grant date and vesting occurs immediately or over a period of four years.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

A summary of options activities for the six-month periods ended June 30, 2025 and June 30, 2024 is as follows:

	June 30, 2025		June 30, 2024
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Balance at beginning of period	15,257,221	$0.73	15,652,393	$0.73
Granted	-	-	-	-
Exercised	-	-	(856)	$0.82
Forfeited	(657,032)	$0.82	-	-
Outstanding at end of period	14,600,189	$0.74	15,651,537	$0.72

Exercisable at end of period	14,337,830	$0.73	14,804,130	$0.72
Intrinsic value of options outstanding at period-end	$43,219,513		$46,317,667
Weighted average duration (years) to expiration of outstanding options at year-end	6.29		7.32
Weighted average duration (years) to expiration of exercisable options at year-end	6.26		7.24

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black- Scholes Option Pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants.

For the six-month periods ended stock-based compensation expense was $34,386 and $144,312, respectively.

As of June 30, 2025 and 2024, there were $169,292 and $513,133, respectively, of costs to be recognized over a weighted-average period of approximately 2.47 years and 1.89 years, all respectively.

NOTE 5 – INCOME TAXES

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

As of June 30, 2025 and December 31, 2024, the Company had net deferred tax assets before valuation allowance of $6,249,649 and $5,951,989, respectively.

The following table presents the deferred tax assets and liabilities by source:

	June 30, 2025	December 31, 2024
Net operating loss carryforward	$6,200,351	$5,902,589
Research and development credits	50,100	50,100
Depreciation methods	(802)	(700)
Deferred tax assets	6,249,649	5,951,989
Valuation allowance	(6,249,649)	(5,951,989)
Net deferred tax assets	-	-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the periods ended June 30, 2025 and December 31, 2024, cumulative losses through June 30, 2025, and no history of generating taxable income. Therefore, valuation allowances of $6,249,649 and $5,951,989 were recorded as of June 30, 2025 and December 31, 2024, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 21.0%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of June 30, 2025 and December 31, 2024, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $29,525,481 and $28,107,567, respectively, which may be carried forward to offset future income.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax position through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2019-2024 tax years remain open to examination.

NOTE 6 – CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. As of June 30, 2025, and December 31, 2024, the Company has not reported any lawsuit or known plans of litigation by or against the Company.

Immersed Inc.

Notes to the Financial Statements

As of the interim period ended June 30, 2025 (unaudited) and the year ended December 31, 2024 (audited)

NOTE 7 – SUBSEQUENT EVENTS

The Company opened a Regulation Crowdfunding (Reg CF) in June 2025 and is actively raising capital through a Reg CF campaign via a convertible note with a $300M valuation cap. Additionally, in September 2025, the Company filed a Form 1-A Offering Statement under Regulation A with the SEC to raise up to $25 million in capital. As of the date of these financial statements, the offering has not yet been qualified. There can be no assurance as to if or when the offering will be qualified or the amount of capital that may be raised.

Management has evaluated subsequent events through October 14, 2025, the date the financial statements were available to be issued. Based on the management’s evaluation, no other material subsequent events requiring adjustment to or disclosure in the financial statements were identified.

IMMERSED INC.

(A Delaware Corporation)

AUDITED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2024 AND 2023

Immersed Inc.

(a Delaware Corporation)

Audited Financial Statements

As of the years ended December 31, 2024 and December 31, 2023

Audited by:

Alice.CPA LLC

A New Jersey CPA Company

Independent Auditor's Report

February 14, 2025

To: Board of Directors of Immersed Inc.

Attn: Renji Bijoy, CEO

Re: 2024 and 2023 Financial Statement Audit – Immersed Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Immersed Inc., which comprise the balance sheets as of December 31, 2024 and December 31, 2023, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Immersed Inc. as of December 31, 2024 and December 31, 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Immersed Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Immersed Inc.’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Immersed Inc.’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Immersed Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

/s/ Alice.CPA LLC

Alice.CPA LLC

February 14, 2025

Immersed Inc.

BALANCE SHEETS

December 31, 2024 and 2023

(Audited)

	2024	2023
ASSETS

Current Assets
Cash	$242,490	$1,589,997
Accounts receivable	114,314	625,463
Prepaid and other current assets	312,117	367,815
Digital assets, net	2,642	9,026
Total Current Assets	671,563	2,592,301

Property and equipment, net	40,089	64,350
Intangible assets, net	199,132	214,378
Operating lease right-of-use asset, net	-	337,123

Total Assets	$910,784	$3,208,152

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$5,558,992	$566,953
Accrued expenses	740,656	200,063
Accrued interest	198,531	14,104
Deferred revenue	3,025,713	1,474,585
Operating lease liability, current	-	337,380
vProperty deposits	73,391	85,700
Merchant cash advances, net	295,350	-
Loans payable, net	195,854	-
Notes payable	177,000	-
Total Current Liabilities	10,265,487	2,678,785

Convertible notes payable	4,599,300	450,000

Total Liabilities	14,864,787	3,128,785

Stockholders' Equity (Deficit)

Common stock, $0.00001 par value; 33,000,000 and 30,000,000 shares authorized, 5,821,712 and 5,800,045 shares issued and outstanding as of December 2024 and 2023, respectively	60	58

Series 1 Preferred stock, $0.00001 par value; 8,950,000 shares authorized, 8,315,265 shares issued and outstanding, liquidation preference of $34,184,635, as of December 2024 and 2023	82	82

Additional paid-in capital	17,420,246	17,184,289
Accumulated deficit	(31,374,391)	(17,105,062)
Total Stockholders' Equity (Deficit)	(13,954,003)	79,367

Total Liabilities and Stockholders' Equity (Deficit)	$910,784	$3,208,152

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Revenues	$659,590	$220,413
Cost of revenues	(155,331)	(72,068)
Net Profit	504,259	148,345

Operating Expenses
General and administrative	$1,868,107	$1,652,324
AR/VR product expenses	12,036,253	3,826,309
Marketing and advertising	141,919	88,260
Digital assets impairment gains, net	(1,895)	(255,318)
Professional fees	273,746	400,213
Total Operating Expenses	14,318,130	5,711,788

Loss from Operations	(13,813,871)	(5,563,443)

Other Income (Expense)
Other income	-	203,810
Interest income	-	7,932
Interest expense	(457,701)	(14,104)
Gain on disposal of digital assets, property and equipment	2,243	58,121
Total Other Income (Expense)	(455,458)	255,759

Net Loss	$(14,269,329)	$(5,307,684)

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2024 and 2023

(Audited)

	Common stock		Series 1 Preferred stock
	Shares	Value	Shares	Value	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance as of January 1, 2023	4,641,185	$46	8,315,265	$82	$13,993,016	$(11,797,378)	$2,195,766
Issuance of common stock upon exercise of stock options	554,314	6	-	-	124,976	-	124,982
Issuance of common stock through WeFunder	604,546	6	-	-	2,999,994	-	3,000,000
Offering costs	-	-	-	-	(150,000)	-	(150,000)
Stock-based compensation - stock options	-	-	-	-	216,303	-	216,303
Net loss	-	-	-	-	-	(5,307,684)	(5,307,684)
Balance as of December 31, 2023	5,800,045	58	8,315,265	82	17,184,289	(17,105,062)	79,367
Issuance of common stock upon exercise of stock options	19,148	2	-	-	15,700	-	15,702
Issuance of common stock through WeFunder	2,519	-	-	-	-	-	-
Stock-based compensation - stock options	-	-	-	-	220,257	-	220,257
Net loss	-	-	-	-	-	(14,269,329)	(14,269,329)
Balance as of December 31, 2024	5,821,712	$60	8,315,265	$82	$17,420,246	$(31,374,391)	$(13,954,003)

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

(Audited)

	2024	2023
Cash Flows from Operating Activities
Net loss	$(14,269,329)	$(5,307,684)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	48,551	51,347
Bad debt expense	6,686	28,348
Stock-based compensation	220,257	216,303
Amortization of discount on operating lease liability	8,493	26,238
Amortization of discount on merchant cash advances and loans payable	236,548	-
Loss on disposal of property and equipment	1,819	28
Digital assets impairment gains, net	(1,895)	(255,318)
Changes in operating assets and liabilities:
Accounts receivable	504,463	(640,242)
Prepaid and other current assets	55,698	(329,700)
Operating lease right-of-use asset	337,123	376,634
Other noncurrent assets	-	70,000
Accounts payable	4,992,039	559,228
Accrued expenses and interest	725,020	79,133
Deferred revenue	1,551,128	1,437,765
Operating lease liability	(345,873)	(368,156)
vProperty deposits	(12,309)	(661,396)
Net cash provided by (used in) operating activities	(5,941,581)	(4,717,472)

Cash Flows from Investing Activities
Sale/(purchase) of digital assets	8,279	599,756
Purchase of property and equipment	(17,280)	(14,727)
Purchase of intangible assets	-	(200,000)
Sale of property and equipment	6,417	5,505
Net cash used in investing activities	(2,584)	390,534

Cash Flows from Financing Activities
Proceeds from convertible notes payable	4,149,300	450,000
Proceeds from notes payable	420,000	-
Repayment of notes payable	(243,000)	-
Proceeds from merchant cash advances	825,000	-
Repayment of merchant cash advances	(735,315)	-
Proceeds from loans payable	500,900	-
Repayment of loans payable	(335,929)	-
Proceeds from issuance of common stock	15,702	3,124,982
Offering costs	-	(150,000)
Net cash used in financing activities	4,596,658	3,424,982
Net change in cash and cash equivalents	(1,347,507)	(901,956)

Cash at beginning of year	1,589,997	2,491,953
Cash at end of year	$242,490	$1,589,997

Supplemental information
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying footnotes are an integral part of these financial statements.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

NOTE 1 – NATURE OF OPERATIONS

Immersed Inc., previously known as AraJoy Inc., (“the Company”) was incorporated on January 4, 2017 under the laws of the State of Delaware. Effective November 29, 2017, the Company amended its certificate of incorporation to change its corporate name from AraJoy Inc. to Immersed Inc.

The Company is a software company providing virtual reality offices for remote teams and individuals. The Company’s technology is available on the following platforms: Facebook/Meta Quest, HTC, Pico, Apple, and planning to expand onto other platforms in the future.

During 2023, the Company began the development of Visor, its own work-optimized spatial computing AR/VR headset. The Company announced Visor in August 2023 and started pre-orders in September 2023, targeting initial deliveries of Visor in mid-2025.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of the significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Accounting

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Significant estimates used in the preparation of the accompanying financial statements include recording of depreciation and amortization, digital assets impairment gains/losses, collectible valuation of accounts receivable and the estimate of valuation of stock-based compensation.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with financial institutions located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. The Company has not experienced any losses for balances in excess of federally insured limits.

Going Concern

The accompanying financial statements have been prepared using US GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

The Company sustained net losses amounting to $14,269,329 and $5,307,684 for the years ended December 31, 2024 and 2023, respectively, has a working capital deficit of $9,593,924 and an accumulated deficit of $31,374,391 as of December 31, 2024. The Company has negative cash flows from operating activities of $5,941,581 and $4,717,472 for the years ended December 31, 2024 and 2023, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The management’s plans to mitigate the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern include immediate plans to raise additional funds to meet obligations through both a private capital raise and a public crowdfunding campaign and to increase revenue through hiring sales staff and aggressively selling current and future product offerings.  The Company’s ability to meet its obligations as they become due is dependent upon its ability to generate sufficient cash flow from operations to meet its obligations, and/or to obtain additional external capital financing. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as going concern.

Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. As of December 31, 2024 and 2023, the Company held cash balances at Silicon Valley Bank, which carried a credit risk that deposits may not be collectible or fully liquid.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with customers and other factors. Provisions for losses on accounts receivable are determined based on loss experience, known and inherent risk in the account balance and current economic conditions.  As of December 31, 2024 and 2023, management considers its accounts receivable as fully collectible and no allowance for credit losses has been recorded.

For the years ended December 31, 2024 and 2023, the Company wrote off $6,686 and $28,348 of its accounts receivable as bad debt expense.

Prepaid Expenses

Prepaid expenses include engineering consulting service fees, subscription fees and others for periods subsequent to December 31, 2024 and 2023.

Digital Assets

The Company held a minimal amount of Ethereum through the sale of vProperty during 2024 and 2023. The deeds to the vProperty are in the form of Non-Fungible Tokens ("NFTs"); see deferred revenue accounting policy for additional information on deposits held from these vProperty sales.

The Company accounts for its digital assets, which are comprised solely of Ethereum, as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles-Goodwill and Other. The Company has ownership of and control over its Ethereum and uses a self-custodial wallet to store its Ethereum. The Company’s digital assets are initially recorded at cost. Subsequently, they are measured at cost, net of any impairment losses incurred since acquisition.

The Company determines the fair value of its Ethereum on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for Ethereum (Level 1 inputs). The Company performs an analysis each quarter to identify whether events or changes in circumstances, principally decreases in the quoted (unadjusted) prices on the active exchange, indicates that it is more likely than not that any of the assets are impaired. In determining if an impairment has occurred, the Company considers the lowest price of one Ethereum quoted on the active exchange at any time since acquiring the specific Ethereum held by the Company. If the carrying value of an Ethereum exceeds that lowest price, an impairment loss has occurred with respect to that Ethereum in the amount equal to the difference between its carrying value and such lowest price.

Impairment losses are recognized as Digital assets impairment losses in the Company’s statements of operations in the period in which the impairment occurs.

The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains (if any) are not recorded until realized upon sale, at which point they would be presented net of any impairment losses in the Company’s statements of operations. In determining the gain to be recognized upon sale, the Company calculates the difference between the sales price and carrying value of the specific Ethereum sold immediately prior to sale.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

During 2023, the Company acquired 1 additional Ethereum through the sale of vProperty, sold the 363 Ethereum held on February 18, 2023 and recorded a gain of $259,048.

In June 2023, the Company decided to cancel vProperty project due to refocusing on spatial computing. The Company purchased 327 Ethereum to facilitate refunds of the vProperty deposits and refunded 321 Ethereum of the vProperty deposits resulting in a gain on the refund settlements of $58,149. The Company recorded digital asset impairment losses of $3,729 for the year ended December 31, 2023 on the remaining 6 Ethereum held as of December 31, 2023.

During 2024, the Company reversed digital asset impairment losses of $1,895 and recorded an additional gain of $4,064 due to the exchange of Ethereum for another NFT “USDC”. As of December 31, 2024, the Company held approximately $6 and $2,636 of Ethereum and USDC, respectively.

The Company may continue to incur significant digital asset impairment losses in the future.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in the income statement. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets which is 3 to 7 years.

Property and equipment as of December 31, 2024 and 2023 were as follows:

	2024	2023
Equipment	$115,602	$112,118
Furniture and fixture	28,019	34,250
	143,621	146,368
Less: accumulated depreciation	103,532	82,018

Total property and equipment, net	$40,089	$64,350

Depreciation expense of $33,305 and $40,386 was recorded for the years ended December 31, 2024 and 2023, respectively.

Intangible Assets

The Company has capitalized purchase fees related to two domain names. As of December 31, 2024, the Company has capitalized a total of $228,685 in domain names. All domain names capitalized are amortized over the length of 15 years. Amortization expense for the years ended December 31, 2024 and 2023 was $15,246 and $10,961, respectively.

Leases

The Company recognizes and measures its leases in accordance with ASU 2016-02, Leases (Topic 842) (“ASC 842”). In accordance with ASC 842, the Company determines if an arrangement contains a lease at inception. Operating leases are included in operating lease right-of-use (ROU) assets and operating lease liabilities, current and noncurrent, on the balance sheet. Lease liabilities are initially recorded at the present value of the lease payments by discounting the lease payments by the discount rate and then recording accretion over the lease term using the effective interest method.

Operating lease classification results in straight-line expense recognition pattern over the lease term and recognized lease expense as a single expense component, which results in amortization of the ROU asset that equals the difference between straight-line lease expense and the expense recorded to related to the lease liability. Operating lease expense is presented under operating expenses, based on the use of the leased asset, on the statement of operations.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

The operating lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

Impairment of Long-Lived Assets

The management continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the management assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the management recognizes an impairment loss based on the excess of the carrying amount over the fair value of the Company’s long-lived assets. The Company did not have any impairment losses during 2024 and 2023.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in preferred shares.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, digital assets, accounts payable, accrued expenses and convertible notes payable.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

As of December 31, 2024 and 2023, the carrying amounts of the Company’s financial assets and liabilities reported in the balance sheets approximate their fair value.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheets. The deferred offering costs are charged to stockholders’ equity (deficit) upon the completion of an offering or to expense if the offering is not completed. During the year ended December 31, 2023, the Company incurred $150,000 offering costs.

Revenue Recognition

ASC Topic 606, Revenue from Contracts with Customers establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted on January 1, 2019 and retroactively applied to the periods presented.

The Company enters into monthly and yearly subscription plans with the customers to provide immersive virtual reality offices where customers can spawn up to five virtual monitors and can collaborate with others in the same virtual space. The Company recognizes revenue ratably over the term of the agreement, as the Company’s performance obligation is satisfied over time.

During the year ended December 31, 2023, the Company achieved additional milestones for the Meta (Facebook) grant valued at $200,000. These amounts are included in other income on the statements of operations.

Deferred Revenue

Deferred revenue consists of the following as of December 31, 2024 and 2023:

	2024	2023
Subscriptions	$50,168	$38,599
Visor pre-order and visor plus deposits	2,975,545	1,435,986

Total deferred revenue	$3,025,713	$1,474,585

Subscriptions

This pertains to subscription revenue collected but not yet earned for the Immersed virtual reality application annual subscriptions. The Company expects to recognize all deferred revenue for subscriptions in 2025.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Visor Pre-Order Deposits

During 2023, the Company began development of its own work-focused AR/VR headset, Visor, and began taking pre-order deposits in September 2023. Pre-order deposits will be recognized as revenue when orders are ready for fulfillment.

vProperty Deposits

During 2022, the Company created Immersed Virtual Property (“vProperty”) and was paid a total of 377 Ethereum in deposits for vProperty with a total of $747,096 at 2022. This was presented as vProperty deposits under the current liabilities on the balance sheets.

During 2023, the Company was paid 2 Ethereum in deposits for vProperty valued at $2,338. Furthermore, during 2023, the Company decided to cancel that vProperty project due to refocusing on spatial computing. No vProperty was delivered to customers. As customers returned the vProperty deeds, the Company refunded the vProperty deposits to customers in Ethereum. During 2023, the Company refunded deposits in the amount of 328 Ethereum valued at $663,734 as of the date of the deposits. The remaining balance of vProperty deposits as of December 31, 2023 was 51 Ethereum valued at $85,700.

During 2024, the Company refunded deposits in the amount of 6 Ethereum valued at $12,309 as of the date of the deposits. As of December 31, 2024, the remaining Ethereum held by the Company was exchanged for another NFT, “USDC” in the amount of $2,642. See digital assets accounting policy for additional information regarding digital assets.

Cost of Revenues

Cost of revenue primarily includes the direct costs of maintaining the Immersed virtual reality (AR/VR) software application, software subscriptions, hosting, servers and storage costs and supplies. The cost of revenues also includes the direct cost of any merchandise sold.

Marketing and Advertising Expense

Marketing and advertising expenses are expensed as incurred. Marketing and advertising expenses consist of the following for the years ended December 31, 2024 and 2023:

	2024	2023
Sponsored events	$85,579	$76,680
Content production	56,340	11,124
Business conference tickets	-	406
Paid advertisements	-	50

Marketing and advertising expenses	$141,919	$88,260

AR/VR Product Expenses

AR/VR product expenses are expensed as incurred and include expenses related directly to producing the Immersed virtual reality (AR/VR) software application and products accessed within it. Also included are expenses directly related to developing Immersed’s work-focused AR/VR headset, Visor. Within the Immersed virtual reality (AR/VR) software application, there are both paid-use and free-use products.

Stock Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

The Company classifies stock-based compensation expense in its statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. The Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2024 and 2023, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2024 and 2023 consist of outstanding options (Note 4).

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

NOTE 3 – DEBTS

Merchant Cash Advances

During 2024, the Company entered into multiple agreements with the merchant cash advance providers.

In March 2024, the Company received a loan from Ondeck Capital, a financial institution, for a total principal of $150,000. The Company recorded a discount on the loan amounting to $52,500, which is being amortized to interest expense over the terms of the loan. The loan matures in March 2025 and carries an interest rate of 35% per annum.

On March 25, 2024, the Company entered into a short-term agreement with FundFi Merchant Funding totaling $150,000.  Total weekly required payments are $7,821 for the whole term of the loan.  The Company recorded a discount on the loan amounting to $69,000, which is amortized to interest expense over the term of the loan.  The loan was paid in full in October 2024.

On March 26, 2024, the Company entered into a short-term agreement with Superfast Capital totaling $100,000. Total weekly required payments are $3,393 for the whole term of the loan. The Company recorded a discount on the loan amounting to $45,900, which is being amortized to interest expense over the term of the loan. The loan is being repaid at 6% which is being deducted automatically from the Company’s bank account until the total required payments are made.

On June 4, 2024, the Company entered into a short-term agreement with RedStone Advance totaling $125,000.  Total weekly required payments are $3,122 for the whole term of the loan. The loan was repaid in November 2024.

On September 27, 2024, the Company entered into a short-term agreement with FundFi Merchant Funding totaling $150,000. Total weekly required payments are $6,516 for the whole term of the loan. The Company recorded discount on loan amounting to $58,500, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 25% which is being deducted automatically from the Company’s bank account until the total required payments are made.

On October 1, 2024, the Company entered into a short-term agreement with Specialty Capital totaling $150,000. Total weekly required payments are $6,516 for the whole term of the loan. The Company recorded a discount on the loan amounting to $58,500, which is being amortized to interest expense over the term of the loans. The loan is being repaid at a 7% which is being deducted automatically from the Company’s bank account until the total required payments are made.

As of December 31, 2024, the Company has an outstanding balance of $295,350, net of unamortized discount of $78,735. Interest expense from amortization of loan discount for the year ended December 31, 2024 amounted to $205,665.

Loans Payable

During 2024, the Company entered into multiple loan agreements.

In March 2024, the Company received its first loan from Shopify totaling $270,000. The Company recorded a discount on the loan amounting to $35,100, which is being amortized to interest expense over the term of the loan. The loan is being repaid daily at 17% of the Company’s Shopify account’s sales proceeds, which is being deducted automatically until the total required payments are made. The loan is secured by the Company’s balances on its Shopify account.

On May 13, 2024 the Company received its first loan from Stripe Capital, a financial institution, for a total principal of $67,600. The Company recorded a discount on the loan amounting to $7,436, which is being amortized to interest expense over the term of the loan. The loan matures in November 2025 and carries an interest rate of 7.3% per annum. The loan was paid in full in October 2024.

In September 2024, the Company received a second loan from Shopify totaling $75,000. The Company recorded a discount on the loan amounting to $9,750, which is being amortized to interest expense over the term of the loan. The loan repayment will begin after the first loan is paid in full. The loan is secured by the Company’s balances on its Shopify account.

On October 15, 2024 the Company received a loan from Stripe Capital, a financial institution, for a total principal of $88,300. The Company recorded a discount on the loan amounting to $10,684, which is being amortized to interest expense over the term of the loans. The loan matures in April 2026 and carries an interest rate of 8% per annum.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

As of December 31, 2024, the Company has a total outstanding balance of $195,854, net of unamortized discount of $32,087. Interest expense from amortization of loan discount for the year ended December 31, 2024 amounted to $30,883.

Notes Payable – Related Party Liabilities

On July 11, 2024, the Company entered into multiple promissory note agreements with related parties of the company, including the Company’s CEO, for a total principal amount of $420,000. The notes bear interest of 10% per annum with all principal and interest due and payable on the earlier of; (a) July 11, 2025 or, (b) in the events of default, which include voluntary and involuntary proceedings. As of December 31, 2024, the Company has an outstanding principal of $177,000.

Interest expense for the year ended December 31, 2024 on these notes amounted to $20,300, of which $16,917 remained accrued and outstanding at December 31, 2024.

Convertible Notes Payable

In August 2023, the Company issued a series of convertible notes for a total principal of $450,000 with a 20% discount. The notes bear interest of 8% per annum with all principal and interest due and payable on the earlier of: (a) 5 days after the receipt of demand for payment, which demand shall not made prior to August 11, 2025 (the “Maturity Date”) and (b) in the events of default, which includes voluntary and involuntary proceedings.

In May 2024, the Company issued a single convertible note for a total principal of $1,000,000 with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of; a) five days after the receipt of demand for payment, which demand shall not be made prior to May 11, 2027, or b) in the events of default, which includes voluntary and involuntary proceedings.

In July 2024, the Company issued multiple convertible notes for a total principal of $2,149,300, of which $425,000 includes notes with a 10% discount. The note bears an interest of 8% per annum with all principal and interest due and payable on the earlier date of; a) five days after the receipts of demand for payment, which demand shall not be made prior to July 2026, or b) in the events of default, which includes voluntary and involuntary proceedings.

In November 2024, the Company issued a single convertible promissory note for a total principal of $1,000,000 with a 25% discount. The note bears an interest equal to the prime rate plus 5% per annum with all principal and interest due and payable on the earlier date of; a) five days after the receipts of demand for payment, which demand shall not be made prior to November 2027, or b) in the events of default, which includes voluntary and involuntary proceedings.

In case of liquidity event, which means a change of control, private placement equity financing, direct listing, an initial public offering (IPO) or special purpose acquisition companies (SPAC) merger, the outstanding principal and accrued interest will automatically convert into Company’s shares issued in the triggering financing, as applicable. The conversion price per share equal to: (a) (i) in the case of an IPO, the price per share at which conversion shares are sold to the public, (ii) in the case of private placement equity financing, the lowest per share purchase price of the conversion shares issued in such financing and (iii) in the case of other liquidity event, the aggregate fair market value of the Company’s equity interest divided by the number of shares constituting the Company equity interest outstanding immediately prior to such liquidity event; in each case multiplied by (ii) the 75-100% discount rate.

Interest expense for the years ended December 31, 2024 and 2023 on these notes amounted to $167,511 and $14,104, respectively, all of which remained accrued and outstanding at December 31, 2024.

The Company analyzed the notes for beneficial conversion features and concluded that no beneficial conversion feature discount should be recorded until resolution of the contingency of the qualified equity financing. As no notes had been repaid nor converted under the conversion terms, the outstanding principal was $4,599,300 and $450,000 as of December 31, 2024 and 2023, respectively.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

NOTE 4 – STOCKHOLDERS’ EQUITY

Capital Structure

During October 2023, the Company amended and restated its articles of incorporation (the “Amended Articles”). The Amended Articles authorized 8,950,000 shares of preferred stock, designated as Series 1 Preferred Stock, and 33,000,000 shares of common stock, both $0.00001 par value per share.

As of December 31, 2023, the Company had 8,315,265 issued and outstanding shares of preferred stock and 5,800,045 issued and outstanding shares of common stock.

As of December 31, 2024, the Company had 8,315,265 issued and outstanding shares of preferred stock and 5,821,712 issued and outstanding shares of common stock.

Preferred Stock

The holders of Series 1 Preferred Stock are entitled to various protective provisions and preferences, as defined in the certificate of designation of Series 1 Preferred Stock (the “Agreement”). Holders of Series 1 Preferred Stock are entitled to vote on an as-converted basis with holders of Common Stock. The holders of Series 1 Preferred Stock are entitled to a dilution protected dividend preference over holders of Common Stock, as defined in the agreement. The holders of Series 1 Preferred Stock are entitled to a liquidation preference over holders of Common Stock at the original issuance price ($4.11107) per share, providing a total liquidation preference of $34,184,635 as of December 31, 2024 and 2023, or such greater amount as would be payable on an as-converted basis to Common Stock. The Series 1 Preferred Stock are convertible, at the holder’s election, into Common Stock at a dilution protected conversion rate that is currently 1:1.

Common Stock

On January 9, 2017, the founder was granted 4,000,000 shares of common stock which are subject to 4-year vesting period. Vested common stock issued and outstanding as of December 31, 2024 and 2023 were 5,821,712 and 5,800,045, respectively.

During 2023, 554,314 stock options were exercised for $124,982 and converted into 554,314 shares of common stock.

During 2023, the Company undertook an offering of common stock pursuant to a Regulation Crowdfunding offering, raised $3,000,000 and issued 604,546 common stock shares at a price of $4.96.

During 2024, 19,148 stock options were exercised for $15,702 and converted into 19,148 shares of common stock.

During 2024, the Company issued 2,519 common stock shares at a price of $3.70 to the lead investor of its 2023 Wefunder crowd fundraiser.

Stock Options

The Company accounts for stock-based compensation under the provisions of Topic 718, Compensation - Stock Compensation, which requires measurement and recognition of compensation expense for all share-based payment awards made to employees and non-employee officers based on estimated fair values as of the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period. The Company has a stock-based employee compensation plan, the 2017 Stock Option Plan (the “Plan”), for which 1,400,000 shares of common stock were initially reserved for issuance under the Plan to certain employees. Awards granted under the Plan are made in the form of Incentive Stock Options (ISOs). During May 2021, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 1,874,022 to 7,480,000 shares of common stock. During February 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 7,480,000 to 12,000,000 shares of common stock. During November 2022, the Board of Director and stockholders of the Company approved the increase in total shares to be reserved for issuance under the Plan from 12,000,000 to 14,062,398 shares of common stock. 835,563 and 459,539 shares were available for issuance under the Plan as of December 31, 2024 and 2023, respectively.

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

ISOs are granted to certain employees of the Company from time to time. As of December 31, 2024, and 2023, 1,445,730 and 1,794,035 ISOs were issued and outstanding, respectively, under the Plan. Vested ISOs were 1,270,964 and 1,273,540 as of December 31, 2024 and 2023, respectively. During the years ended December 31, 2024 and 2023, 329,513 and 204,842 ISOs were forfeited, respectively.

NQSOs are granted to certain employees of the Company from time to time. As of December 31, 2024 and 2023, 11,195,443 and 11,242,310 NQSOs were issued and outstanding, respectively, under the Plan. Vested NQSOs were 10,820,206 and 10,663,332 as of December 31, 2024 and 2023, respectively. During the years ended December 31, 2024 and 2023, 406,503 and 41,712 NQSOs were forfeited, respectively.

Outside the Plan, prior to 2020, the Company granted 1,318,784 non-qualified stock options (“NQSOs”) with an exercise price of $0.03 per share. During the year ended December 31, 2021, the Company granted 1,297,264 NQSOs with an exercise price of $0.82 per share. NQSOs of 2,616,048 remain outstanding as of December 31, 2024 and 2023, of which 2,616,048 NQSOs were vested as of December 31, 2024 and 2023.

The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. In accordance with ASC 718, as a private company, the Company has elected to use a 0% forfeiture rate in calculating its stock compensation expense.

The Company’s ISOs and NQSOs typically expire ten years after the grant date and vesting occurs immediately or over a period of four years.

A summary of options activities for the years ended December 31, 2024 and 2023 is as follows:

	December 31,		December 31,
	2024		2023
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Balance beginning of period	15,652,393	$0.73	16,394,016	$0.71
Granted	359,992	$3.70	59,245	$0.56
Excercised	(19,148)	$0.82	(554,314)	$0.82
Forfeited	(736,016)	$2.13	(246,554)	$0.82
Outstanding - end of period	15,257,221	$0.74	15,652,393	$0.73

Exercisable at end of period	14,707,218	$0.73	14,552,920	$0.71

Intrinsic value of options outstanding at year-end	$45,320,849		$1,249,840

Weighted average duration (years) to expiration of outstanding options at year-end	6.80		7.99

Weighted average duration (years) to expiration of exercisable options at year-end	6.75		7.60

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes Option Pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants.

The stock option issuances were valued using the following inputs for the years ended December 31, 2024 and 2023:

	2024	2023
Risk free interest rate	0.23%	3.37%
Expected dividend yield	0.00%	0.00%
Expected volatility	33.75%	33.75%
Expected life (years)	7	5
Fair value per stock option	$1.295	$0.199

As of December 31, 2024 and 2023, there were $239,797 and $572,438, respectively, of costs to be recognized over a weighted-average period of approximately 1.70 years and 2.74 years, respectively.

The fair value of stock options issued during the years ended December 31, 2024 and 2023 was $466,190 and $11,790, respectively.

NOTE 5 – INCOME TAXES

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

As of December 31, 2024 and 2023, the Company had net deferred tax assets before valuation allowance of $5,951,989 and $2,992,850, respectively.

The following table presents the deferred tax assets and liabilities by source:

	2024	2023
Net operating loss carryforward	$5,902,589	$2,947,668
Research and development credits	50,100	50,100
Depreciation methods	(700)	(4,918)
Deferred tax assets	5,951,989	2,992,850
Valuation allowance	(5,951,989)	(2,992,850)

Net deferred tax assets	$-	$-

Immersed Inc.

Notes to the Financial Statements

December 31, 2024 and 2023

(Audited)

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2024 and 2023, cumulative losses through December 31, 2024, and no history of generating taxable income. Therefore, valuation allowances of $5,951,989 and $2,992,850 were recorded as of December 31, 2024 and 2023, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 21.0%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. As of December 31, 2024 and 2023, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $28,107,567 and $14,036,515, respectively, which may be carried forward to offset future income.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax position through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2019-2024 tax years remain open to examination.

NOTE 6 – CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. As of December 31, 2024 and 2023, the Company has not reported any lawsuit or known plans of litigation by or against the Company.

NOTE 7 – LEASE COMMITMENTS

In September 2022, the Company entered into a 25-month operating lease agreement for office space, which started in November 2022. The agreement called for a security deposit of $70,000 and monthly payments of $30,527 for the first year, and $31,443 for the remaining 13 months. Additionally, the Company is responsible for $19,148 of the monthly common area maintenance charges. The Company initially recognized an operating lease right-of-use asset and an operating lease liability of $673,673, discounted using the Company's incremental borrowing rate of 5.0% and lease term of 25 months. As of December 31, 2023, the carrying amount of the operating lease right-of-use asset was $337,123, net of accumulated amortization of $367,993 and the carrying amount of operating lease liability was $337,380, net of unamortized interest of $8,493. On November 30, 2024, the lease agreement was fully consummated and was not renewed.

For the years ended December 31, 2024 and 2023, the Company incurred $553,182 and $577,995 of rent expense, respectively.

NOTE 8 – SUBSEQUENT EVENTS

The Company opened a Regulation Crowdfunding (Reg CF) in January 2025 and is actively raising capital through a Reg CF campaign via a convertible note with a $200M valuation cap.

Management has evaluated subsequent events through February 14, 2025, the date the financial statements were available to be issued. Based on this evaluation, no other material events were identified which require adjustment or disclosure in the financial statement.

PART III – EXHIBITS

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation dated May 13, 2021
2.2*	Amendment dated November 19, 2021, to the Amended and Restated Certificate of Incorporation
2.3*	Amendment dated October 24, 2023, to the Amended and Restated Certificate of Incorporation
2.4*	Certificate of Designation of Series 1 Convertible Preferred Stock dated May 13, 2021
2.5*	Amendment dated November 19, 2021 to the Certificate of Designation of Series 1 Preferred Stock
2.6*	Bylaws of Immersed Inc. (former AraJoy, Inc.)
4.1**	Form of Subscription Agreement
6.1+	Agreement with DealMaker Securities LLC (and affiliates), dated October 28, 2025
6.2*	Advisor Agreement between the Immersed Inc. and Lonsdale Enterprises Inc., dated May 18, 2023
6.3*	Form of indemnification agreement for directors and officers
6.4*	2017 Stock Option Plan, as amended on September 30, 2019 and on May 13, 2021
6.5*	Form of Stock Option Agreement
11.1+	Consent of Independent Auditor
12.1**	Opinion of Greenberg Traurig, LLP regarding legality of the securities covered in this Offering

* Previously filed.

** To be filed.

+ Filed herewith.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Offering Statement on Form 1-A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Austin, Texas on this 29th day of October 2025.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

IMMERSED INC.

By: /s/ Renji Bijoy
Name: Renji Bijoy Title: Founder and Chief Executive Officer

S-1